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As filed with the Securities and Exchange Commission on July 22, 2008

Registration No. 333-151829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CardioNet, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	8090	33-0604557
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

227 Washington Street #300
Conshohocken, PA 19428
(610) 729-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Arie Cohen
President and
Chief Executive Officer
CardioNet, Inc.
227 Washington Street #300
Conshohocken, PA 19428
(610) 729-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Marty P. Galvan, CPA Chief Financial Officer CardioNet, Inc. 227 Washington Street#300 Conshohocken, PA 19428 (610) 729-7000	Frederick T. Muto, Esq. Ethan E. Christensen, Esq. Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121-9109 (858) 550-6000	Donald J. Murray, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share(2)	Proposed maximum price aggregate offering	Amount of registration fee(3)

Common Stock, par value $0.001 per share(1)	10,687,403	$29.95	$320,087,720	$12,579

(1)
Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Includes 699,615 shares that the underwriters have the option to purchase to cover over-allotments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based on the average of the high and low sale prices of the common stock on July 18, 2008, as reported on the Nasdaq Global Market.

(3)
Of which $8,878 was previously paid.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information contained in this prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2008

Preliminary Prospectus Supplement
To Preliminary Prospectus dated July 22, 2008

4,664,102 Shares

Common Stock

        The selling stockholders named in this prospectus supplement are offering for resale 4,664,102 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is listed on the Nasdaq Global Market under the symbol "BEAT." On July 21, 2008, the last reported sale price for our common stock was $29.85 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of the accompanying prospectus.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to selling stockholders, before expenses	$	$

        The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 699,615 additional shares of common stock on the same terms and conditions set forth above to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to investors on               , 2008.

Sole Book-Running Manager

Citi

Co-Lead Managers

Banc of America Securities LLC	Leerink Swann

Co-Managers

Cowen and Company	Thomas Weisel Partners LLC

The date of this prospectus supplement is                        , 2008.

        This prospectus supplement is a supplement to the accompanying prospectus that is also part of this Registration Statement. This prospectus supplement pertains to the subset of the shares covered by this Registration Statement that are being offered by the selling stockholders through a firm commitment underwritten offering. All shares registered pursuant to this Registration Statement that are not sold pursuant to this prospectus supplement may be sold pursuant to the accompanying prospectus. In this prospectus supplement we provide you with specific information about the terms of the underwritten offering along with certain related information. You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus with respect to the underwritten offering of the shares covered by this prospectus supplement. Any shares sold by the selling stockholders pursuant to this prospectus supplement shall, subsequent to the offering to which this prospectus supplement relates, reduce the number of shares available for sale by the selling stockholders pursuant to the accompanying prospectus.

        All references in this prospectus to "CardioNet," "the Company," "we," "us" or "our" mean CardioNet, Inc., unless we state otherwise or the context otherwise requires.

        You should rely only on the information contained in this prospectus supplement, together with the accompanying prospectus and any other applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and any other applicable prospectus supplement are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

S-i

 Prospectus Supplement Summary

        This summary highlights what we believe is the most important information about us and this offering. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock. The information in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes included in the accompanying prospectus.

The Company

Overview

        We are the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual's health. We have raised over $250 million of capital and spent seven years developing a proprietary integrated patient monitoring platform that incorporates a wireless data transmission network, internally developed software, FDA-cleared algorithms and medical devices, and a 24-hour digital monitoring service center. Our initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that we market as the CardioNet System.

        We believe that the CardioNet System's continuous, heartbeat-by-heartbeat monitoring is a fundamental advancement in arrhythmia monitoring, with the potential to transform an industry that has historically relied on memory-constrained, intermittent digital or tape recorders, such as event monitors and Holter monitors. Existing technologies have one or more drawbacks including the inability to detect asymptomatic events, which are defined as clinically significant events that the patient cannot feel, algorithms with limited detection capabilities, failure to provide real-time data, memory constraints, frequent inaccurate diagnoses and an inability to monitor patient compliance and interaction. We believe these drawbacks lead to suboptimal diagnostic yields, adversely impacting clinical outcomes and health care costs. In a randomized clinical trial, the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who had previously experienced negative or nondiagnostic Holter monitoring.

        The CardioNet System incorporates a lightweight patient-worn sensor attached to electrodes that capture two-lead electrocardiogram, or ECG, data measuring electrical activity of the heart and communicates wirelessly with a compact, handheld monitor. The monitor analyzes incoming heartbeat-by-heartbeat information from the sensor on a real-time basis by applying proprietary algorithms designed to detect arrhythmias. When the monitor detects an arrhythmic event, it automatically transmits the ECG to the CardioNet Monitoring Center, even in the absence of symptoms noticed by the patient and without patient involvement. At the CardioNet Monitoring Center, which operates 24 hours a day and 7 days per week, experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician. The CardioNet System currently stores 21 days of ECG data, in contrast to 10 minutes for a typical event monitor. The CardioNet System employs two-way wireless communications, enabling continuous transmission of patient data to the CardioNet Monitoring Center and permitting physicians to remotely adjust monitoring parameters and request previous ECG data from the memory stored in the monitor.

        Since our commercial introduction of the CardioNet System in January 2003, physicians have enrolled over 133,000 patients. Through June 30, 2008, we marketed our solution in 48 states. In addition, we have achieved reimbursement levels that we believe reflects the clinical efficacy of the CardioNet System relative to existing technologies. We have secured direct contracts with 181 commercial payors as of June 30, 2008. We estimate that, combined with Medicare, this represents more than 177 million covered lives.

Financial Results for the Three and Six Months ended June 30, 2008

        We recently reported that the our revenues for the second quarter of 2008 increased to $29.3 million compared to $17.4 million in the second quarter of 2007, an increase of $11.9 million, or 68.4%. Our revenues for the six months ended June 30, 2008 increased to $54.8 million compared to $28.5 million in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, Inc., which we acquired in March 2007, revenue in the first half of 2008 increased 68.2% to $54.8 million compared to $32.6 million in the same period last year.

        Gross profit increased to $19.5 million in the second quarter of 2008, or 66.5% of revenues, compared to $11.5 million in the second quarter of 2007, or 65.8% of revenues. The 66.5% gross margin in the second quarter of 2008 also compares favorably to the 62.6% gross margin in the first quarter of 2008. For the first half of 2008, gross profit increased to $35.5 million, or 64.7% of revenues, compared to $18.8 million, or 65.8% of revenues, in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, the 64.7% gross profit in the year to date period compares to 65.0% gross profit in the same period last year, a decrease of 30 basis points due to first quarter performance.

        On a Generally Accepted Accounting Principles, or GAAP, basis, operating income increased to $2.5 million in the second quarter of 2008 compared to an operating loss of $1.0 million in the second quarter of 2007. Excluding $0.6 million of expense related to the integration of PDSHeart and other restructuring efforts, adjusted operating income increased to $3.1 million in the second quarter of 2008, or 10.7% of revenue, compared to an operating loss of $1.0 million in the second quarter of 2007.

        On a GAAP basis, operating income for the first half of 2008 increased to $1.9 million compared to an operating loss of $3.2 million in the comparable period in the prior year. Excluding the impact of $1.9 million of integration, restructuring and other nonrecurring charges, adjusted operating income increased to $3.8 million in the first half of 2008, or 6.9% of revenue, compared to an operating loss of $3.2 million in the first half of 2007.

        On a GAAP basis, net income for the second quarter of 2008 increased to $1.6 million, or $0.07 per diluted share, compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year. Adjusted net income for the second quarter of 2008 increased to $2.0 million, or $0.08 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges, compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year.

        On a GAAP basis, net income for the first half of 2008 increased to $1.3 million, or $0.06 per diluted share, compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the first half of 2007. Adjusted net income for the first half of 2008 increased to $2.4 million, or $0.11 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges, compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the same period last year.

        Net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $1.6 million, or $0.07 per diluted share, for the second quarter of 2008 compared to a net loss of $3.5 million, or a loss of $1.13 per diluted share, for the second quarter of 2007. Net loss available to common shareholders for the six month period ending June 30, 2008 was $1.3 million, or a loss of $0.10 per diluted share, compared to a loss of $7.1 million, or a loss of $2.35 per diluted share, for the same period last year. The mandatorily redeemable convertible preferred stock, which was issued to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with our March 2008 initial public offering.

        The information included above for the three and six months ended June 30, 2007 and 2008 for operating income, net income and earnings per share includes information that has not been prepared in accordance with GAAP. Such non-GAAP financial measures take into account our acquisition of PDSHeart in March 2007 as if it had taken place on January 1, 2007, and certain restructuring, integration and other nonrecurring charges. This non-GAAP information is provided to enhance the reader's overall understanding of our current financial performance and prospects for the future. We believe that these adjustments provide useful comparative data and reflect our business operations in a manner that is consistent with expected future operations. However, potential investors should consider these non-GAAP financial measures only in the context of the GAAP financial measures to which they relate. Please refer to the table on page 9 of the accompanying prospectus for a reconciliation of such non-GAAP financial measures to the directly comparable GAAP measures for the periods shown.

Other Recent Developments

  •
  Publication of Randomized Clinical Trial.    We completed a 300-patient randomized clinical trial finding that the CardioNet System provided a significantly higher diagnostic yield compared to traditional loop event monitoring, including loop event monitoring incorporating a feature designed to automatically detect certain arrhythmias. We are using the clinical evidence from this trial to both drive continued physician adoption of our solution and to attempt to secure contracts with additional commercial payors. Of the 21 targeted commercial payors, representing approximately 95 million covered lives, who had previously required proof of product superiority evidenced by a published randomized clinical trial, we have secured contracts with three such payors, representing over 26 million covered lives, since publication of our trial results in March 2007. Several of the remaining payors have indicated that they do not believe that the data from the clinical trial is sufficient. We continue to work with these and other payors to secure reimbursement contracts.

  •
  Acquisition of PDSHeart, Inc.    In March 2007, we acquired PDSHeart, Inc., a leading cardiac monitoring company that provides event, Holter and pacemaker monitoring services in 48 states. For the year ended December 31, 2006, PDSHeart provided event monitoring services to approximately 76,000 patients, representing approximately 80% of PDSHeart's $20.9 million in revenues for the year ending December 31, 2006. We believe that the acquisition of PDSHeart can have numerous benefits for us, including the opportunity to cross-sell into our respective customer bases and the ability to become a "one stop shop" for arrhythmia monitoring services given our full spectrum of solutions, ranging from our differentiated CardioNet System to event and Holter monitoring. We believe that only approximately 5% of our accounts overlapped with those of PDSHeart at the time of the acquisition, due primarily to our complementary geographic coverage. In 2006, we derived approximately 75% of our revenues from sales of our CardioNet System in the Northeast states, while PDSHeart derived approximately 80% of its revenues in states outside the Northeast. As a result, the acquisition has accelerated our market expansion strategy by providing us with immediate access to a sales force with existing physician relationships capable of marketing our CardioNet System in areas of the country where it had previously not been sold. Our sales force increased from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, largely as a result of the PDSHeart acquisition. On a consolidated basis, for the three months ended March 31, 2008, our revenues were $25.5 million.

 The Offering

Common stock offered by the selling stockholders	4,664,102 shares
Over-allotment option	The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 699,615 additional shares of common stock.
Common stock to be outstanding after this offering	22,985,279 shares
Use of proceeds.	We will not receive any of the proceeds from the sale of common stock by the selling stockholders. See "Use of Proceeds" in the accompanying prospectus.
Symbol on The Nasdaq Global Market	BEAT

        The share amounts listed above are based on 22,985,279 shares outstanding as of March 31, 2008 and include 79,866 unvested shares held by employees. These amounts exclude:

  •
  1,704,804 shares of common stock issuable upon the exercise of outstanding options under our 2003 Equity Incentive Plan as of March 31, 2008 having a weighted average exercise price of $7.58 per share;

  •
  533,063 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan, 142,500 shares of common stock reserved for future issuance under our 2008 Non-Employee Directors' Stock Option Plan and 238,000 shares of common stock reserved for future issuance under our 2008 Employee Stock Purchase Plan; and

  •
  6,250 shares of common stock issuable upon the exercise of an outstanding warrant having an exercise price of $2.94 per share.

 SELLING STOCKHOLDERS

        The selling stockholders named below are offering for resale 4,664,102 shares of our common stock together with an additional 699,615 shares to cover over-allotments, if any. We previously issued these shares to the selling stockholders in various private placements completed prior to our initial public offering. These shares are a subset of the 10,687,403 shares that are being registered for resale pursuant to the registration statement of which this prospectus supplement forms a part and are being sold pursuant to the underwritten public offering described in this prospectus supplement. The remaining 5,323,686 shares may be sold by the selling stockholders from time to time as described in the accompanying prospectus. The following table reflects the beneficial ownership of our capital stock prior to the underwritten offering, the number of shares being sold in the underwritten offering and the beneficial ownership of our capital stock following the underwritten offering, without reference to any shares that may be sold by the selling stockholders by the other means described in the accompanying prospectus.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and is based upon information provided by each respective stockholder identified below, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC. The percentages of shares owned after the offering are based on 23,112,265 shares of our common stock outstanding as of May 15, 2008.

        Unless otherwise indicated below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in the table below does not constitute an admission of beneficial ownership for the person named below.

        Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

        The selling stockholders identified below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, or otherwise, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about such stockholders may change over time.

        The following table sets forth information regarding beneficial ownership of our capital stock outstanding as of May 15, 2008 by each selling stockholder.

				Percentage of shares beneficially owned
	Number of shares beneficially owned before offering	Number of shares beneficially owned after offering	Number of shares to be sold in this offering	Before offering	After offering
Sanderling V Beteilingungs GmbH & Co. KG(1)	52,377	33,552	18,825	*	*
Sanderling V Biomedical Co-Investment Fund, L.P.(1)	218,158	139,748	78,410	*	*
Sanderling V Limited Partnership(1)	58,860	37,705	21,155	*	*
Sanderling Venture Partners V Co-Investment Fund, L.P.(1)	359,763	230,457	129,306	1.6%	1.0%
Sanderling Venture Partners VI Co-Investment Fund, L.P.(1)	317,633	203,470	114,163	1.4%	*
Sanderling Ventures Management V(1)	5,859	3,753	2,106	*	*

Sanderling Ventures Management VI(1)	3,344	2,142	1,202	*	*
Sanderling VI Beteilingungs GmbH & Co. KG(1)	6,153	3,941	2,212	*	*
Sanderling VI Limited Partnership(1)	7,290	4,670	2,620	*	*
Sanderling [Feri Trust] Venture Partners IV, L.P.(1)	58,289	37,339	20,950	*	*
Sanderling IV Limited Partnership(1)	204,962	131,295	73,667	*	*
Sanderling Ventures Management IV(1)	62,182	39,833	22,349	*	*
Sanderling Venture Partners IV, L.P.(1)	525,373	336,544	188,829	2.3%	1.5%
Sanderling Venture Partners IV Co-Investment Fund, L.P.(1)	163,798	104,926	58,872	*	*
Sanderling IV Biomedical, L.P.(1)	204,524	131,014	73,510	*	*
Sanderling IV Biomedical Co-Investment Fund, L.P.(1)	327,630	209,874	117,756	1.4%	*

Total Sanderling funds	2,576,195	1,650,263	925,932	11.1%	7.1%
H&Q Healthcare Investors(2)	867,434	560,698	306,736	3.8%	2.4%
H&Q Life Sciences Investors(2)	579,380	374,504	204,876	2.5%	1.6%

Total H&Q funds	1,446,814	935,202	511,612	6.3%	4.0%
James M. Sweeney(3)	1,279,845	831,899	447,946	5.5%	3.6%
SOLA LTD(4)	1,005,000	603,000	402,000	4.3%	2.6%
BioFrontier Global Investment Partnership(5)	1,004,975	653,234	351,741	4.3%	2.8%
Inglewood Ventures, L.P.(6)	779,853	584,890	194,963	3.4%	2.5%
Ore Hill Hub Fund Ltd.	668,842	401,305	267,537	2.9%	1.7%
Foundation Medical Partners L.P.(7)	627,597	404,380	223,217	2.7%	1.7%
KBC Convertibles MAC 28 Ltd.(8)	133,768	80,261	53,507	*	*
Rhythm Fund, Ltd.(8)	107,014	64,208	42,806	*	*
KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC(8)	294,290	176,574	117,716	1.3%	*

Total KBC funds	535,072	321,043	214,029	2.3%	1.4%
Credit Suisse Securities (USA) LLC(9)	468,189	280,913	187,276	2.0%	1.2%
Distant Ventures Limited Partnership(10)	350,000	227,500	122,500	1.5%	1.0%
UBS AG London Branch(11)	334,421	200,653	133,768	1.4%	*
Basso Fund Ltd.(12)	20,065	12,039	8,026	*	*
Basso Holdings Ltd.(13)	244,127	146,476	97,651	1.1%	*

Basso Multi-Strategy Holding Fund Ltd.(14)	70,228	42,137	28,091	*	*

Total Basso funds	334,420	200,652	133,768	1.4%	*
IDEO Product Development, Inc.(15)	306,122	198,979	107,143	1.3%	*
Suttonbrook Capital Portfolio, L.P.(16)	267,536	160,522	107,014	1.2%	*
DRW Securities LLC(17)	234,094	140,456	93,638	1.0%	*
Penncrest Trust dated December 3, 1996(18)	217,182	141,168	76,014	*	*
Linden Capital L.P.(19)	167,210	100,326	66,884	*	*
Peter J. Callahan Revocable Trust dated 2/28/02	97,383	58,430	38,953	*	*
Arthur Marks	85,034	55,272	29,762	*	*
Terrence P. Ah Sing	78,620	58,965	19,655	*	*
Timothy Mills	25,000	16,250	8,750	*	*

*
Less than 1%.

(1)
Fred Middleton, one of our directors, and Robert G. McNeil share voting and investment power with respect to the shares held by the Sanderling IV entities. Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the shares held by the Sanderling V entities. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the shares held by the Sanderling VI entities. Each of Messrs. Middleton, McNeil, Mills and Wollaeger disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)
Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Life Sciences Investors and H&Q Healthcare Investors, each a Massachusetts business trust (together, the "H&Q Funds"). Daniel R. Omstead, Ph.D. is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting and investment power with respect to the shares held by the H&Q Funds. Dr. Omstead disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)
Includes shares of capital stock held by the James M. Sweeney Trust established May 24, 1999, of which James M. Sweeney is trustee. Includes a fully vested option to purchase 50,000 shares of capital stock. Of these 1,229,845 shares, 2,604 were subject to repurchase as of July 14, 2008.

(4)
Solus Alternative Asset Management LP is the Investment Advisor to SOLA LTD. and has voting and investment power with respect to the shares held by SOLA LTD.

(5)
Yoshihiro Ohtaki, the President and General Partner of BioFrontier Global Investment Partnership, has voting and investment power with respect to the shares held by BioFrontier Global Investment Partnership. Mr. Ohtaki disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)
Morton Ingle, the General Partner of Inglewood Ventures, L.P., has voting and investment power with respect to the shares held by Inglewood Ventures, L.P. Mr. Ingle disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)
Harry Rein, the General Partner of Foundation Medical Partners L.P., is one of our directors.

(8)
Carlo Georg, a Managing Director of KBC Alternative Investment Management, the Investment Manager of KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC and Rhythm Fund, Ltd., has voting and investment power with respect to the shares held by KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC and Rhythm Fund, Ltd. Mr. Georg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC and Rhythm Fund, Ltd. have indicated that they are affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC or Rhythm Fund, Ltd. of the shares offered hereby.

(9)
Doug Teresko, a Director of Credit Suisse Securities (USA) LLC, has voting and investment power with respect to the shares held by Credit Suisse Securities (USA) LLC. Mr. Teresko disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Credit Suisse Securities (USA) LLC has indicated that it is a Financial Industry Regulatory Authority, or FINRA member. However, Credit Suisse Securities (USA) LLC has indicated that it purchased the shares offered hereby in the ordinary course of business and has no arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(10)
Karl A. Kail, IV and Laura Kail, each a Manager of Amcrest LLC, the General Partner of Distant Ventures Limited Partnership, have voting and investment power with respect to the shares held by Distant Ventures Limited Partnership. Each of Mr. and Mrs. Kail disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(11)
Chris Coward, the Executive Director of UBS AG London Branch, has voting and investment power with respect to the shares held by UBS AG London Branch. Mr. Coward disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. UBS AG London Branch has indicated that it is affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by UBS AG London Branch of the shares offered hereby.

(12)
Basso Capital Management, L.P. is the Investment Manager to Basso Fund Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Fund Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)
Basso Capital Management, L.P. is the Investment Manager to Basso Holdings Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Holdings Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Multi-Strategy Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)
David Strong, Chief Operating Officer and Chief Financial Officer of IDEO Product Development, Inc., has voting and investment power with respect to the shares held by IDEO

  Product Development, Inc. Mr. Strong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)
John London and Steven M. Weinstein, each a Principal of Suttonbrook Capital Management LP, the Investment Manager of Suttonbrook Capital Portfolio, L.P., have voting and investment power with respect to the shares held by Suttonbrook Capital Portfolio, L.P. Each of Messrs. London and Weinstein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(17)
Donald Wilson, Jr., a Manager of DRW Securities LLC, and Ilan Huberman, an employee of DRW Securities LLC, have voting and investment power with respect to the shares held by DRW Securities LLC. Each of Messrs. Wilson and Huberman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(18)
Karl A. Kail, IV and Laura Kail, co-Trustees of the Penncrest Trust dated December 3, 1996, have voting and investment power with respect to the shares held by the Penncrest Trust dated December 3, 1996. Each of Mr. and Mrs. Kail disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(19)
Siu Min Wong, the Managing Member of Linden GP LLC, the General Partner of Linden Capital L.P., has voting and investment power with respect to the shares held by Linden Capital L.P. Mr. Siu Min Wong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

        Each of the selling stockholders has granted to the underwriters an option to purchase from such selling stockholder an additional 15% of the shares to be sold by such selling stockholder as set forth in the table above to cover over-allotments, if any, incurred in connection with the offering. If these options are exercised, the additional shares will be purchased by the underwriters pro rata from the several selling stockholders, and such selling stockholders' number and percentage shares of common stock owned after the offering will proportionately decline.

 UNDERWRITING

        Citigroup Global Markets Inc. is acting as sole bookrunning manager of the offering, and, together with Banc of America Securites LLC, Leerink Swann LLC, Cowen and Company, LLC and Thomas Weisel Partners LLC, is acting as a representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Banc of America Securities LLC
Leerink Swann LLC
Cowen and Company, LLC
Thomas Weisel Partners LLC

Total	4,664,102

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $        per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 699,615 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We and our officers, our directors directly affiliated with any of the selling stockholders and the selling stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. These restrictions are subject to certain exceptions, including the (i) issuance and sale of our common stock, and options exercisable for common stock, pursuant to, and the filing of a registration statement relating to, any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company currently in effect and (ii) issuance of our common stock upon the conversion of securities or other rights described in this prospectus supplement and the accompanying prospectus or the exercise of warrants currently outstanding, as well as the exceptions described in "Shares Eligible for Future Sale—Lock-up Agreements" in the accompanying prospectus. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The 90 day lock-up period will be extended if we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the lock-up period or, prior to the expiration of this period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period; in each such case the restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Citigroup Global Markets Inc. waives, in writing, such extension.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

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  the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        If you purchase shares of common stock offered by this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

        Our common stock is listed on the Nasdaq Global Market under the symbol "BEAT."

        The following table shows the underwriting discounts and commissions that the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

Paid by selling stockholders
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The selling stockholders will pay the underwriting discounts and commissions on a pro rata basis, based on the number of shares of common stock being sold by each selling stockholder in this offering.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We have agreed to indemnify the selling stockholders in this offering against certain liabilities that they may incur in connection with the sale of their shares in this offering. We have also agreed to pay the fees and disbursements incurred by one special counsel, DLA Piper, on behalf of the selling stockholders who have engaged DLA Piper in connection with the sale of their shares in this offering.

        In connection with the offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Citigroup Global Markets Inc. has performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the

United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor the accompanying prospectus nor any other offering material relating to the common stock described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor the accompanying prospectus nor any other offering material relating to the common stock has been or will be

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France or

  •
  used in connection with any offer for subscription or sale of the common stock to the public in France.

        Such offers, sales and distributions will be made in France only

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

The common stock may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Cooley Godward Kronish LLP, San Diego, California. Dewey & LeBoeuf LLP, New York, New York, is counsel for the underwriters in connection with this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus supplement is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (www.sec.gov). You may also request a copy of these filings at no cost by writing or telephoning us at 227 Washington Street #300, Conshohocken, Pennsylvania 19428, (610)729-7000.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2008

Prospectus

9,987,788 Shares

Common Stock

        We are registering shares of our common stock, par value $0.001 per share, for resale by the selling stockholders identified in this prospectus. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

        For a description of the plan of distribution of the resale shares, see "Plan of Distribution" beginning on page 116 of this prospectus.

        Our common stock is listed on the Nasdaq Global Market under the symbol "BEAT." On July 21, 2008, the last reported sale price for our common stock was $29.85 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008.

        All references in this prospectus to "CardioNet," "the Company," "we," "us" or "our" mean CardioNet, Inc., unless we state otherwise or the context otherwise requires.

        You should rely only on the information contained in this prospectus, together with any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus and any applicable prospectus supplement are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

i

 Prospectus Summary

        This summary highlights what we believe is the most important information about us and the shares of common stock offered hereby. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock. The information in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes included in this prospectus.

The Company

Overview

        We are the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual's health. We have raised over $250 million of capital and spent seven years developing a proprietary integrated patient monitoring platform that incorporates a wireless data transmission network, internally developed software, FDA-cleared algorithms and medical devices, and a 24-hour digital monitoring service center. Our initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that we market as the CardioNet System.

        We believe that the CardioNet System's continuous, heartbeat-by-heartbeat monitoring is a fundamental advancement in arrhythmia monitoring, with the potential to transform an industry that has historically relied on memory-constrained, intermittent digital or tape recorders, such as event monitors and Holter monitors. Existing technologies have one or more drawbacks including the inability to detect asymptomatic events, which are defined as clinically significant events that the patient cannot feel, algorithms with limited detection capabilities, failure to provide real-time data, memory constraints, frequent inaccurate diagnoses and an inability to monitor patient compliance and interaction. We believe these drawbacks lead to suboptimal diagnostic yields, adversely impacting clinical outcomes and health care costs. In a randomized clinical trial, the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who had previously experienced negative or nondiagnostic Holter monitoring.

        The CardioNet System incorporates a lightweight patient-worn sensor attached to electrodes that capture two-lead electrocardiogram, or ECG, data measuring electrical activity of the heart and communicates wirelessly with a compact, handheld monitor. The monitor analyzes incoming heartbeat-by-heartbeat information from the sensor on a real-time basis by applying proprietary algorithms designed to detect arrhythmias. When the monitor detects an arrhythmic event, it automatically transmits the ECG to the CardioNet Monitoring Center, even in the absence of symptoms noticed by the patient and without patient involvement. At the CardioNet Monitoring Center, which operates 24 hours a day and 7 days per week, experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician. The CardioNet System currently stores 21 days of ECG data, in contrast to 10 minutes for a typical event monitor. The CardioNet System employs two-way wireless communications, enabling continuous transmission of patient data to the CardioNet Monitoring Center and permitting physicians to remotely adjust monitoring parameters and request previous ECG data from the memory stored in the monitor.

        Since our commercial introduction of the CardioNet System in January 2003, physicians have enrolled over 133,000 patients. Through March 31, 2008, we marketed our solution in 48 states. In addition, we have achieved reimbursement levels that we believe reflects the clinical efficacy of the CardioNet System relative to existing technologies. We have secured direct contracts with 181 commercial payors as of June 30, 2008. We estimate that, combined with Medicare, this represents more than 177 million covered lives.

Financial Results for the Three and Six Months ended June 30, 2008

        We recently reported that our revenues for the second quarter of 2008 increased to $29.3 million compared to $17.4 million in the second quarter of 2007, an increase of $11.9 million, or 68.4%. Our revenues for the six months ended June 30, 2008 increased to $54.8 million compared to $28.5 million in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, Inc., which we acquired in March 2007, revenue in the first half of 2008 increased 68.2% to $54.8 million compared to $32.6 million in the same period last year.

        Gross profit increased to $19.5 million in the second quarter of 2008, or 66.5% of revenues, compared to $11.5 million in the second quarter of 2007, or 65.8% of revenues. The 66.5% gross margin in the second quarter of 2008 also compares favorably to the 62.6% gross margin in the first quarter of 2008. For the first half of 2008, gross profit increased to $35.5 million, or 64.7% of revenues, compared to $18.8 million, or 65.8% of revenues, in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, the 64.7% gross profit in the year to date period compares to 65.0% gross profit in the same period last year, a decrease of 30 basis points due to first quarter performance.

        On a Generally Accepted Accounting Principles, or GAAP, basis, operating income increased to $2.5 million in the second quarter of 2008 compared to an operating loss of $1.0 million in the second quarter of 2007. Excluding $0.6 million of expense related to the integration of PDSHeart and other restructuring efforts, adjusted operating income increased to $3.1 million in the second quarter of 2008, or 10.7% of revenue, compared to an operating loss of $1.0 million in the second quarter of 2007.

        On a GAAP basis, operating income for the first half of 2008 increased to $1.9 million compared to an operating loss of $3.2 million in the comparable period in the prior year. Excluding the impact of $1.9 million of integration, restructuring and other nonrecurring charges, adjusted operating income increased to $3.8 million in the first half of 2008, or 6.9% of revenue, compared to an operating loss of $3.2 million in the first half of 2007.

        On a GAAP basis, net income for the second quarter of 2008 increased to $1.6 million, or $0.07 per diluted share, compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year. Adjusted net income for the second quarter of 2008 increased to $2.0 million, or $0.08 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges, compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year.

        On a GAAP basis, net income for the first half of 2008 increased to $1.3 million, or $0.06 per diluted share, compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the first half of 2007. Adjusted net income for the first half of 2008 increased to $2.4 million, or $0.11 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges, compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the same period last year.

        Net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $1.6 million, or $0.07 per diluted share, for the second quarter of 2008 compared to a net loss of $3.5 million, or a loss of $1.13 per diluted share, for the second quarter of 2007. Net loss available to common shareholders for the six month period ending June 30, 2008 was $1.3 million, or a loss of $0.10 per diluted share, compared to a loss of $7.1 million, or a loss of $2.35 per diluted share, for the same period last year. The mandatorily redeemable convertible preferred stock, which was issued to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with our March 2008 initial public offering.

        The information included above for the three and six months ended June 30, 2007 and 2008 for operating income, net income and earnings per share includes information that has not been prepared in accordance with GAAP. Such non-GAAP financial measures take into account our acquisition of

PDSHeart in March 2007 as if it had taken place on January 1, 2007, and certain restructuring, integration and other nonrecurring charges. This non-GAAP information is provided to enhance the reader's overall understanding of our current financial performance and prospects for the future. We believe that these adjustments provide useful comparative data and reflect our business operations in a manner that is consistent with expected future operations. However, potential investors should consider these non-GAAP financial measures only in the context of the GAAP financial measures to which they relate. Please refer to the table on page 9 of this prospectus for a reconciliation of such non-GAAP financial measures to the directly comparable GAAP measures for the periods shown.

Other Recent Developments

  •
  Publication of Randomized Clinical Trial.    We completed a 300-patient randomized clinical trial finding that the CardioNet System provided a significantly higher diagnostic yield compared to traditional loop event monitoring, including loop event monitoring incorporating a feature designed to automatically detect certain arrhythmias. We are using the clinical evidence from this trial to both drive continued physician adoption of our solution and to attempt to secure contracts with additional commercial payors. Of the 21 targeted commercial payors, representing approximately 95 million covered lives, who had previously required proof of product superiority evidenced by a published randomized clinical trial, we have secured contracts with three such payors, representing over 26 million covered lives, since publication of our trial results in March 2007. Several of the remaining payors have indicated that they do not believe that the data from the clinical trial is sufficient. We continue to work with these and other payors to secure reimbursement contracts.

  •
  Acquisition of PDSHeart, Inc.    In March 2007, we acquired PDSHeart, Inc., a leading cardiac monitoring company that provides event, Holter and pacemaker monitoring services in 48 states. For the year ended December 31, 2006, PDSHeart provided event monitoring services to approximately 76,000 patients, representing approximately 80% of PDSHeart's $20.9 million in revenues for the year ending December 31, 2006. We believe that the acquisition of PDSHeart can have numerous benefits for us, including the opportunity to cross-sell into our respective customer bases and the ability to become a "one stop shop" for arrhythmia monitoring services given our full spectrum of solutions, ranging from our differentiated CardioNet System to event and Holter monitoring. We believe that only approximately 5% of our accounts overlapped with those of PDSHeart at the time of the acquisition, due primarily to our complementary geographic coverage. In 2006, we derived approximately 75% of our revenues from sales of our CardioNet System in the Northeast states, while PDSHeart derived approximately 80% of its revenues in states outside the Northeast. As a result, the acquisition has accelerated our market expansion strategy by providing us with immediate access to a sales force with existing physician relationships capable of marketing our CardioNet System in areas of the country where it had previously not been sold. Our sales force increased from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, largely as a result of the PDSHeart acquisition. On a consolidated basis, for the three months ended March 31, 2008, our revenues were $25.5 million.

Industry Overview

        An arrhythmia is categorized as a temporary or sustained abnormal heart rhythm that is caused by a disturbance in the electrical signals in the chambers of the heart. Proper transmission of electrical signals through the heart is necessary to ensure effective heart function. There are two main categories of arrhythmia: tachycardia, meaning too fast a heartbeat, and bradycardia, meaning too slow a heartbeat.

        Arrhythmias affect more than 4 million people in the United States. According to the American Heart Association, arrhythmias result in more than 780,000 hospitalizations and contribute to approximately 480,000 deaths per year.

        The ability to diagnose or rule out an arrhythmia as a symptom of a cardiac condition is important both to treat those patients with serious cardiovascular diseases as well as to identify those patients that may not require further medical attention. Arrhythmias may be diagnosed either in a physician's office or other health care facility or remotely by monitoring a patient's heart rhythm. Typically, physicians will initially administer a resting ECG that monitors the electrical impulses in a patient's heart. If a physician determines that a patient needs to be monitored for a longer period of time to produce a diagnosis, the physician will typically prescribe an ambulatory cardiac monitoring device, such as a Holter monitor or an event monitor.

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  Holter Monitors.    A Holter monitor is an ambulatory cardiac monitoring device, first used in 1961, that is generally worn by a patient for a one or, in rare instances, two day period in order to record continuous ECG data. After the one or two day period, the magnetic or digital storage, or other medium containing the data recorded by this device, is delivered by hand, mail or internet for processing and analysis by the physician or a third party service provider. Despite the advent of newer technologies, Holter monitoring continues to be used today for patients whose suspected arrhythmia is believed to occur many times during the course of a day, in which case a Holter is often effective or adequate. However, for a patient that has an unpredictable or intermittent arrhythmia, a Holter may not provide clinically useful information due to the insufficient duration of the monitoring period. In addition, as a result of the typical one to three day reporting delay and the lack of real-time physician notification, patients may not receive timely diagnosis of their condition. Any artifact, or noise, in the data will not be discovered until the test is analyzed. A 2005 Frost & Sullivan study reported that Holters have been found to be effective in diagnosing cardiac arrhythmias only 10% of the time.

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  Event Monitors.    An event monitor records several minutes of ECG activity at a time and then begins overwriting the memory, a process referred to as memory loop recording. When a patient feels the symptoms of an event, he or she pushes a button to activate the recording, which typically freezes 45 seconds of ECG data before symptom onset and records 15 seconds live following the symptom. Event monitors have limited memory, usually less than 10 minutes, and can generally store data concerning between one and six cardiac events. The patient must transmit event data to the monitoring center, typically by phone, and then erase the memory. To the extent that the patient does not call in and transmit data concerning an event, the device will become unable to store future event data once the device's event storage is full.

    Event monitors offer certain advantages over Holters given that they are worn over a period of up to 30 days, instead of the one or two day Holter period. However, event monitors have significant shortcomings. Manual-trigger loop event monitors capture only cardiac events associated with symptoms detectable by the patient and not asymptomatic cardiac events. In our experience, only 15% to 20% of clinically significant cardiac events are symptomatic, meaning that the patient can feel them as they occur. Other drawbacks of manual-trigger loop event monitors include the limited data storage, the lack of trend data, and poor patient compliance relating to the requirement that the patient must both trigger and transmit events.

    A newer version of event monitoring devices was introduced in 1999 called auto-detect loop event monitors, which incorporate basic algorithms that look at fast, slow or irregular heart rates and in some cases, pauses, to automatically detect certain asymptomatic arrhythmias. The primary drawback of auto-detect loop event monitors is that they require the patient to call in to transmit data to physicians. The latest development in event monitoring is referred to as auto-detect/auto-send loop event monitors, which have the ability to send captured event data to a monitoring center via cell phone. The drawbacks of auto-detect/auto-send loop event monitors are that they suffer from limited data storage and, to our knowledge, utilize algorithms that were not subject to the same level of FDA scrutiny prior to marketing as the CardioNet System.

        Despite major advances in cardiology with new therapeutic drugs, such as beta blockers and statins, and new therapeutic devices and procedures over the last several decades, there have been few advances in ambulatory monitoring. We believe that there is a significant opportunity for new arrhythmia monitoring solutions that exploit the convergence of wireless, low power microelectronic and software technologies to address the shortcomings of traditional Holter and event monitors. We believe these shortcomings often lead to suboptimal diagnostic yields, adversely impacting clinical outcomes and health care costs.

CardioNet Solution

        We have developed an ambulatory, continuous and real-time arrhythmia monitoring solution that we believe represents a significant advancement over event and Holter monitoring. The CardioNet System incorporates a patient-worn sensor attached to electrodes that capture two-lead ECG data and communicates wirelessly with a compact monitor that analyzes incoming information by applying proprietary algorithms designed to detect arrhythmias and eliminate data noise. When the monitor detects an arrhythmic event, it automatically transmits the ECG data to the CardioNet Monitoring Center, where experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician. The CardioNet System, on average, is worn by the patient for a period of approximately 14 days.

        The CardioNet System results in a high diagnostic yield of clinically significant arrhythmias, allowing for real-time detection and analysis as well as timely intervention and treatment by the physician. In a randomized 300-patient clinical study, the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who have previously experienced negative or nondiagnostic Holter monitoring or 24 hours of telemetry.

        We believe that the CardioNet System offers the following advantages to physicians, payors and patients:

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  Real-time, continuous data.    The CardioNet System initiates real-time analysis and automatic transmission as events occur, which allows physicians to receive urgent notifications in a timely manner. The CardioNet System currently stores 21 days of ECG data, considerably more than the typical 10 minutes of memory of event monitors. In addition, the CardioNet System works without patient interaction, automatically detecting and transmitting asymptomatic events.

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  Reflects real-life cardiac activity.    Patients using the CardioNet System can continue normal activities, including activities that may trigger an arrhythmia, with a minimum of data artifacts or "noise." Patients experiencing a symptom record details of their symptom and activity data on the touch-screen of the CardioNet System monitor, which allows physicians to correlate the information to the underlying ECG data.

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  Two-way wireless capabilities for transmission, remote programming and data retrieval.    The CardioNet System allows two-way wireless communications, compared to most event monitors which only support one-way transmissions. With the CardioNet System, physicians can adjust device parameters remotely, "check in" on the patient and request ECG data from the previous 21 days of ECG data. Our monitors currently in development will also allow for voice capabilities in addition to the text messaging capabilities of our current monitor.

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  Potential reduction in health care costs.    We have demonstrated increased diagnostic yield as compared to event monitoring, which we believe may reduce "time to diagnosis" and reduce health care costs resulting from repeated emergency room and physician visits, additional diagnostic testing, prolonged hospitalization for the sole purpose of arrhythmia monitoring and unnecessary hospitalizations for drug initiation and titration, as well as expenditures resulting from stroke and other serious cardiovascular complications.

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  Tailored and customized to physician's needs.    The prescribing physician selects patient-specific monitoring thresholds and response parameters. The physician selects the events to be monitored and the level and timing of response by the CardioNet Monitoring Center—from routine daily reporting to urgent "stat" reports. Physicians can review the data by fax or internet, depending on their preferences.

Our Business Strategy

        Our goal is to maintain our position as the leading provider of ambulatory, continuous and real-time outpatient monitoring services by establishing our proprietary integrated technology and service offering as the standard of care for multiple health care markets. The key elements of the business strategy by which we intend to achieve these goals include:

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  Continue to Educate the Market on the Higher Diagnostic Yield of Our Differentiated Arrhythmia Monitoring Solution.    We intend to continue to educate cardiologists and electrophysiologists on the benefits of using the CardioNet System to meet their arrhythmia monitoring needs, stressing the increased diagnostic yield and their ability to use the clinically significant data to make timely interventions and guide more effective treatments.

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  Capitalize on Clinical Trial Results to Enhance Payor Relationships.    We have achieved reimbursement for our advanced monitoring solution at levels that we believe reflect its clinical efficacy relative to existing technologies. Our efforts have resulted in contracts with 181 commercial payors as of June 30, 2008. We estimate that, combined with Medicare, this represents more than 177 million covered lives. We intend to continue to use the clinical evidence from our 300-patient randomized clinical trial to secure contracts with 18 targeted commercial payors, representing approximately 67 million covered lives, which had previously required proof of product superiority evidenced by a published randomized clinical trial.

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  Position CardioNet as "One Stop Shop" for Arrhythmia Monitoring.    Through our acquisition of PDSHeart, we are able to offer to physicians both the CardioNet System and event and Holter monitoring services. We believe that certain cardiologists and electrophysiologists prefer to use a single source of arrhythmia monitoring solutions with a full spectrum of those solutions.

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  Leverage Expanded Sales Footprint to Enhance Market Penetration.    With the acquisition of PDSHeart, we now provide services to patients in 48 states. Our sales force increased from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, largely as a result of the PSDHeart acquisition, and we intend to continue to add sales capacity. The acquisition accelerated our market expansion strategy by providing us with immediate access to a sales force with existing physician relationships capable of marketing our CardioNet System in areas of the country where it had previously not been marketed or sold.

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  Leverage Monitoring Platform to New Market Opportunities.    We believe that the CardioNet System is a platform that can be leveraged for applications in multiple markets. While our initial focus has been on arrhythmia diagnosis and monitoring, we intend to expand into new market areas such as cardiac monitoring for clinical trials, including QT prolongation and arrhythmia trials, and comprehensive disease management for congestive heart failure, diabetes and other diseases that require outpatient or ambulatory monitoring and management. We believe that our technology could also be used to create "instant telemetry beds" in hospitals, particularly in rural hospitals, step-down units or skilled nursing facilities to help cope with acute nursing shortages by reducing the number of nurses needed to oversee ECG monitoring and reduce capital equipment costs.

Corporate Information

        We were originally incorporated in the State of California in March 1994. We reincorporated in the State of Delaware on February 22, 2008. Our principal executive offices are located at 227 Washington Street #300, Conshohocken, Pennsylvania 19428, and our telephone number is (610) 729-7000. Our website address is www.cardionet.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Summary Consolidated Financial Information

        The following summary consolidated financial data should be read together with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other more detailed financial information appearing elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2005, 2006 and 2007 are derived from our audited financial statements, which are included elsewhere in this prospectus. The summary consolidated financial data for the three months ended March 31, 2007 and 2008 and at March 31, 2008 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus.

        The summary unaudited pro forma consolidated statements of operations data for the year ended December 31, 2007 are based on the historical statements of operations of CardioNet, Inc. and PDSHeart, Inc., giving effect to our acquisition of PDSHeart as if the acquisition had occurred on January 1, 2007. The summary unaudited pro forma consolidated statement of operations data is based on the estimates and assumptions set forth in the notes to the unaudited pro forma consolidated statements of operations, which are included elsewhere in this prospectus. These estimates and assumptions are preliminary and subject to change, and have been made solely for the purposes of developing such pro forma information. The summary unaudited pro forma consolidated statement of operations data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods.

        We have prepared the summary unaudited consolidated financial data set forth below on the same basis as our audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The pro forma basic net loss per share data are unaudited and give effect to the conversion into common stock of all outstanding shares of our preferred stock for the periods indicated. The interim results set forth below are not necessarily indicative of results for future periods.

	Actual			Pro Forma	Actual
					Three months ended March 31,
	Year ended December 31,
(in thousands, except share and per share data)
	2005	2006	2007	2007	2007	2008
				(unaudited)	(unaudited)
Statement of Operations Data:
Revenues:
Patient revenues	$29,467	$33,019	$72,357	$76,412	$10,957	$25,248
Other revenues	1,471	904	635	649	143	215

Total revenues	30,938	33,923	72,992	77,061	11,100	25,463
Cost of revenues	16,963	12,701	25,526	27,172	3,790	9,519

Gross profit	13,975	21,222	47,466	49,889	7,310	15,944
Operating expenses:
Research and development	3,361	3,631	3,782	3,782	990	1,141
General and administrative	13,853	15,631	27,474	28,700	5,201	9,066
Sales and marketing	6,456	6,448	15,968	17,030	3,320	5,115
Integration, restructuring and other nonrecurring charges	—	—	—	—	—	1,306

Total expenses	23,670	25,710	47,224	49,512	9,511	16,628

Income (loss) from operations	(9,695)	(4,488)	242	377	(2,201)	(684)
Other income (expense):
Interest income	97	114	1,622	1,627	223	178
Interest expense	(1,865)	(3,271)	(2,222)	(2,264)	(1,176)	(66)

Total other income (expense)	(1,768)	(3,157)	(600)	(637)	(953)	112
Loss before benefit from income taxes	(11,463)	(7,645)	(358)	(260)	(3,154)	(572)
Income tax expense (benefit)	—	—	—	—	—	232

Net income (loss)	$(11,463)	$(7,645)	$(358)	$(260)	$(3,154)	$(340)
Dividends on and accretion of mandatorily convertible preferred stock	—	—	(8,346)	(8,346)	(482)	(2,597)
Net loss applicable to common shares	$(11,463)	$(7,645)	$(8,704)	$(8,606)	$(3,636)	$(2,937)

Basic and diluted net loss per share(1):
Historical	$(4.04)	$(2.63)	$(2.89)	$(2.86)	$(1.22)	$(0.63)
Pro Forma				$(0.51)
Shares used to compile basic and diluted net loss per share(1)
Historical	2,837,772	2,908,360	3,011,699	3,011,699	2,993,061	4,694,561
Pro Forma				16,839,493

(1)
Please see Note 1 to our consolidated financial statements for an explanation of the method used, the historical and pro forma net (loss) income per share and the number of shares used in computation of the per share amounts.

As of March 31, 2008
(in thousands)
Consolidated Summary Balance Sheet Data (unaudited):
Cash and cash equivalents	$61,973
Working capital	71,958
Total assets	154,766
Total debt	2,872
Total shareholders' equity	135,351

        In accordance with regulations of the Securities and Exchange Commission, the tables set forth below reconcile certain financial measures used under the heading "Prospectus Summary—Financial Results for the Three and Six Months ended June 30, 2008" in this prospectus and "Prospectus Supplement Summary—Financial Results for the Three and Six Months ended June 30, 2008" in the related prospectus supplement dated July 22, 2008 that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

(in thousands except per share data)	Six Months Ended June 30, 2007
(unaudited)
Total Revenue—GAAP	$28,519
PDSHeart Revenue prior to acquisition—January 1 to March 7, 2007	4,069

Adjusted Revenue	$32,588

Total Gross Profit—GAAP	$18,776
PDSHeart Gross Profit prior to acquisition—January 1 to March 7, 2007	2,423

Adjusted Gross Profit	$21,199

Adjusted Gross Profit %	65.0%

	Three Months Ended
(in thousands except per share data)	June 30, 2008	June 30, 2007
	(unaudited)
Operating Income (Loss)—GAAP	$2,537	$(1,010)
Integration, Restructuring and Other Nonrecurring Charges (a)	610	—

Adjusted Operating Income (Loss)	$3,147	$(1,010)

Net Income (Loss) available to common shareholders—GAAP	$1,632	$(3,466)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,362

Net Income (Loss)—GAAP	$1,632	$(1,104)
Integration, Restructuring and Other Nonrecurring Charges (net of income taxes of $255) (a)	355	—

Adjusted Net Income (Loss)	$1,987	$(1,104)

Diluted Earnings (Loss) per Share—GAAP	$0.07	$(1.13)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration, Restructuring and Other Nonrecurring Charges per Share (a)	0.01	0.77

Adjusted Diluted Earnings (Loss) per Share	$0.08	$(0.36)

(a)
In the second quarter of 2008, we incurred $0.6 million of integration and restructuring charges.

	Six Months Ended
(in thousands except per share data)	June 30, 2008	June 30, 2007
	(unaudited)
Operating Income (Loss)—GAAP	$1,853	$(3,211)
Integration, Restructuring and Other Nonrecurring Charges(a)	1,916	—

Adjusted Operating Income (Loss)	$3,769	$(3,211)

Net Income (Loss) available to common shareholders—GAAP	$(1,305)	$(7,103)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	2,597	2,844

Net Income (Loss)—GAAP	$1,292	$(4,258)
Integration, Restructuring and Other Nonrecurring Charges (net of income taxes of $808) (a)	1,109	—

Adjusted Net Income (Loss)	$2,401	$(4,258)

Diluted Earnings (Loss) per Share—GAAP	$(0.10)	$(2.35)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration, Restructuring and Other Nonrecurring Charges per Share (a)	0.21	0.94

Adjusted Diluted Earnings (Loss) per Share	$0.11	$(1.41)

(a)
For the six month period ending June 30, 2008, we incurred $0.9 million of integration and restructuring expense and $1.0 million of expense related to the resolution of litigation.

RISK FACTORS

        Before you decide to invest in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks comes to fruition, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our business and industry

We have a history of net losses.

        We have incurred net losses from our inception through March 31, 2008, including net losses of $0.3 million for the quarter ended March 31, 2008 and $0.4 million for the year ended December 31, 2007. As of March 31, 2008, we had total stockholders' deficit of approximately $82.1 million. We expect our operating expenses to increase as we, among other things:

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  expand our sales and marketing activities;

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  invest in designing, manufacturing and building our inventory of future generations of the CardioNet System;

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  hire additional personnel;

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  invest in infrastructure; and

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  incur the additional expenses associated with being a public company.

        With increasing expenses, we will need to continue to substantially increase our revenues to be profitable in the future.

Our business is dependent upon physicians prescribing our services; if we fail to obtain those prescriptions, our revenues could fail to grow and could decrease.

        The success of our business is dependent upon physicians prescribing our services for patients and cross-selling the respective CardioNet and PDSHeart customer bases. Our success in obtaining prescriptions and cross-selling will be directly influenced by a number of factors, including:

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  the ability of the physicians with whom we work to obtain sufficient reimbursement and be paid in a timely manner for the professional services they provide in connection with the use of our arrhythmia monitoring solutions, particularly the CardioNet System;

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  our ability to educate physicians regarding, and convince them of, the benefits of the CardioNet System over existing treatment methods such as Holter monitors and event monitors; and

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  the perceived clinical efficacy of the CardioNet System.

        If we are unable to educate physicians regarding the benefits of the CardioNet System, obtain sufficient prescriptions and cross-sell our respective customer bases, revenues from the provision of our arrhythmia monitoring solutions could fail to grow and could decrease.

We and the physicians with whom we work are dependent upon reimbursement for the fees associated with our services; the absence or inadequacy of reimbursement would cause our revenues to fail to grow or decrease.

        We receive reimbursement for our services from commercial payors and from Medicare Part B carriers where the services are performed on behalf of the Centers for Medicare and Medicaid Services, or CMS. The Medicare Part B carriers in each state change from time to time, which may result in changes to our reimbursement rates, increased administrative burden and reimbursement delays.

        In addition, our prescribing physicians receive reimbursement for professional interpretation of the information provided by our products and services from commercial payors or Medicare carriers within the state where they practice. The efficacy, safety, performance and cost-effectiveness of our products and services, on a stand-alone basis and relative to competing services, will determine the availability and level of reimbursement we and our prescribing physicians receive. Our ability to successfully contract with payors is critical to our business because physicians and their patients will select arrhythmia monitoring solutions other than ours in the event that payors refuse to adequately reimburse our technical fees and physicians' professional fees.

        Many commercial payors refuse to enter into contracts to reimburse the fees associated with medical devices or services that such payors determine to be "experimental and investigational". Commercial payors typically label medical devices or services as "experimental and investigational" until such devices or services have demonstrated product superiority evidenced by a randomized clinical trial. We completed a clinical trial in which the CardioNet System provided higher diagnostic yield than traditional loop event monitoring. Prior to our clinical trial, the CardioNet System was labeled "experimental and investigational" by 21 targeted commercial payors, representing approximately 95 million covered lives. Subsequent to our trial, three commercial payors, representing over 26 million covered lives, removed the designation of the CardioNet System as "experimental and investigational". Several of the remaining payors, however, have informed us that they do not believe the data from this trial justifies the removal of this designation. Other commercial payors may also find the data from our clinical trial not compelling. Additional commercial payors may also label the CardioNet System as "experimental and investigational" and, as a result, refuse to reimburse the technical and professional fees associated with the CardioNet System.

        Administration of the claims process for the many commercial payors is complex. As a result we sometimes bill payors for services for which we have no reimbursement contract. These payors may require that we return any funds that they pay in respect of these claims.

        If commercial payors or Medicare decide not to reimburse our services or the related services provided by physicians, or the rates of such reimbursement change, or if we fail to properly administer claims, our revenues could fail to grow and could decrease.

Reimbursement by Medicare is highly regulated and subject to change; our failure to comply with applicable regulations, could decrease our revenues and may subject us to penalties or have an adverse impact on our business.

        We receive approximately 33% of our revenues as reimbursement from Medicare. The Medicare program is administered by Centers for Medicare & Medicaid Services, or CMS, which imposes extensive and detailed requirements on medical services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims, how we operate our monitoring facilities and how and where we provide our arrhythmia monitoring solutions. Our failure to comply with applicable Medicare rules could result in discontinuing our reimbursement under the Medicare payment program, our being required to return funds already paid to us, civil monetary penalties, criminal penalties and/or exclusion from the Medicare program.

        In addition, reimbursement from Medicare is subject to statutory and regulatory changes, local and national coverage decisions, rate adjustments and administrative rulings, all of which could materially affect the range of services covered or the reimbursement rates paid by Medicare for use of our arrhythmia monitoring solutions. For example, CMS adopted a new payment policy in January 2007 that reduced the rate of reimbursement for a number of services reimbursed by Medicare. Although this modification to Medicare's reimbursement rates did not affect the amount paid by Medicare for reimbursement of the fees associated with the CardioNet System, it resulted in the reduction of reimbursement rates for event services by 3% to 8%, depending on the type of service, and Holter services by 8% as compared to the corresponding rates in effect in 2006. Based on current proposed Medicare rates for 2008 through 2010, we expect that reimbursement for event and Holter services will continue to decline at an annual rate similar to 2007. In addition, we cannot predict whether future modifications to Medicare's reimbursement policies could reduce or eliminate the amounts we receive from Medicare for the solutions we provide. In addition, Medicare's reimbursement rates can affect the rate that commercial payors are willing to pay for our products and services. Consequently, any future elimination, limitation or reduction in the reimbursement rates provided by Medicare for our arrhythmia monitoring solutions could result in a reduction in the rates we receive from commercial payors.

Reimbursement for the CardioNet System by Medicare and other commercial payors is complicated by the lack of a specific Current Procedural Terminology, or CPT, code, which may result in lower prescription rates or varying reimbursement rates.

        When we bill Medicare and certain other commercial payors for the service we provide in connection with the CardioNet System, we submit the bill using the nonspecific billing, or CPT, code "93799". Unlike dedicated CPT codes approved by the American Medical Association, or AMA, and CMS, claims using non-specific codes may require semi-automated or manual processing, as well as additional review by payors. The claims processing requirements associated with a nonspecific code can make our services less attractive to physicians because added time and effort is often required in order to receive payment for their services. Furthermore, the Medicare reimbursement rate for non-specific codes is determined by local Medicare carriers. As a result, the reimbursement rates relating to our CardioNet System are subject to change without notice.

        A request to the AMA for a specific CPT code that describes our CardioNet System has been made. The request was discussed and voted upon by the CPT Editorial Panel at its public October 2007 meeting. The results of the vote are confidential. We have been informally advised that the CPT Editorial Panel voted in favor of the request. However, the results of the vote are subject to change until such results are published in the fall of 2008. If the request is officially approved by the AMA CPT Editorial Panel, the specific CPT code would be published in the fall of 2008 and would be available for use in 2009. However, we cannot guarantee that we will receive a specific CPT code for the CardioNet System in that timeframe, or ever. Moreover, if we do receive a CPT code, the reimbursement rate associated with that code, which would be subject to change on an annual basis through a public notice and comment process, may be lower than our current reimbursement rates.

A reduction in sales of our services or a loss of one or more of our key commercial payors would adversely affect our business and operating results.

        A small number of commercial payors represent a significant percentage of our revenues. In the quarter ended March 31, 2008, our top 10 commercial payors by revenues accounted for approximately 27.8% of our total revenues. At the end of the first quarter of 2008, we added a commercial payor that represents a material portion of our current revenues, so our top-ten payor concentration will have increased since then. Our agreements with these commercial payors typically allow either party to the contract to terminate the contract by providing between 60 and 120 days prior written notice to the other party at any time following the end of the initial term of the contract. Our commercial payors may elect to terminate or not to renew their contracts with us for any reason and, in some instances can unilaterally change the reimbursement rates they pay. In the event any of our key commercial payors terminate their agreements with us, elect not to renew their agreements with us or elect not to enter into new agreements with us upon expiration of their agreements with us on terms as favorable as our current agreements, our business, operating results and prospects would be adversely affected.

Consolidation of commercial payors could result in payors eliminating coverage of our CardioNet System or reduced reimbursement rates for our CardioNet System.

        The commercial payor industry is undergoing significant consolidation. When payors combine their operations, the combined company may elect to reimburse our CardioNet System at the lowest rate paid by any of the participants in the consolidation. If one of the payors participating in the consolidation does not reimburse for the CardioNet System at all, the combined company may elect not to reimburse for the CardioNet System. Our reimbursement rates tend to be lower for larger payors. As a result, as payors consolidate, our average reimbursement rate may decline.

Our acquisition of PDSHeart, as well as any other companies or technologies we may acquire in the future, could prove difficult to integrate and may disrupt our business and harm our operating results and prospects.

        Our acquisition of PDSHeart involves numerous risks, including the risk that we will not take advantage of the cross-selling opportunities brought about by the acquisition. In addition, our acquisition of PDSHeart, as well as acquisitions in which we may engage in the future, involve risks associated with our assumption of the liabilities of an acquired company, which may be liabilities that we were or are unaware of at the time of the acquisition, potential write-offs of acquired assets and potential loss of the acquired company's key employees or customers.

        We may encounter difficulties in successfully integrating our operations, technologies, services and personnel with that of the acquired company, and our financial and management resources may be diverted from our existing operations. For example, following our acquisition of PDSHeart we have offices in Pennsylvania, California, Florida, Georgia and Minnesota. Our offices in multiple states create a strain on our ability to effectively manage our operations and key personnel. If we elect to consolidate our facilities we may lose key personnel unwilling to relocate to the consolidated facility, may have difficulty hiring appropriate personnel at the consolidated facility and may have difficulty providing continuity of service through the consolidation.

        Physician and patient satisfaction or performance problems with an acquired business, technology, service or device could also have a material adverse effect on our reputation. Additionally, potential disputes with the seller of an acquired business or its employees, suppliers or customers and amortization expenses related to goodwill and other intangible assets could adversely affect our business, operating results and financial condition.

        We may not be able to realize the anticipated benefits of the PDSHeart acquisition or any other acquisition we may pursue or to profitably deploy acquired assets. If we fail to properly evaluate and execute acquisitions, our business may be disrupted and our operating results and prospects may be harmed.

If we are unable to manage our expected growth, our revenues and operating results may be adversely affected.

        Our business plans call for rapid expansion of our sales and marketing operations and growth of our research and development, product development and administrative operations. We had a sales force of 81 account executives at June 30, 2008. We expect this expansion will place a significant strain on our management and operational and financial resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth. To manage our growth we will be required to improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage our growing employee base. If we are unable to manage our growth effectively, revenue growth may not be realized or may not be sustainable, may not result in improved operating results or earnings, and our business, financial condition and results of operations could be harmed.

Our business is dependent upon having sufficient monitors and sensors. If we do not have enough monitors or sensors or experience delays in manufacturing, we may be unable to fill prescriptions in a timely manner, physicians may elect not to prescribe the CardioNet System, and our revenues and growth prospects could be harmed.

        When a physician prescribes the CardioNet System to a patient, our customer service department begins the patient hook-up process, which includes procuring a monitor and sensors from our distribution department and sending them to the patient. While our goal is to provide each patient with a monitor and sensors in a timely manner, we have experienced and may in the future experience delays due to the availability of monitors, primarily when converting to a new generation of monitor or, more recently, in connection with the increase in prescriptions following our acquisition of PDSHeart.

        We may also experience shortages of monitors or sensors due to manufacturing difficulties. Multiple suppliers provide the components used in the CardioNet System, but our facilities in San Diego, California are registered and approved by the United States Food and Drug Administration, or FDA, as the ultimate manufacturer of the CardioNet System. Our manufacturing operations could be disrupted by fire, earthquake or other natural disaster, a work stoppage or other labor-related disruption, failure in supply or other logistical channels, electrical outages or other reasons. If there was a disruption to our facilities in San Diego, we would be unable to manufacture the CardioNet System until we have restored and re-qualified our manufacturing capability or developed alternative manufacturing facilities.

        Our success in obtaining future prescriptions from physicians is dependent upon our ability to promptly deliver monitors and sensors to our patients, and a failure in this regard would have an adverse effect on our revenues and growth prospects.

Interruptions or delays in telecommunications systems or in the data services provided to us by QUALCOMM or the loss of our wireless or data services could impair the delivery of our CardioNet System services.

        The success of the CardioNet System is dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing and communication capabilities. The monitors we use in connection with the CardioNet System rely on a third party wireless carrier to transmit data over its data network during times that the monitor is removed from its base. All data sent by our monitors via this wireless data network or via landline is routed directly to QUALCOMM data centers and subsequently routed to our monitoring center. We are dependent upon these third parties to provide data transmission and data hosting services to us. We do not have an agreement directly with this third party wireless carrier. Although we do have an agreement with QUALCOMM that has a termination date in September 2012, QUALCOMM may terminate its agreement with us if certain conditions occur, including if QUALCOMM's agreement with the third party wireless carrier terminates, in the event we fail to maintain an agreed-upon number of active cardiac monitoring devices on the QUALCOMM network or in the event that we begin to utilize the services of a provider of monitoring and communication services other than QUALCOMM. We have no control over the status of the agreement between QUALCOMM and the wireless carrier. If we fail to maintain our relationships with QUALCOMM or if we lose wireless carrier services, we would be forced to seek alternative providers of data transmission and data hosting services, which might not be available on commercially reasonable terms or at all.

        As we expand our commercial activities, an increased burden will be placed upon our data processing systems and the equipment upon which they rely. Interruptions of our data networks or the data networks of QUALCOMM for any extended length of time, loss of stored data or other computer problems could have a material adverse effect on our business, financial condition and results of operations. Frequent or persistent interruptions in our arrhythmia monitoring services could cause permanent harm to our reputation and could cause current or potential users of the CardioNet System or prescribing physicians to believe that our systems are unreliable, leading them to switch to our competitors. Such interruptions could result in liability, claims and litigation against us for damages or injuries resulting from the disruption in service.

        Our systems are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, break-ins, sabotage, and acts of vandalism. Despite any precautions that we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in these services. We do not carry business interruption insurance to protect against losses that may result from interruptions in service as a result of system failures. Moreover, the communications and information technology industries are subject to rapid and significant changes, and our ability to operate and compete is dependent in significant part on our ability to update and enhance the communication technologies used in our systems and services.

The market for arrhythmia monitoring solutions is highly competitive. If our competitors are able to develop or market monitoring solutions that are more effective, or gain greater acceptance in the marketplace, than any solutions we develop, our commercial opportunities will be reduced or eliminated.

        The market for arrhythmia monitoring solutions is evolving rapidly and becoming increasingly competitive. Our industry is highly fragmented and characterized by a small number of large providers and a large number of smaller regional service providers. These third parties compete with us in marketing to payors and prescribing physicians, recruiting and retaining qualified personnel, acquiring technology and developing solutions complementary to our programs. In addition, as companies with substantially greater resources than ours enter our market, we will face increased competition. If our competitors are better able to develop and patent arrhythmia monitoring solutions than us, or develop more effective and/or less expensive arrhythmia monitoring solutions that render our solutions obsolete or non-competitive or deploy larger or more effective marketing and sales resources than ours, our business will be harmed and our commercial opportunities will be reduced or eliminated.

If we need to raise additional funding in the future, we may be unable to raise such capital when needed, or at all, and the terms of such capital may be adverse to our stockholders.

        We believe that the net proceeds from our initial public offering, together with our existing cash and cash equivalent balances, will be sufficient to meet our anticipated cash requirements for the foreseeable future. However, our future funding requirements will depend on many factors, including:

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  the costs associated with manufacturing and building our inventory of our next generation C3 monitor;

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  the costs of hiring additional personnel and investing in infrastructure to support future growth;

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  the reimbursement rates associated with our products and services;

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  actions taken by the FDA, CMS and other regulatory authorities affecting the CardioNet System and competitive products;

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  our ability to secure contracts with additional commercial payors providing for the reimbursement of our services;

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  the emergence of competing technologies and products and other adverse market developments;

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  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights or defending against claims of infringement by others; and

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  the costs of investing in additional lines of business outside of arrhythmia monitoring solutions.

        If we need to, or choose to, raise additional capital in the future, such capital may not be available on reasonable terms, or at all. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and financial ratios that may restrict our ability to operate our business.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we or our suppliers fail to achieve or maintain regulatory approval of these manufacturing facilities, our growth could be limited and our business could be harmed.

        We currently manufacture the monitors and sensors for the CardioNet System in San Diego, California. Monitors used in the provision of services by PDSHeart are purchased from several third parties. In order to maintain compliance with FDA and other regulatory requirements, our manufacturing facilities must be periodically re-evaluated and qualified under a quality system to ensure they meet production and quality standards. Suppliers of components of and products used to manufacture the CardioNet System and the manufacturers of the monitors used in the provision of services by PDSHeart must also comply with FDA and foreign regulatory requirements, which often require significant resources and subject us and our suppliers to potential regulatory inspections and stoppages. We or our suppliers may not satisfy these requirements. If we or our suppliers do not maintain regulatory approval for our manufacturing operations, our business would be harmed.

Our dependence on a limited number of suppliers may prevent us from delivering our devices on a timely basis.

        We currently rely on a limited number of suppliers of components for the CardioNet System. If these suppliers became unable to provide components in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply. Qualifying suppliers is a lengthy process. Delays or interruptions in the supply of our requirements could limit or stop our ability to provide sufficient quantities of devices on a timely basis, meet demand for our services, which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to medical liability or product liability claims which may not be covered by insurance and which would adversely affect our business and results of operations.

        The design, manufacture and marketing of services of the types we provide entail an inherent risk of product liability claims. Any such claims against us may require us to incur significant defense costs, irrespective of whether such claims have merit. In addition, we provide information to health care providers and payors upon which determinations affecting medical care are made, and claims may be made against us resulting from adverse medical consequences to patients resulting from the information we provide. In addition, we may become subject to liability in the event that the monitors and sensors we use fail to correctly record or transfer patient information or if we provide incorrect information to patients or health care providers using our services. We have also agreed to indemnify QUALCOMM for any claims resulting from the provision of our services. If we incur one or more significant claims against us, if we are required to indemnify QUALCOMM as a result of the provision of our services, or if we are required to undertake remedial actions in response to any such claims, such claims or actions would adversely affect our business and results of operations.

        Our liability insurance is subject to deductibles and coverage limitations. In addition, our current insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverages may not be adequate to protect us against any future claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against any claims against us, we will be exposed to significant liabilities, which may harm our business.

If we do not obtain and maintain adequate protection for our intellectual property, the value of our technology and devices may be adversely affected.

        Our business and competitive positions are dependent in part upon our ability to protect our proprietary technology. To protect our proprietary rights, we rely on a combination of trademark, copyright, patent, trade secret and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with other third parties. We attempt to protect our intellectual property position by filing trademark applications and U.S., foreign and international patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business.

        As of July 21, 2008, we had 14 issued U.S. patents, eight foreign patents and 41 pending U.S., foreign and international patent applications relating to various aspects of the CardioNet System. As of July 21, 2008, we also had 10 trademark registrations and one pending trademark application in the United States for a variety of word marks and slogans. We do not believe that any single patent, trademark or other intellectual property right of ours, or combination of our intellectual property rights, is likely to prevent others from competing with us using a similar business model. There are many issued patents and patent applications held by others in our industry and the electronics field. Our competitors may independently develop technologies that are substantially similar or superior to our technologies, or design around our patents or other intellectual property to avoid infringement. In addition, we may not apply for a patent relating to products or processes that are patentable, we may fail to receive any patent for which we apply or have applied, and any patent owned by us or issued to us could be circumvented, challenged, invalidated, or held to be unenforceable, or rights granted thereunder may not adequately protect our technology or provide a competitive advantage to us. For example, with respect to one of our U.S. patents, we have a corresponding foreign patent, the claims of which were amended substantially more so than in the United States, to overcome art that was of record in the U.S. patent. If a third-party challenges the validity of any patents or proprietary rights of ours, we may become involved in intellectual property disputes and litigation that would be costly and time-consuming.

        Although third parties may infringe our patents and other intellectual property rights, we may not be aware of any such infringement, or we may be aware of potential infringement but elect not to seek to prevent such infringement or pursue any claim of infringement, and the third party may continue its potentially infringing activities. For example, we believe that LifeWatch Corp. may be infringing our intellectual property rights. Any decision whether or not to take further action in response to potential infringement of our patent or other intellectual property rights may be based on any one or more of a variety of factors, such as the potential costs and benefits of taking such action, and business and legal issues and circumstances. Litigation of claims of infringement of a patent or other intellectual property rights may be costly and time-consuming and divert the attention of key company personnel, and may not be successful or result in any significant recovery of compensation for any infringement or enjoining of any infringing activity. Litigation or licensing discussions may also involve or lead to counterclaims that could be brought by a potential infringer to challenge the validity or enforceability of our patents and other intellectual property.

        To protect our trade secrets and other proprietary information, we generally require our employees, consultants, contractors and outside collaborators to enter into written nondisclosure agreements. These agreements, however, may not provide adequate protection to prevent any unauthorized use, misappropriation or disclosure of our trade secrets, know-how or other proprietary information. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. Also, others may independently develop the same or substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

Our ability to market our services may be impaired by the intellectual property rights of third parties.

        Our success is dependent in part upon our ability to avoid infringing the patents or proprietary rights of others. Our industry and the electronics field are characterized by a large number of patents, patent filings and frequent litigation based on allegations of patent infringement. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to devices, services or processes that we compete with or are similar to ours. We may not be aware of all of the patents or patent applications potentially adverse to our interests that may have been or may later be issued to or filed by others. U.S. patent applications may be kept confidential while pending in the Patent and Trademark Office. If other companies have or obtain patents relating to our products or services, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could impair or foreclose our ability to make, use, market or sell our products and services.

        Based on the litigious nature of our industry and the electronics field and the fact that we may pose a competitive threat to some companies who own or control various patents, it is always possible that one or more third parties may assert a patent infringement claim seeking damages and to enjoin the manufacture, use, sale and marketing of our products and services. If a third-party asserts that we have infringed its patent or proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly and time-consuming and could impair or foreclose our ability to make, use, market or sell our products and services. For example, a competitor initiated a patent infringement lawsuit against us in November 2004, which we defended and ultimately settled in March 2006. Other lawsuits may have already been filed against us without our knowledge. LifeWatch Corp. has asserted or made statements suggesting that it believes we are infringing its intellectual property rights. Additionally, we have received and expect to continue to receive notices from other third parties suggesting or asserting that we are infringing their patents and inviting us to license such patents. We do not believe, however, that we are infringing LifeWatch's or any other party's patents or that a license to any such patents is necessary. Should litigation over such patents arise, which could occur if, for example, a third party files a lawsuit alleging infringement of such patents or if we file a lawsuit challenging such patents as being invalid or unenforceable, we intend to vigorously defend against any allegation of infringement. If we are found to infringe the patent or intellectual property rights of others, we may be required to pay damages, stop the infringing activity or obtain licenses or rights to the patents or other intellectual property in order to use, manufacture, market or sell our products and services. Any required license may not be available to us on acceptable terms or at all. If we succeed in obtaining such licenses, payments under such licenses would reduce any earnings from our products. In addition, licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology as that which may be licensed to us. If we fail to obtain a required license or are unable to alter the design of our product candidates to make a license unnecessary, we may be unable to manufacture, use, market or sell our products and services, which could significantly affect our ability to achieve, sustain or grow our commercial business. Moreover, regardless of the outcome, patent litigation against or by us could significantly disrupt our business, divert our management's attention and consume our financial resources. We cannot predict if or when any third party will file suit for patent or other intellectual property infringement.

We are highly dependent on our President and Chief Executive Officer, Chief Financial Officer and other key employees, and if we are not able to retain them or to recruit and retain additional qualified personnel, our business may suffer.

        We are highly dependent upon our President and Chief Executive Officer, Chief Financial Officer and other key employees. The loss of their services could have a material adverse effect on our business, financial condition and results of operations. The employment of our executive officers and key employees with us is "at will", and each employee can terminate his or her relationship with us at any time.

        We will need to hire additional senior executives and qualified scientific, commercial, regulatory, sales, quality assurance and control and administrative personnel as we continue to expand our commercial activities. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel among companies that provide arrhythmia monitoring solutions. We have offices in Pennsylvania, California, Florida, Georgia and Minnesota. Competition for personnel with arrhythmia monitoring experience in each of those areas is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, or if we lose current employees, we may be unable to continue our business operations.

Our business operations could be significantly disrupted if we fail to properly integrate our management team.

        Our Chief Executive Officer, Executive Chairman and Chief Financial Officer recently joined CardioNet and are being integrated into our management team. Each of these officers will have significant responsibility for our operations and success, but have only limited experience with our business. If they do not smoothly and rapidly develop knowledge of our business and integrate with our existing management, our business operations could be significantly disrupted.

If we fail to obtain and maintain necessary FDA clearances, our business would be harmed.

        The monitors and sensors that we manufacture and sell as part of the CardioNet System are classified as medical devices and are subject to extensive regulation by the FDA. Further, we maintain establishment registration with the FDA as a distributor of medical devices. FDA regulations govern manufacturing, labeling, promotion, distribution, importing, exporting, shipping and sale of these devices.

        The CardioNet System, including our C3 monitor, and our arrhythmia detection algorithms have "510(k) clearance" status from the FDA. Modifications to the CardioNet System or our algorithms that could significantly affect safety or effectiveness, or that could constitute a significant change in intended use, would require a new clearance from the FDA. If in the future we make changes to the CardioNet System or our algorithms, the FDA could determine that such modifications require new FDA clearance, and we may not be able to obtain such FDA clearances in a timely fashion or at all.

        We are subject to continuing regulation by the FDA, including quality regulations applicable to the manufacture of the CardioNet System and various reporting regulations and regulations that govern the promotion and advertising of medical devices. The FDA could find that we have failed to comply with one of these requirements, which could result in a wide variety of enforcement actions, ranging from a warning letter to one or more severe sanctions, including the following:

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  fines, injunctions and civil penalties;

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  recall or seizure of the CardioNet System;

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  operating restrictions, partial suspension or total shutdown of production;

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  refusal to grant 510(k) clearance of new components or algorithms;

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  withdrawing 510(k) clearance already granted to one or more of our existing components or algorithms; and

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  criminal prosecution.

        Any of these enforcement actions could be costly and significantly harm our business, financial condition and results of operations.

Enforcement of federal and state laws regarding privacy and security of patient information may adversely affect our business, financial condition or operations.

        The use and disclosure of certain health care information by health care providers and their business associates have come under increasing public scrutiny. Recent federal standards under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, establish rules concerning how individually-identifiable health information may be used, disclosed and protected. Historically, state law has governed confidentiality issues, and HIPAA preserves these laws to the extent they are more protective of a patient's privacy or provide the patient with more access to his or her health information. As a result of the implementation of the HIPAA regulations, many states are considering revisions to their existing laws and regulations that may or may not be more stringent or burdensome than the federal HIPAA provisions. We must operate our business in a manner that complies with all applicable laws, both federal and state, and that does not jeopardize the ability of our customers to comply with all applicable laws. We believe that our operations are consistent with these legal standards. Nevertheless, these laws and regulations present risks for health care providers and their business associates that provide services to patients in multiple states. Because these laws and regulations are recent, and few have been interpreted by government regulators or courts, our interpretations of these laws and regulations may be incorrect. If a challenge to our activities is successful, it could have an adverse effect on our operations, may require us to forego relationships with customers in certain states and may restrict the territory available to us to expand our business. In addition, even if our interpretations of HIPAA and other federal and state laws and regulations are correct, we could be held liable for unauthorized uses or disclosures of patient information as a result of inadequate systems and controls to protect this information or as a result of the theft of information by unauthorized computer programmers who penetrate our network security. Enforcement of these laws against us could have a material adverse effect on our business, financial condition and results of operations.

We may be subject, directly or indirectly, to federal and state health care fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

        Our operations may be directly or indirectly affected by various broad state and federal health care fraud and abuse laws, including the Federal Healthcare Programs' Anti-Kickback Statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual for an item or service, or the ordering, furnishing or arranging for an item or service, for which payment may be made under federal health care programs, such as the Medicare and Medicaid programs. For some of our services, we directly bill physicians for our services, who in turn bill payors. Although we believe such payments to be proper and in compliance with laws and regulations, we may be subject to claims that we are in violation of these laws and regulations. If our past or present operations are found to be in violation of these laws, we or our officers may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation. If enforcement action were to occur, our business and results of operations could be adversely affected.

The operation of our call centers and monitoring facilities is subject to rules and regulations governing Independent Diagnostic Testing Facilities and state licensure requirements; failure to comply with these rules could prevent us from receiving reimbursement from Medicare and some commercial payors.

        We have call centers and monitoring facilities in Pennsylvania, Georgia, Florida, and Minnesota that analyze the data obtained from arrhythmia monitors and report the results to physicians. In order for us to receive reimbursement from Medicare and some commercial payors, we must have a call center certified as an Independent Diagnostic Testing Facility, or IDTF. Certification as an IDTF

requires that we follow strict regulations governing how the center operates, such as requirements regarding the experience and certifications of the technicians who review data transmitted from our monitors. These rules and regulations vary from location to location and are subject to change. If they change, we may have to change the operating procedures at our monitoring facilities and call centers, which could increase our costs significantly. If we fail to obtain and maintain IDTF certification, our services may no longer be reimbursed by Medicare and some commercial payors, which could have a material adverse impact on our business.

        In order to maintain the IDTF certification of our call centers we are also required to comply with certain state requirements. The state of Florida has advised us that we must obtain a license to operate our call center in that state. If we fail to obtain a license, we would be required to cease the operations of our Florida call center, we may be subject to fines and penalties, and we may be required to refund amounts previously received in connection with our operation of the Florida call center during the period that we did not have a license. We have applied for and expect to receive the license, but there can be no assurance that the license will be received. If we fail to obtain and maintain a license to operate our call center in Florida or to comply with any other state requirements to which we are subject, our business and results of operations could be adversely impacted.

We may be subject to federal and state false claims laws which impose substantial penalties.

        Many of the physicians and patients who use our services file claims for reimbursement with government programs such as Medicare and Medicaid. As a result, we may be subject to the federal False Claims Act if we knowingly "cause" the filing of false claims. Violations may result in substantial civil penalties, including treble damages. The federal False Claims Act also contains "whistleblower" or "qui tam" provisions that allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the government. In recent years, the number of suits brought in the medical industry by private individuals has increased dramatically. Various states have enacted laws modeled after the federal False Claims Act, including "qui tam" provisions, and some of these laws apply to claims filed with commercial insurers.

        We are unable to predict whether we could be subject to actions under the federal False Claims Act, or the impact of such actions. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the False Claims Act, could significantly affect our financial performance.

Changes in the regulatory environment may constrain or require us to restructure our operations, which may harm our revenues and operating results.

        Health care laws and regulations change frequently and may change significantly in the future. We may not be able to adapt our operations to address every new regulation, and new regulations may adversely affect our business. We cannot provide assurance that a review of our business by courts or regulatory authorities would not result in a determination that adversely affects our revenues and operating results, or that the health care regulatory environment will not change in a way that restricts our operations. In addition, as a result of the focus on health care reform in connection with the 2008 presidential election, there is risk that Congress may implement changes in laws and regulations governing health care service providers, including measures to control costs, or reductions in reimbursement levels, which may adversely affect our business and results of operations.

Changes in the health care industry or tort reform could reduce the number of arrhythmia monitoring solutions ordered by physicians, which could result in a decline in the demand for our solutions, pricing pressure and decreased revenues.

        Changes in the health care industry directed at controlling health care costs or perceived over-utilization of arrhythmia monitoring solutions could reduce the volume of solutions ordered by physicians. If more health care cost controls are broadly instituted throughout the health care industry, the volume of cardiac monitoring solutions could decrease, resulting in pricing pressure and declining demand for our services, which could harm our operating results. In addition, it has been suggested that some physicians order arrhythmia monitoring solutions even when the services may have limited clinical utility in large part to establish a record for defense in the event of a claim of medical malpractice against the physician. Legal changes making it more difficult to bring medical malpractice cases, known as tort reform, could reduce the amount of our services prescribed as physicians respond to reduced risks of litigation, which could harm our operating results.

A write-off of the value of our goodwill or intangible assets could adversely affect our results of operations.

        As of March 31, 2008, we had $46.0 million of goodwill and $2.6 million of intangible assets, most of which resulted from acquisition of PDSHeart. Current accounting rules require that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. Determining the fair value of the implied goodwill is judgmental in nature and often involves the use of significant estimates and assumptions. Any determination requiring the write-off of a significant portion of goodwill or intangible assets could have a material adverse effect on the market price of our common stock, and our business, financial condition and results of operations.

Risks related to the securities market and investment in our common stock

Our quarterly operating results and stock price may be volatile or may decline regardless of our operating performance.

        The market price for our common stock has been and is likely to continue to be volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  •
  changes in reimbursement rates or policies by payors;

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  adoption of the CardioNet System by physicians;

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  changes in Medicare rules or regulations;

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  the development of increased compensation for arrhythmia monitoring solutions;

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  price and volume fluctuations in the overall stock market;

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  changes in operating performance and stock market valuations of other early stage companies generally;

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  the seasonal nature of our revenues, which have typically been moderately lower during summer months, which we believe may be due to physician and patient vacation schedules and patient reluctance to initiate cardiac monitoring during months when patients are more likely to be more active;

  •
  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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  changes in financial estimates by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

  •
  ratings downgrades by any securities analysts who follow our common stock;

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  the public's response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission, or SEC, and announcements relating to payor reimbursement decisions, product development, litigation and intellectual property impacting us or our business;

  •
  market conditions or trends in our industry or the economy as a whole;

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  the development and sustainability of an active trading market for our common stock;

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  future sales of our common stock by our officers, directors and significant stockholders;

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  other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events; and

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  changes in accounting principles.

        In addition, the stock markets, and in particular the Nasdaq Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many health care companies. Stock prices of many health care companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.

Future sales of our common stock or securities convertible into our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock or securities convertible into our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of March 31, 2008, we had 23,065,145 outstanding shares of common stock. Of these, approximately 18,401,043 shares of common stock are subject to lock-up agreements that are in force through and including September 14, 2008 and approximately 4,664,102 shares of our common stock are subject to lock-up agreements that are in force through and including October     , 2008. Substantially all of the shares of our common stock subject to lock-up agreements may be sold upon expiration of such agreements. In addition, we have outstanding warrants to purchase up to 6,250 shares of our common stock that, if exercised, would result in these additional shares becoming available for sale upon expiration of the lock-up agreements.

        Effective February 15, 2008, the SEC adopted revisions to Rule 144. Under the newly adopted revisions:

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  the holding period for restricted shares of our common stock has been reduced to six months under specified circumstances;

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  the restrictions on the sale of restricted shares of our common stock held by affiliates and non-affiliates of ours has been reduced; and

  •
  certain other restrictions on resale of the shares of our common stock under Rule 144 were modified, and these modifications make it easier for our stockholders under specified circumstances to sell their shares upon the expiration of the lock-up agreements beginning 180 days after the date of the final prospectus relating to our initial public offering.

        Based on the number of shares outstanding as of March 31, 2008, holders of up to approximately 14,016,792 shares of common stock (including shares of our common stock issuable upon the exercise of a warrant to purchase up to 6,250 shares of our common stock) have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These rights will terminate on March 25, 2011, or for any particular holder with registration rights who holds less than one percent of our outstanding capital stock, at any time when all securities held by that stockholder that are subject to registration rights may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, within a single 90 day period. We have also registered all shares of common stock that we may issue under our equity compensation plans. These shares can be freely sold in the public market upon issuance, subject to the lock-up agreements described above.

        We agreed, subject to various terms and conditions, to register on or prior to June 23, 2008 the 7,680,902 shares of our common stock that were issued at the closing of our initial public offering upon conversion of our mandatorily redeemable convertible preferred stock, and use commercially reasonable best efforts to cause the registration statement to become effective prior to September 21, 2008. The registration statement of which this prospectus forms a part, once effective, will register the offer and sale of these shares. Once registered, subject to any lock-up agreements or other restrictions, these shares will be freely tradable. If we fail to register these shares when and as required, we will be required to pay liquidated damages at a rate of 0.5% of the original purchase price of the mandatorily redeemable convertible preferred stock, plus accrued and unpaid dividends, for the initial failure and 1.0% of the original purchase price of the mandatorily redeemable convertible preferred stock, plus accrued and unpaid dividends, for each 30-day period thereafter that the failure goes uncured. We intend to comply with our obligations relating to such registration.

        If a large number of our shares of our common stock or securities convertible into our common stock are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

The limited trading volume of our common stock could result in price volatility and may make it difficult for you to sell your shares.

        Since the completion of our initial public offering our common stock has been thinly traded, with an average daily trading volume during the past three months of approximately 63,497 shares. The limited trading volume of our common stock could result in significant volatility in the price of our stock. In addition, the limited trading volume of our common stock may make it more difficult for our stockholders to sell their shares of our stock.

Anti-takeover provisions in our charter documents and Delaware law might deter acquisition bids for us that our stockholders might consider favorable.

        Our amended and restated certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions:

  •
  establish a classified board of directors so that not all members of our board are elected at one time;

  •
  authorize the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, and which may include rights superior to the rights of the holders of common stock;

  •
  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

  •
  provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

  •
  establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, because we are incorporated in Delaware, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change of control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take other corporate actions such stockholders desire.

Our existing principal stockholders, executive officers and directors have substantial control over us, which may prevent our stockholders from influencing significant corporate decisions and may harm the market price of our common stock.

        Including stock options that are exercisable within 60 days of March 31, 2008, our existing principal stockholders, executive officers and directors, together with their affiliates, beneficially owned, in the aggregate, approximately 28.2% of our outstanding common stock. These stockholders may have interests that conflict with other stockholders and, if acting together, have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, may have the ability to control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change of control;

  •
  impeding a merger, consolidation, takeover or other business combination involving us; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

        The continued expansion of our business may require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Even if we were not prohibited from paying dividends, any determination to do so in the future would be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. These risks, uncertainties and other factors include, but are not limited to, those described under "Risk Factors" above and in any applicable prospectus supplement.

        In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or any applicable prospectus supplement that include forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

PRICE RANGE OF COMMON STOCK

        Our common stock has been traded on the Nasdaq Global Market under the symbol "BEAT" since March 19, 2008. Prior to that time, there was no public market for the common stock. The following table sets forth the range of high and low sale prices for the common stock for each completed fiscal quarter since March 19, 2008.

2008	High	Low
First Quarter (from March 19)	$18.68	$17.22
Second Quarter	$30.40	$17.01
Third Quarter (through July 21)	$31.05	$25.23

        On July 21, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $29.85 per share. As of July 17, 2008, we had approximately 273 holders of record, including multiple beneficial holders at depositories, banks and brokers included as a single holder in the single "street" name of each respective depository, bank or broker.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2008.

        You should read the information in this table together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

As of March 31, 2008 Actual
(unaudited) (in thousands, except share and per share data)
Debt obligations:
Note payable to shareholder (net of discount)	$—
Long term debt, including current portion	2,872

Common stock: 200,000,000 shares authorized, 22,985,279 shares issued and outstanding; $0.001 par value	23
Preferred stock: 10,000,000 shares authorized, 0 shares issued and outstanding; $0.001 par value	0
Additional paid-in capital	217,388
Deferred compensation	—
Accumulated deficit	(82,060)

Total shareholders' equity (deficit)	135,351

Total capitalization	$138,223

        The number of shares of common stock outstanding as of March 31, 2008 includes 79,866 unvested shares held by employees and excludes:

  •
  1,704,804 shares of common stock issuable upon the exercise of outstanding options under our 2003 Equity Incentive Plan as of March 31, 2008 having a weighted average exercise price of $7.58 per share;

  •
  533,063 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan, 142,500 shares of common stock reserved for future issuance under our 2008 Non-Employee Directors' Stock Option Plan and 238,000 shares of common stock reserved for future issuance under our 2008 Employee Stock Purchase Plan; and

  •
  6,250 shares of common stock issuable upon the exercise of an outstanding warrant having an exercise price of $2.94 per share.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

        The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 are based on the historical statements of operations of CardioNet, Inc. and PDSHeart, Inc. giving effect to our acquisition of PDSHeart as if the acquisition had occurred on January 1, 2007.

        The unaudited pro forma consolidated statements of operations are based on estimates and assumptions which are preliminary and subject to change, as set forth in the related notes to such statements. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods. This information should be read in conjunction with the historical financial statements and related notes of CardioNet and PDSHeart included in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma consolidated statements of operations.

CardioNet, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Year ended December 31, 2007
(in thousands, except share and per share data)

	Twelve Months Consolidated CardioNet	January 1 to March 7 PDSHeart	Notes		Pro Forma Adjustments	Pro Forma Consolidated
					(unaudited)
Revenues:
Net patient revenues	$72,357	$4,055			$—	$76,412
Other revenues	635	14			—	649

Total revenues	72,992	4,069			—	77,061
Cost of revenues	25,526	(1,646)			—	27,172

Gross profit	47,466	2,423				49,889
Operating expenses:
Research and development	3,782	—			—	3,782
General and administrative	26,675	1,128	(a	)	(88)	27,715
Sales and marketing	15,968	1,098	(b	)	(36)	17,030
Amortization	799	32	(c	)	154	985

Total expenses	47,224	2,258			30	49,512

Income (loss) from operations	242	165			(30)	377
Other income (expense):
Interest income	1,622	5			—	1,627
Interest expense	(2,222)	(122)	(d	)	80	(2,264)

Total other income (expense)	(600)	(117)			80	(637)
Income tax (expense) benefit	—	—			—	—

Net income (loss)	(358)	48			50	(260)

Dividends on and accretion of mandatorily redeemable convertible preferred stock	(8,346)	—			—	(8,346)

Net loss available to common shareholders	$(8,704)	$48			$50	$(8,606)

Basic and diluted net loss available to common shareholders per share	$(2.89)					$(2.86)

Shares used to compute basic and diluted net loss available to common shareholders per share	3,011,699					3,011,699

CardioNet, Inc.
Notes to Unaudited Pro Forma Consolidated Statements of Operations

  Basis of Pro Forma Presentations

        On March 8, 2007, we acquired PDSHeart, Inc. for an aggregate purchase price of $51.6 million. The $51.6 million purchase price was comprised of $44.3 million in cash at closing, $5.2 million in assumed debt, $1.4 million in transaction expenses and the assumption of a $0.7 million liability related to payments due to certain key employees of PDSHeart on March 8, 2008. Approximately $1.5 million of the assumed debt was satisfied through the issuance of 1,456 shares of our mandatorily redeemable convertible preferred stock at an original issue price per share of $1,000. In addition to the $51.6 million, we agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquisition. Our initial public offering was consummated on March 25, 2008 and, accordingly, the purchase price for the PDSHeart acquisition has been adjusted to $56.6 million to reflect this payment.

        The unaudited pro forma consolidated statements of operations are based on the historical financial statements of the Company and PDSHeart after giving effect to our acquisition of PDSHeart, as if it occurred on January 1, 2007.

        The pro forma consolidated statements of operations do not give effect to any restructuring or integration costs or any potential cost savings or other operating efficiencies that could result from the acquisition.

        The effects of the acquisition have been presented using the purchase method of accounting under Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. The total purchase price of the acquisition has been allocated to assets and liabilities based on their estimated fair values.

        Under the purchase method of accounting, the total purchase price is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values. The following is a summary of our purchase price allocation (in thousands):

Aggregate purchase price consideration	$55,180
Acquisition related costs	1,415

Total purchase price	$56,595

Net tangible assets	$7,334
Other accruals	(344)
Identifiable intangible assets
Trade Name	1,810
Customer Relationships	1,551
Non Compete Agreements	245
Goodwill	45,999

Total allocated purchase price	$56,595

  Pro Forma Adjustments

        The following table summarizes the pro forma adjustments for the respective periods presented (in thousands):

		Year Ended December 31, 2007
(a)	Elimination of executive salary	$88
(b)	Elimination of marketing salary	36
(c)	Additional amortization expense	(154)
(d)	Reduction of interest expense	80

	Net reduction in net loss	$50

    (a)
    Reflects the elimination of salary paid to PDSHeart's Chief Executive Officer whose employment was terminated in connection with the acquisition.

    (b)
    Reflects the elimination of salary paid to PDSHeart's Vice President of Marketing whose employment was terminated in connection with the acquisition.

    (c)
    Reflects the adjustment required to increase amortization expense related to the acquisition of PDSHeart. The following table summarizes the intangible assets acquired and the estimated useful lives ($ in thousands):

	Amount	Useful Life	Annual Amortization
Trade Name	$1,810	3.0	$603
Customer Relationships	1,551	6.0	259
Non Compete Agreements	245	2.0	123

	$3,606		$985

    (d)
    Adjustment reflects the reduction of interest expense related to the repayment of $5.0 million of debt assumed in the acquisition. The adjustment was calculated using the average interest rate on the assumed debt of 8.9% for both periods. For the period ended December 31, 2007, the adjustment represents 66 days of interest expense.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2006 and 2007 and for each of the years in the three-year period ended December 31, 2007 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2003, 2004 and 2005 and for each of the years in the two-year period ended December 31, 2004 are derived from our audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial data for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. We have prepared the unaudited financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The pro forma basic net income per share data are unaudited and give effect to the conversion into common stock of all outstanding shares of our preferred stock for the periods indicated. The interim results set forth below are not necessarily indicative of results for future periods.

	Year ended December 31,					Three months ended March 31,
	2003	2004	2005	2006	2007	2007	2008
						(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Net patient revenues	$7,640	$20,956	$29,467	$33,019	$72,357	$10,957	$25,248
Other revenues	283	1,275	1,471	904	635	143	215

Total revenues	7,923	22,231	30,938	33,923	72,992	11,100	25,463
Cost of revenues	5,664	16,971	16,963	12,701	25,526	3,790	9,519

Gross profit	2,259	5,260	13,975	21,222	47,466	7,310	15,944
Operating expenses:
Research and development	4,438	2,412	3,361	3,631	3,782	990	1,141
General and administrative	7,020	15,252	13,853	15,631	27,474	5,201	9,066
Sales and marketing	3,527	7,695	6,456	6,448	15,968	3,320	5,115
Integration, restructuring and other nonrecurring charges	—	—	—	—	—	—	1,306

Total operating expenses	14,985	25,359	23,670	25,710	47,224	9,511	16,628

Loss from operations	(12,726)	(20,099)	(9,695)	(4,488)	242	(2,201)	(684)
Other income (expense):
Interest income	120	141	97	114	1,622	223	178
Interest expense	(74)	(989)	(1,865)	(3,271)	(2,222)	(1,176)	(66)

Total other income (expense)	46	(848)	(1,768)	(3,157)	(600)	(953)	112

Income (loss) before benefit from Income Taxes	$(12,680)	$(20,947)	$(11,463)	$(7,645)	$(358)	$(3,154)	$(572)
Income Tax benefit	—	—	—	—	—	—	232

Net Loss	$(12,680)	$(20,947)	$(11,463)	$(7,645)	$(358)	$(3,154)	$(340)
Dividends on and accretion of mandatorily redeemable convertible preferred stock					(8,346)	(482)	(2,597)
Net loss applicable to common shares	$(12,680)	$(20,947)	$(11,463)	$(7,645)	$(8,704)	$(3,636)	$2,937

Net loss per common share(1):
Basic and diluted	$(5.23)	$(7.33)	$(4.04)	$(2.63)	$(2.89)	$(1.22)	$(0.63)
Pro forma					$(0.52)
Shares used to compute net loss per share(1):
Basic and diluted	2,423,072	2,856,072	2,837,772	2,908,360	3,011,699	2,993,061	4,694,561
Pro forma					16,839,493

(1)
Please see Note 2 to our consolidated financial statements for an explanation of the method used, the historical and pro forma net (loss) income per share and the number of shares used in computation of the per share amounts.

	As of
	December 31,
						March 31, 2008
	2003	2004	2005	2006	2007
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,106	$5,718	$2,758	$3,909	$18,091	$61,973
Working capital	11,862	8,666	3,648	(18,713)	29,375	71,958
Total assets	22,151	22,802	16,451	17,170	103,040	154,766
Total debt	10,525	20,661	23,606	29,488	2,744	2,872
Total mandatorily redeemable convertible preferred stock	—	—	—	—	115,302	—
Total shareholders' equity (deficit)	8,000	(2,763)	(13,660)	(19,857)	(26,865)	135,351

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors," and elsewhere in this prospectus. We are on a calendar year end, and except where otherwise indicated below, "2007" refers to the year ending December 31, 2007; "2006" refers to the year ended December 31, 2006; and "2005" refers to the year ended December 31, 2005.

Overview

        We are the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual's health. We incorporated in the state of California in March 1994, but did not actively begin developing our product platform until April 2000. From 2000 through 2002, we devoted substantially all of our resources to developing an integrated patient monitoring platform that incorporates a wireless data transmission network, internally developed software, FDA-cleared algorithms and medical devices, and a 24-hour monitoring service center.

        In February 2002, we received FDA 510(k) clearance for the first and second generation of our core CardioNet System (Mobile Cardiac Outpatient Telemetry). We opened the CardioNet Monitoring Center in Conshohocken, Pennsylvania in July 2002 and currently provide all of our CardioNet System arrhythmia monitoring at that location. We established our relationship with QUALCOMM Incorporated, which provides us its wireless cellular data connectivity solution and data hosting and queuing services, in May 2003. Pursuant to our agreement with QUALCOMM, we have no fixed or minimum financial commitment. However, in the event that we fail to maintain an agreed-upon number of active cardiac monitoring devices on the QUALCOMM network or in the event that we begin to utilize the services of a provider of monitoring and communications services other than QUALCOMM, QUALCOMM has the right to terminate this agreement.

        In November 2006, we received FDA 510(k) clearance for our third generation product, or C3, which we have begun to incorporate as part of our monitoring solution. We had previously received FDA 510(k) clearance for the proprietary algorithm included in our C3 system in October 2005.

        In September 2002, we were approved as an Independent Diagnostic Testing Facility for Medicare. The local Medicare carrier in Pennsylvania sets the terms for reimbursement of our CardioNet System for approximately 40 million covered lives. We have also worked to secure contracts with commercial payors. We increased the number of contracts with commercial payors from six at year-end 2003 to 41 at year-end 2004 to 97 at year-end 2005 to 144 at year-end 2006 and to 181 at June 30, 2008. Over this period of time, we estimate that the number of covered commercial lives increased from six million at year-end 2003 to 32 million at year-end 2004 to 70 million at year-end 2005 to 102 million at year-end 2006 and to 137 million at June 30, 2008. The current estimated total of 177 million Medicare and commercial lives for which we had reimbursement contracts as of June 30, 2008 represents approximately 70% of the total covered lives in the United States. The majority of the remaining covered lives are insured by a relatively small number of large commercial insurance companies that, beginning in 2003, deemed the CardioNet System to be "experimental and investigational" and do not currently reimburse us for services provided to their beneficiaries. We believe a primary reason for the "experimental and investigational" designation has been the lack of a published peer reviewed prospective randomized clinical trial that demonstrates the clinical efficacy of the CardioNet System. As a result, we significantly slowed our geographic expansion in 2005 and 2006, as we awaited results of a randomized clinical trial comparing the CardioNet System to traditional loop event monitors.

        On March 8, 2007, we acquired all of the outstanding capital stock of PDSHeart for an aggregate purchase price of $51.6 million. The $51.6 million purchase price was comprised of $44.3 million in cash at closing, $5.2 million in assumed debt, $1.4 million of transaction expenses and the assumption of a $0.7 million liability related to payments due to certain key employees of PDSHeart on March 8, 2008. Approximately $1.5 million of the assumed debt was satisfied through the issuance of 1,456 shares of our mandatorily redeemable convertible preferred stock at an original issue price per share of $1,000. In addition to the $51.6 million of consideration, the Company agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquisition. The Company's initial public offering was consummated on March 25, 2008 and, accordingly, the purchase price for the PDSHeart acquisition has been adjusted to $56.6 million to reflect this payment. The acquisition has been included in our consolidated results of operations since March 8, 2007. PDSHeart, now a wholly-owned subsidiary of CardioNet, provides event, Holter and pacemaker monitoring services to patients in 48 states, with a concentration of sales in the Southeast. The acquisition has broadened our geographic coverage and expanded our service offerings to include the complete range of cardiac monitoring services.

        For our event, Holter and pacemaker monitoring services, we have established Medicare reimbursement and we have 106 direct contracts with commercial payors as of March 31, 2008 representing an estimated 135 million covered lives.

        In March 2007, we raised $110 million in mandatorily redeemable convertible preferred stock to, in part, fund the acquisition of PDSHeart.

        We have undertaken an initiative to improve our operational efficiency and future profitability in connection with our acquisition of PDSHeart in March 2007, mainly through the integration of operational and administrative functions. The plan, which was approved at the time of the PDSHeart acquisition, includes the closure of a facility and the elimination of 58 positions in the areas of sales, finance, service and management. In connection with the plan, the Company established reserves of $510,000 included in the purchase price allocation. Additionally, we incurred expenses of $0.3 million of employee-related costs to integrate these functions in the first quarter of 2008 and expect to incur an additional $0.6 million of expenses to integrate these functions. These costs will be expensed as incurred in accordance with the SFAS No. 146, Accounting for Exit or Disposal Activities.

        On February 25, 2008, the Board of Directors of the Company, subject to stockholder approval, approved a reverse stock split of the Company's common stock at a ratio of one share for every two shares previously held. On March 5, 2008, the stockholders of the Company approved the reverse stock split and the reverse stock split became effective.

        On March 25, 2008, the Company completed its initial public offering generating net proceeds of approximately $46.9 million after deducting underwriter commissions and estimated offering expenses.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses and related disclosures. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances; however actual results may differ from these estimates. We review our estimates and judgments on an ongoing basis.

        We believe that our accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results. Our significant accounting policies are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in our Final Prospectus filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) (File No. 333-145547) on March 19, 2008.

Statements of Operations Overview

  Revenues

        Our principal source of revenues is patient revenue from cardiac monitoring services. The amount of revenue generated is based on the number of patients enrolled through physician prescriptions and the rates reimbursed to us by commercial payors, physicians, patients and Medicare. Reimbursement rates are set by the Centers for Medicare and Medicaid Services ("CMS") on a case rate basis for the Medicare program and through negotiations with commercial payors who typically pay a daily monitoring rate. From 2002 through March 2008, our average case rate for monitoring Medicare patients has remained relatively stable. We expect pricing to decline over time in a manner consistent with the introduction and penetration of a premium priced service due to competition, introduction of new technologies and the potential addition of larger commercial payors. Since our CardioNet System services are relatively new and the reimbursement status is evolving, our revenues are subject to fluctuations due to increases or decreases in rates and decisions by payors regarding reimbursement.

        For the event, Holter and pacemaker monitoring market we expect the price to be flat or declining as the new generation technology gains wider acceptance in the market. In addition, the established 2007 Medicare rates compared to 2006 for our event monitoring services declined by 3% to 8%, depending on the type of service, and our Holter monitoring services declined 8%. Based on current proposed Medicare rates for 2008 through 2010, we expect this downward reimbursement trend to continue for these services.

        We believe the CardioNet System revenues will increase as a percentage of revenues going forward as we emphasize this service, continue our geographic expansion and achieve greater market penetration in existing markets. We expect that the event, Holter and pacemaker monitoring services revenues will be flat or declining in absolute terms as the old technology is replaced and therefore, decrease as a percentage of revenues going forward. Other revenue consists mainly of web hosting services provided to an affiliate of a stockholder. We believe that other revenues will be flat or declining in absolute terms and therefore, decrease as a percentage of revenues going forward. Our revenues are seasonal, as the volume of prescriptions tends to slow down in the summer months due to the more limited use of our monitoring solutions as physicians and patients vacation.

  Gross Profit

        Gross profit consists of revenues less the cost of revenues which includes:

  •
  salaries, benefits and stock-based compensation for personnel providing various services and customer support to physicians and patients including patient enrollment and education, monitoring services, distribution services (scheduling, packaging and delivery of the monitors and sensors to the patients), device repair and maintenance, and quality assurance;

  •
  cost of patient-related services provided by third-party subcontractors including device transportation to and from the patient, cellular airtime charges related to transmission of ECGs to the CardioNet Monitoring Center and cost for in-home customer hook-ups when necessary;

  •
  consumable supplies sent to patients along with the durable components of the CardioNet System;

  •
  depreciation on our monitors; and

  •
  service cost related to special project revenues.

        Our gross profit margins have increased significantly from 24% in 2004 to 45% in 2005 to 63% in 2006 to 65% in 2007. The major reasons for the growth in our gross profit margins from 2004 to 2006 are as follows:

  •
  patient hook-up model shift from in-home to telephonic starting in the first quarter of 2005 for commercial patients and completed in the first quarter of 2006 with the conversion of Medicare patients;

  •
  lower device transportation costs following contract negotiations in the first quarter of 2005 and the first quarter of 2006;

  •
  lower cellular airtime costs following contract negotiations in the third quarter of 2005;

  •
  efficiencies at the CardioNet Monitoring Center;

  •
  economies of scale due to higher volume; and

  •
  lower depreciation.

        For the quarter ended March 31, 2008, our gross profit margin was 62.6%. In general, we expect gross profit margins on the CardioNet System services to remain flat or increase, assuming no changes in reimbursement rates. For our event and Holter monitoring services, we expect gross profit margins to decrease as reimbursement rates decline as currently proposed by CMS.

  Sales and Marketing

        Sales and marketing expense consists primarily of salaries, benefits and stock-based compensation related to account executives, marketing personnel and contracting personnel, account executive commissions, travel and other reimbursable expenses, and marketing programs such as trade shows and marketing campaigns.

        We did not expand geographically in 2005 or 2006 while awaiting the results of our randomized clinical trial. Our sales force had 20 account executives at year-end 2005 and 27 account executives at December 31 2006. Following the completion of our randomized clinical trial and the PDSHeart acquisition, we made a significant investment in sales and marketing by increasing the number of account executives in new geographies. We had a sales force of 81 account executives as of June 30, 2008. We currently have account executives covering 48 states. We also plan to increase our marketing activities. As a result, we expect that sales and marketing expenses will increase in absolute terms, but will remain flat as a percentage of revenues going forward.

  Research and Development

        Research and development expense consists primarily of salaries, benefits and stock-based compensation of personnel and the cost of subcontractors who work on the development of the hardware and software for our next generation monitors, enhance the hardware and software of our existing monitors and provide quality control and testing. The expenses related to the randomized clinical trial are also included in research and development expenses. We expect that research and development expenses will increase in absolute terms but remain flat as a percentage of revenues going forward.

  General and Administrative

        General and administrative expense consists primarily of salaries, benefits and stock based compensation related to general and administrative personnel, professional fees primarily related to legal and audit fees, facilities expenses and the related overhead, and bad debt expense. We expect that general and administrative expenses will increase in absolute terms due to the significant planned investment in infrastructure to support our growth and the additional expenses related to becoming a publicly traded company, including the increased cost of compliance and increased audit fees resulting from the Sarbanes-Oxley Act. As a percentage of revenues, we expect general and administrative expenses to decline as we grow.

  Income Taxes

        We have net deferred income tax assets totaling approximately $31.2 million at the end of 2007, consisting primarily of federal and state net operating loss and credit carryforwards. The federal and state net operating loss carryforwards, if unused, will begin to expire in 2010. The federal and state credit carryforwards, if unused, will expire in 2026. Due to uncertainty regarding the ultimate realization of these net operating loss and credit carryforwards and other deferred income tax assets, we have established a valuation allowance for most of these assets and will recognize the benefits only as reassessment indicates the benefits are realizable. The Company is currently conducting an analysis to determine the timing and manner of the utilization of the net operating loss carryforwards and will adjust our tax rate accordingly in future quarters.

  Non-recurring Expenses

        A competitor initiated a patent infringement lawsuit against us in November 2004, which we defended and ultimately settled in March 2006. Included in general and administrative expenses are legal expenses related to this lawsuit of $0.1 million in 2004, $1.2 million in 2005 and $0.6 million in 2006.

Results of Operations

  Quarters Ended March 31, 2008 and 2007

        Revenues.    Total revenues for the quarter ended March 31, 2008 increased to $25.5 million from $11.1 million for the quarter ended March 31, 2007, an increase of $14.4 million, or 129.4%. This increase of $14.4 million included an increase of $14.3 million in patient revenues, of which $3.5 million was from the event and Holter monitoring business versus the prior year quarter (full quarter effect in 2008, as the PDSHeart acquisition was consummated on March 8, 2007) and $10.7 million was from CardioNet System revenues. In addition, special project revenue increased by $0.1 million due to increased pass-through costs. Of the $10.7 million increase in CardioNet System revenues, $3.6 million was attributed to increased patient revenues from physicians within the geographies that we historically served and $7.1 was due to geographic expansion.

        Gross Profit.    Gross profit increased to $15.9 million for the quarter ended March 31, 2008, or 62.6% of revenues, from $7.3 million for the quarter ended March 31, 2007, or 65.9% of revenues. The increase of $8.6 million is primarily due to increased revenue from the CardioNet System and the full quarter effect of the PDSHeart acquisition. As a percentage of revenues, gross profit decreased by 3.3% in the quarter ended March 31, 2008 versus the same quarter last year, primarily due to the inclusion of an entire quarter of lower margin PDSHeart event and Holter monitoring products and a fuel surcharge on device shipments to and from patients.

        Sales and Marketing Expense.    Sales and marketing expenses were $5.1 million for the quarter ended March 31, 2008 compared to $3.3 million for the quarter ended March 31, 2007. The increase of $1.8 million is due to the full quarter effect of the PDSHeart acquisition. As a percent of total revenues, sales and marketing expenses were 20.1% for the quarter ended March 31, 2008 compared to 29.9% for the quarter ended March 31, 2007, a decline of 9.8% as the full quarter effect of the PDSHeart acquisition was more than offset by higher revenue.

        Research and Development Expense.    Research and development expenses increased to $1.1 million for the quarter ended March 31, 2008 compared to $1.0 million for the quarter ended March 31, 2007. As a percent of total revenues, research and development expenses declined to 4.5% for the quarter ended March 31, 2008 compared to 8.9% for the quarter ended March 31, 2007, a decline of 4.4% primarily due to higher revenue.

        General and Administrative Expense.    General and administrative expenses (including amortization) increased to $9.1 million for the quarter ended March 31, 2008 from $5.2 million for the quarter ended March 31, 2007. This increase of $3.9 million, or 74.3%, was primarily due to an increase in the provision for bad debt ($0.6 million), stock based compensation ($0.3 million), increased legal fees ($0.7 million), increased infrastructure due to increased growth and in preparation of becoming a public company ($1.5 million), and amortization of intangible assets in connection with our acquisition of PDSHeart ($0.2 million). In addition, $0.7 million of this increase was related to the PDSHeart general and administrative expenses, excluding bad debt expense, due to the full quarter effect of the PDSHeart acquisition in 2008. As a percent of total revenues, general and administrative expenses declined to 35.6% for the quarter ended March 31, 2008 compared to 46.9% for the quarter ended March 31, 2007, a decrease of 11.3% as the increase in expense was offset by the higher revenue.

        Integration, Restructuring and Other Nonrecurring Charges.    We have accrued for integration and restructuring costs as well as $1.0 million related to the resolution of a legal matter for the quarter ended March 31, 2008. Integration charges relating to the PDSHeart acquisition were $0.3 million for the quarter ended March 31, 2008. Restructuring charges relating to consolidating our Finance and Human Resources functions in Pennsylvania were $0.1 million for the quarter ended March 31, 2008. We incurred no integration, restructuring or other nonrecurring charges in the quarter ended March 31, 2007.

        In connection with the acquisition of PDSHeart, we initiated exit plans for acquired activities that are redundant to our existing operations. The plan includes the closure of a facility and the elimination of 58 positions in the areas of sales, finance, service and management. In connection with the plan, the Company established reserves of $510,000 included in the purchase price allocation. As of March 31, 2008, no positions have been eliminated and approximately $0.3 million of employee-related expenses have been incurred.

        In addition, in March 2008, we initiated restructuring plans to consolidate our Finance and Human Resources functions in Pennsylvania. This plan includes the elimination of seven positions in California and is currently anticipated to be completed by September 2008. As of March 31, 2008, no positions have been eliminated and approximately $0.1 million of employee-related expenses have been incurred.

        Total Interest Income/Expense, Net.    Net interest income was $0.1 million for the quarter ended March 31, 2008 compared to net interest expense of $1.0 million for the quarter ended March 31, 2007. This decrease in interest expense on a net basis is due to the payoff of debt which occurred as a result of a preferred stock financing completed by us in March 2007.

        Income Taxes.    Our effective tax rate was 41.4% for the quarter ended March 31, 2008. This compares to no income tax benefit or expense for the quarter ended March 31, 2007. The effective tax rate is based on our estimated fiscal 2008 pretax income and does not take into account our net operating loss carryforwards and other future income tax deductions because we are still in the process of determining the timing and manner in which we can utilize such carryforwards and deductions due to limitations in the Internal Revenue Code applicable to changes in ownership of corporations. The Company has approximately $62 million in federal net operating losses as of December 31, 2007 to offset future taxable income expiring in various years through 2026. Following the completion of our analysis of the availability of such carryforwards and future income tax deductions we will adjust our tax rate accordingly in future quarters.

        Net Loss.    Net loss was $0.3 million for the quarter ended March 31, 2008 compared to a net loss of $3.2 million for the quarter ended March 31, 2007. As a percent of total revenues, net loss was 1.0% for the quarter ended March 31, 2008 compared to a net loss of 28.4% for the quarter ended March 31, 2007.

  Years Ended December 31, 2007 and 2006

        Revenues.    Total revenues for the year ended December 31, 2007 increased to $73.0 million from $33.9 million for the year ended December 31, 2006, an increase of $39.1 million, or 115%. This increase of $39.1 million included an increase of $39.3 million in patient revenues, of which $17.7 million was from the event and Holter monitoring business and $21.6 million was from CardioNet System revenues. These increases in patient revenues were offset by a decrease of $0.3 million in special project revenues. Of the $21.6 million increase in CardioNet System revenues, $3.0 million was attributed to increased patient revenues from physicians within the geographies that we historically served, $5.4 million was due to geographic expansion and $13.2 million was due to the acquisition of the PDSHeart sales force. Special projects revenues decreased due to lower contractual rates.

        Cost of Revenues.    Cost of revenues for the year ended December 31, 2007 were $25.5 million compared to $12.7 million for the year ended December 31, 2006. This increase of $12.8 million, or 101%, is due to the acquisition of PDSHeart and higher volume for the CardioNet system. Cost of sales was 35% of revenues in December 2007 versus 37% in December 2006. This decline is due mainly to the full period effect of our telephonic hook-up process in 2007, which was still in transition during 2006.

        Gross Profit.    Gross profit increased to $47.5 million for the year ended December 31, 2007, or 65% of revenues, from $21.2 million for the year ended December 31, 2006, or 63% of revenues.

        Sales and Marketing Expense.    Sales and marketing expenses were $16.0 million for the year ended December 31, 2007 compared to $6.4 million for the year ended December 31, 2006. The increase of $9.6 million is due to increased costs from a larger sales force which is mainly a result of the PDSHeart acquisition and the introduction of a marketing campaign aimed at promoting our positive clinical trial results. As a percent of total revenues, sales and marketing expenses were 22% for the year ended December 31, 2007 compared to 19% for the year ended December 31, 2006.

        Research and Development Expense.    Research and development expenses increased to $3.8 million for the year ended December 31, 2007 compared to $3.6 million for the year ended December 31, 2006. As a percent of total revenues, research and development expenses declined to 5% for the year ended December 31, 2007 compared to 11% for the year ended December 31, 2006.

        General and Administrative Expense.    General and administrative expenses (including amortization) increased to $27.5 million for the year ended December 31, 2007 from $15.6 million for the year ended December 31, 2006. This increase of $11.9 million, or 76%, was primarily due to an increase in the provision for bad debt ($3.9 million), stock based compensation ($0.8 million), executive separation costs ($0.4 million), increased compensation cost for bonuses paid to executive officers in connection with stock loans ($0.3 million), increased employee recruiting cost ($0.4 million), and amortization of intangible assets in connection with our acquisition of PDSHeart ($0.8 million). In addition $3.6 million of this increase was related to the PDSHeart general and administrative expenses excluding bad debt expense. Our provision for bad debt increased to $8.1 million from $4.2 million, an increase of $3.9 million. Of this increase, $1.1 million related to provisions for bad debt related to revenues from our acquisition of PDSHeart. The remaining $2.8 million increase relates to an increase in CardioNet System revenue and additional provisions for uncollectible accounts. Our overall bad debt provision as a percent of patient revenue was 11.1% and 12.4% for the year ended December 31, 2007 and 2006, respectively. As a percent of total revenues, general and administrative expenses declined to 38% for the year ended December 31, 2007 compared to 46% for the year ended December 31, 2006.

        Total Interest Expense, Net.    Interest expense, net decreased to $0.6 million for the year ended December 31, 2007 from $3.2 million for the year ended December 31, 2006. This net decrease is due to an increase in interest income received from the excess funds generated from our private placement in March 2007, offset by an increase in interest expense related to additional borrowings, including the value of additional warrants and recognition of a beneficial conversion feature issued to debtholders.

        Additionally the term loan due to Guidant Investment Corporation of $23.3 million was repaid in August 2007.

        Income Taxes.    We had no income tax benefit or expense for the year ended December 31, 2007 or for the year ended December 31, 2006.

        Net Loss.    Net loss decreased to $0.4 million for the year ended December 31, 2007 from $7.6 million for the year ended December 31, 2006. As a percent of total revenues, net loss was 0% for the year ended December 31, 2007 compared to 23% for the year ended December 31, 2006.

  Years Ended December 31, 2006 and 2005

        Revenues.    Total revenues for 2006 increased to $33.9 million from $30.9 million in 2005, an increase of $3.0 million, or 10%. This increase of $3.0 million included an increase of $3.6 million in patient revenues offset by a decrease of $0.6 million in special project revenues. Patient revenues increased due to successful implementation of a new sales strategy and increased penetration in existing markets, which translated to an increase in the total patients serviced. Special project revenues decreased due to a change in the negotiated contract rate.

        Cost of Revenues.    Cost of revenues for 2006 were $12.7 million compared to $17.0 million in 2005. This decrease of $4.3 million, or 25%, is attributable to a shift in our patient hook-up model from in-home to telephonic, lower device transportation costs and cellular airtime costs following contract renegotiation, and a decrease in the number of employees providing services and customer support as we transitioned from in-home to telephonic hookups. We decreased headcount in our service operation responsible for monitoring patients, providing logistical and customer support and supporting product distribution from 155 people at year-end 2005 to 129 people at year-end 2006. As a percent of total revenues, cost of revenues decreased to 37% in 2006 compared to 55% in 2005.

        Gross Profit.    Gross profit increased to $21.2 million in 2006, or 63% of revenues, from $14.0 million in 2005, or 45% of revenues.

        Sales and Marketing Expense.    Sales and marketing expenses were $6.4 million in 2006 compared to $6.5 million in 2005. Expenses remained relatively flat since we did not expand the sales force in 2006 as we awaited completion of the randomized clinical trial. As a percent of total revenues, sales and marketing expenses decreased to 19% in 2006 compared to 21% in 2005.

        Research and Development Expense.    Research and development expenses increased to $3.6 million in 2006 from $3.4 million in 2005. This increase of $0.2 million, or 7%, was due to continued

development of the third generation device, C3. As a percent of total revenues, research and development expenses remained consistent at 11% in 2006 and 2005.

        General and Administrative Expense.    General and administrative expenses increased to $15.6 million in 2006 from $13.9 million in 2005. This increase of $1.7 million, or 12%, was primarily due to relocation expenses, consulting services related to reimbursement and increased provision for bad debt. Headcount was held relatively flat in 2006 versus 2005. As a percent of total revenues, general and administrative expenses increased to 46% in 2006 compared to 45% in 2005.

        Total Interest Expense, Net.    Interest expense, net increased to $3.1 million in 2006 from $1.8 million in 2005. This increase of $1.3 million was due to an increase in borrowings in order to fund our operations of $0.8 million and increased accretion in debt discount of $0.6 million.

        Income Taxes.    We had no income tax benefit or expense for the years ended December 31, 2006 or 2005. As of December 31, 2006 and 2005, we had net deferred income tax assets totaling approximately $30.0 and $27.5 million, respectively, consisting primarily of federal and state net operating loss carryforwards.

        Net Loss.    Net loss decreased to $7.6 million in 2006 from $11.5 million in 2005. As a percent of total revenues, net loss was 23% in 2006 compared to 37% in 2005.

Liquidity and Capital Resources

        From our inception in 1999 through March 31, 2008, we did not generate sufficient cash flows to fund our operations and the growth in our business. As a result, our operations have been financed primarily through the private placement of equity securities, both long-term and short-term debt financings, the issuance in March 2007 of our mandatorily redeemable convertible preferred stock, in which we received net proceeds of approximately $102 million, and our initial public offering in March 2008, in which we received net proceeds, after underwriting discounts and offering expenses, of approximately $46.9 million. Through March 31, 2008, we funded our business primarily through the following:

  •
  initial public offering generating net proceeds of approximately $46.9 million, after deducting underwriting commissions and estimated offering expenses;

  •
  issuance of mandatorily redeemable convertible preferred stock that provided gross proceeds of $110 million, of which $45.9 million was used to acquire PDSHeart;

  •
  issuance of preferred stock that provided gross proceeds of $53.7 million;

  •
  a term loan of $23.3 million from Guidant Investment Corporation, which was repaid on August 15, 2007; and

  •
  bank debt from Silicon Valley Bank consisting of a term loan of $3.0 million, which we repaid on April 1, 2008, and a working capital line secured by accounts receivable of $1.9 million, which was repaid from the proceeds of the mandatorily redeemable convertible preferred stock.

        As of March 31, 2008, our principal sources of liquidity were cash totaling $62.0 million and net accounts receivable of $25.6 million.

  Cash Flows from Operating Activities

        Net cash provided by (used in) operating activities during the years ended December 31, 2005, 2006, 2007 and the three month period ended March 31, 2008 was $(5.5) million, $(2.9) million,

$(0.2) million and $0.8 million, respectively. For the year ended December 31, 2006, cash was used in operations primarily by:

  •
  $7.6 million of net loss; and

  •
  $1.3 million increase in accounts receivable net of reserve primarily as a result of growth in the fourth quarter.

        These cash uses were partially offset by:

  •
  $2.7 million of depreciation and amortization expense;

  •
  $1.4 million of interest payments deferred until the maturity of a note payable to a shareholder;

  •
  $0.9 million of non cash accretion of debt discount;

  •
  $0.6 million increase in accrued expenses primarily as a result of additional accrued interest due to the higher debt balance; and

  •
  $0.3 million increase in accounts payable.

        For the year ended December 31, 2007, cash was used in operations primarily by:

  •
  $0.4 million of net loss;

  •
  $6.9 million increase in accounts receivable net of reserves primarily as a result of growth; and

  •
  $2.0 million of offering expenses.

        The cash uses were partially offset by:

  •
  $4.6 million of depreciation and amortization expense;

  •
  $2.3 million increase in accounts payable and accrued liabilities;

  •
  $0.9 million of non cash stock option expense and common stock issued for services;

  •
  $0.5 million increase in deferred rent; and

  •
  $0.7 million of non cash accretion of debt discount.

        For the three month period ended March 31, 2008, cash was provided by operations by:

  •
  $1.9 million of depreciation and amortization expense; and

  •
  $2.1 million increase in accrued expenses and accounts payable primarily relating to amounts due the former PDSHeart stockholders as a result of our initial public offering.

        The cash provided by operations was partially offset by:

  •
  $2.9 million increase in accounts receivable net of reserves primarily as a result of growth; and

  •
  $0.3 million increase in prepaid expenses and other assets.

  Cash Flows from Investing Activities

        Net cash used in investing activities during the years ended December 31, 2005, 2006, 2007 and the three month period ended March 31, 2008 was $0.6 million, $0.9 million, $59.0 million and $4.3 million, respectively. For the year ended December 31, 2006, cash was used in investing activities primarily by:

  •
  $0.5 million increase in asset purchases; and

  •
  $0.3 million increase in non-device purchasing, consisting mainly of purchases of molds and other equipment to support the development of our third generation monitoring device.

        For the year ended December 31, 2007, cash was used in investing activities primarily by:

  •
  $13.0 million increase in asset purchases; and

  •
  $46.0 million consideration for the PDSHeart acquisition.

        For the three month period ended March 31, 2008, cash was used in investing activities primarily by:

  •
  $1.7 million of asset purchases; and

  •
  $2.6 million in payments to former PDSHeart stockholders as a result of our initial public offering.

  Cash Flows from Financing Activities

        Net cash provided by financing activities during the years ended December 31, 2005, 2006 and 2007 and the three month period ended March 31, 2008 was $3.2 million, $5.0 million, $73.4 million and $47.4 million, respectively. For the year ended December 31, 2006, cash was provided by financing activities primarily by:

  •
  $5.1 million increase in debt due to securing of a $3.0 million term loan and a $1.9 million working capital line secured by accounts receivable from Silicon Valley Bank and the deferral of interest payment on a loan from a stockholder (rolled into principal of loan) amounting to $1.4 million.

        For the year ended December 31, 2007, cash was provided by financing activities primarily by:

  •
  $102.1 million of net proceeds from the sale of mandatorily redeemable convertible preferred convertible stock in March 2007, $0.4 million of proceeds from issuance of debt and $0.4 million of proceeds from shareholder notes partially offset by $29.6 million in debt repayment, consisting of $3.5 million of PDSHeart debt retired and $26.1 million of existing CardioNet debt.

        For the three month period ended March 31, 2008 cash was provided by financing activities primarily by:

  •
  $47.3 in net proceeds from our initial public offering.

        We believe that our existing cash and cash equivalent balances and revenues from our operations, will be sufficient to meet our anticipated cash requirements for the foreseeable future.

        Our future funding requirements will depend on many factors, including:

  •
  the costs associated with developing, manufacturing and building our inventory of our future monitoring solutions;

  •
  the costs of hiring additional personnel and investing in infrastructure;

  •
  the reimbursement rates associated with our products and services;

  •
  actions taken by the FDA and other regulatory authorities affecting the CardioNet System and competitive products;

  •
  our ability to secure contracts with additional commercial payors providing for the reimbursement of our services;

  •
  the emergence of competing technologies and products and other adverse market developments;

  •
  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights or defending against claims of infringement by others; and

  •
  the costs of investing in additional lines of business outside of arrhythmia monitoring solutions.

        To the extent that we raise additional capital by issuing equity securities, our stockholders' ownership will be diluted. In addition, if we determine that we need to raise additional capital, such capital may not be available on reasonable terms, or at all. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders would likely result. If we raise additional funds by incurring additional debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

Contractual Obligations and Commitments

        The following table describes our long-term contractual obligations and commitments as of December 31, 2007:

	Payments due by period
Contractual obligations
	Total	2008	2009	2010	2011	2012	Beyond
	(in thousands)
Interest and principal payable under loan agreements	$3,045	$1,258	$1,187	$600	$—	$—	$—
Operating lease obligations	9,182	2,066	1,753	1,668	1,508	1,121	1,066
Capital lease obligations	154	52	52	50	—	—	—

Total	$12,381	$3,376	$2,992	$2,318	$1,508	$1,121	$1,066

        In connection with our acquisition of PDSHeart, we assumed the obligations under three facility leases which are included in the table above. In addition, in connection with our acquisition of PDSHeart, we agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquistion. Due to the contingent nature of this payment, no liability was recorded in the Company's financial statements as of December 31, 2007. We made this payment to the PDSHeart shareholders following the completion of our initial public offering.

        From time to time we may enter into contracts or purchase orders with third parties under which we may be required to make payments. Our payment obligations under certain agreements will depend on, among other things, the progress of our development programs. Therefore, we are unable at this time to estimate with certainty the future costs we will incur under these agreements or purchase orders.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the requirements of SFAS 157; however, we do not believe that its adoption will have a material effect on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose fair value measurement for many financial instruments and certain other items as of specified election dates. Business entities will thereafter report in earnings the unrealized gains and losses on items for which the fair value option has been chosen. The fair value option may be applied instrument by instrument but may not be applied to portions of instruments and is irrevocable unless a new elections date occurs. SFAS 159 is effective for the Company beginning January 1, 2008. The Company is currently evaluating the potential impact of adoption of SFAS 159, but does not expect that it will have a material effect on the consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)) and SFAS No. 160, Noncontrolling Interests In Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 141(R) establishes new principles and requirements for accounting for business combinations, including recognition and measurement of identifiable assets acquired, goodwill acquired, liabilities assumed, and noncontrolling financial interests. SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the potential effect of adoption of SFAS 141(R) and SFAS 160.

Off-Balance Sheet Arrangements

        As of December 31, 2007, 2006 and 2005, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Related Party Transactions

        For a description of our related party transactions, see the "Related Party Transactions" section of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

        Our cash and cash equivalents as of March 31, 2008 consisted primarily of cash and money market funds with maturities of less than 90 days. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while, at the same time, maximizing the income we receive from our investments without significantly increasing risk. To achieve this objective, our investment policy allows us to maintain a portfolio of cash equivalents and short term investments in a variety of securities including money market funds and corporate debt securities. Due to the short term nature of our investments, we believe we have no material exposure to interest rate risk.

BUSINESS

Overview

        We are the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual's health. We have raised over $250 million of capital and spent seven years developing a proprietary integrated patient monitoring platform that incorporates a wireless data transmission network, internally developed software, FDA-cleared algorithms and medical devices, and a 24-hour digital monitoring service center. Our initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that we market as the CardioNet System.

        We believe that the CardioNet System's continuous, heartbeat-by-heartbeat monitoring is a fundamental advancement in arrhythmia monitoring, with the potential to transform an industry that has historically relied on memory-constrained, intermittent digital or tape recorders, such as event monitors and Holter monitors. Existing technologies have one or more drawbacks including failure to provide real-time data, memory constraints, frequent inaccurate diagnoses and an inability to monitor patient compliance and interaction. We believe these drawbacks lead to suboptimal diagnostic yields, adversely impacting clinical outcomes and health care costs. In a randomized clinical trial, the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who had previously experienced negative or inconclusive Holter monitoring.

        The CardioNet System incorporates a lightweight patient-worn sensor attached to electrodes that capture two-lead electrocardiogram, or ECG, data measuring electrical activity of the heart and communicates wirelessly with a compact, handheld monitor. The monitor analyzes incoming heartbeat-by-heartbeat information from the sensor on a real-time basis by applying proprietary algorithms designed to detect arrhythmias. When the monitor detects an arrhythmic event, it automatically transmits the ECG to the CardioNet Monitoring Center, even in the absence of symptoms noticed by the patient and without patient involvement. At the CardioNet Monitoring Center, which operates 24 hours a day and 7 days per week, experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician. The CardioNet System currently stores 21 days of ECG data, in contrast to 10 minutes for a typical event monitor. The CardioNet System employs two-way wireless communications, enabling continuous transmission of patient data to the CardioNet Monitoring Center and permitting physicians to remotely adjust monitoring parameters and request previous ECG data from the memory stored in the monitor.

        Since our commercial introduction of the CardioNet System in January 2003, physicians have enrolled over 133,000 patients in the CardioNet System. Through March 31, 2008, we marketed our solution in 48 states. In addition, we have achieved reimbursement at payment levels that we believe reflects the clinical efficacy of the CardioNet System relative to existing technologies. We have secured direct contracts with 181 commercial payors as of June 30, 2008. We estimate that, combined with Medicare, this represents more than 177 million covered lives.

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  Publication of Randomized Clinical Trial.    We completed a 300-patient randomized clinical trial finding that the CardioNet System provided a significantly higher diagnostic yield compared to traditional loop event monitoring, including loop event monitoring incorporating a feature designed to automatically detect certain arrhythmias. We are using the clinical evidence from this trial to both drive continued physician adoption of our solution and to attempt to secure contracts with additional commercial payors. Of the 21 targeted commercial payors, representing approximately 95 million covered lives, who had previously required proof of product superiority evidenced by a published randomized clinical trial, we have secured contracts with three such payors, representing over 26 million covered lives, since publication of our trial results in March 2007.

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  Acquisition of PDSHeart, Inc.    On March 8, 2007, we acquired PDSHeart, Inc. for an aggregate purchase price of $51.6 million. The $51.6 million purchase price was comprised of $44.3 million in cash at closing, $5.2 million in assumed debt, $1.4 million in transaction expenses and the assumption of a $0.7 million liability related to payments due to certain key employees of PDSHeart on March 8, 2008. Approximately $1.5 million of the assumed debt was satisfied through the issuance of 1,456 shares of our mandatorily redeemable convertible preferred stock at an original issue price per share of $1,000. In addition to the $51.6 million, we agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquisition. Our initial public offering was consummated on March 25, 2008 and, accordingly, the purchase price for the PDSHeart acquisition has been adjusted to $56.6 million to reflect the payment. PDSHeart provides event, Holter and pacemaker monitoring services in 48 states. Event monitoring and Holter monitoring represented approximately 80% and 16%, respectively, of PDSHeart's $20.9 million in revenues for the year ending December 31, 2006. For the year ended December 31, 2006, PDSHeart provided event monitoring services to approximately 76,000 patients. We believe that the acquisition of PDSHeart can have numerous benefits for us, including the opportunity to cross sell into our respective customer bases and the ability to become a "one stop shop" for arrhythmia monitoring services given our full spectrum of solutions, ranging from our differentiated CardioNet System to event and Holter monitoring. We believe that only approximately 5% of our accounts overlapped with those of PDSHeart at the time of the acquisition, due primarily to our complementary geographic coverage. In 2006, we derived approximately 75% of our revenues from sales of our CardioNet System in the Northeast states, while PDSHeart derived approximately 80% of its revenues in states outside the Northeast. As a result, the acquisition has accelerated our market expansion strategy by providing us with immediate access to a sales force with existing physician relationships capable of marketing our CardioNet System in areas of the country where it had previously not been sold. Our sales force increased from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, largely as a result of the PDSHeart acquisition. On a consolidated basis, for the three months ended March 31, 2008, revenues were $25.5 million.

        We believe that our integrated patient monitoring platform can be utilized for future applications in multiple markets beyond arrhythmia monitoring. We believe that we have growth opportunities in clinical trial monitoring, where we have developed additional FDA-cleared algorithms for specific cardiac data required in clinical trials, and in comprehensive disease management for congestive heart failure, diabetes and other diseases. We believe that our technology could also be used to create "instant telemetry beds" in hospitals, particularly in rural hospitals, step-down units or skilled nursing facilities to help cope with acute nursing shortages by reducing the number of nurses needed to oversee ECG monitoring. In addition, the significant capital equipment costs associated with in-facility based ECG telemetry could be avoided through the use of the CardioNet System.

Industry Overview

  Overview of Cardiac Arrhythmias

        An arrhythmia is categorized as a temporary or sustained abnormal heart rhythm that is caused by a disturbance in the electrical signals in the chambers of the heart. Proper transmission of electrical signals to the heart is necessary to ensure effective heart function. There are two main categories of arrhythmia: tachycardia, meaning too fast a heartbeat, and bradycardia, meaning too slow a heartbeat.

        Arrhythmias affect more than four million people in the United States. According to the American Heart Association, arrhythmias result in more than 780,000 hospitalizations and contribute to approximately 480,000 deaths each year. A number of factors can contribute to arrhythmias including cardiovascular disease, high blood pressure, diabetes, smoking, excessive consumption of alcohol or caffeine, illicit drug abuse or stress. An arrhythmia may be a symptom of serious cardiovascular disease and, if left undiagnosed and untreated, can lead to stroke, other serious complications or even death. Examples of arrhythmias and their consequences include:

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  Atrial fibrillation.    The most prevalent arrhythmia is atrial fibrillation, an arrhythmia that affects approximately 2.2 million Americans and is characterized by a rapid, irregular quivering of the upper chambers of the heart. According to the Framingham Study published in 2004, one in four people over the age of 40 in the United States has a lifetime risk of developing atrial fibrillation, and the incidence of atrial fibrillation increases with age. According to the American Heart Association, approximately 15% to 20% of the estimated 700,000 strokes that occur annually in the United States are attributable to atrial fibrillation and people with atrial fibrillation are approximately five times more likely to have a stroke.

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  Ventricular Tachycardia.    Ventricular tachycardia is a potentially life-threatening arrhythmia initiated in the lower chambers of the heart. It can interfere with the ability of the heart to pump blood and may degenerate into ventricular fibrillation requiring CPR and defibrillation. It can occur with or without apparent heart disease.

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  Syncope.    While not an arrhythmia, syncope, or fainting, many times results from an arrhythmia. It is the temporary loss of consciousness because of a sudden decline in blood flow to the brain that may be the result of tachycardia or bradycardia. Syncope accounts for 1% to 3% of emergency department visits and up to 6% of hospital admissions each year in the United States.

        The ability to diagnose or rule out an arrhythmia as a symptom of a cardiac condition is important both to treat those patients with serious cardiovascular diseases as well as to identify those patients that may not require further medical attention.

  Evolution of Traditional Arrhythmia Monitoring Technologies

        Arrhythmias may be diagnosed either in a physician's office or other health care facility or remotely by monitoring a patient's heart rhythm. Typically, physicians will initially administer a resting ECG that monitors the electrical impulses in a patient's heart. If a physician determines that a patient needs to be monitored for a longer period of time to produce a diagnosis, the physician will typically prescribe an ambulatory cardiac monitoring device, such as a Holter monitor or an event monitor.

        Some physicians own their own ambulatory cardiac monitoring devices and provide ambulatory monitoring services directly to their patients, while other physicians outsource the services to third party providers. In the wake of increasing legal and compliance requirements surrounding ambulatory cardiac monitoring, including a 2003 Medicare decision requiring 24 hour per day monitoring stations, the increasing trend is for physicians and hospitals to outsource their monitoring needs to independent providers.

        If either the Holter monitor or event monitor are negative or inconclusive and the physician still suspects an arrhythmia as the cause of the symptom, the physician may decide to prescribe additional, more expensive testing or hospitalize the patient in a telemetry unit (continuously attended ECG monitoring). In-hospital telemetry is expensive and therefore is only utilized selectively and for short time periods, and the monitored data is often not reflective of real-life cardiac activity.

  Holter Monitors

        A Holter monitor is an ambulatory cardiac monitoring device, first used in 1961, that is generally worn by a patient for a one or, in rare instances, two day period in order to record continuous ECG data. After the one or two day period, the magnetic or digital storage, or other medium containing the data recorded by this device, is delivered by hand, mail or internet for processing and analysis by the physician or a third party service provider. Despite the advent of newer technologies, Holter monitoring continues to be used today for patients whose suspected arrhythmia is believed to occur many times during the course of a day, in which case a Holter is often effective or adequate. However, for a patient that has an unpredictable or intermittent arrhythmia, a Holter may not provide clinically useful information due to the insufficient duration of the monitoring period. In addition, as a result of the typical one to three day reporting delay and the lack of real-time physician notification, patients may not receive timely diagnosis of their condition. Any artifact, or noise, in the data will not be discovered until the test is analyzed. A 2005 Frost & Sullivan study reported that Holters have been found to be effective in diagnosing arrhythmias only 10% of the time.

  Event Monitors

        Beginning in the 1980s, a new category of ambulatory cardiac monitoring devices called event monitors emerged, with the most common type referred to as manual-trigger loop event monitors. An event monitor records several minutes of ECG activity at a time and then begins overwriting the memory, a process referred to as memory loop recording. When a patient feels the symptoms of an event, he or she pushes a button to activate the recording, which typically freezes 45 seconds of ECG data before symptom onset and records 15 seconds live following the symptom. Event monitors have limited memory, usually less than 10 minutes, and can generally store data concerning between one and six cardiac events. The patient must transmit the event data to the monitoring center, typically by phone, and then erase the memory. To the extent that the patient does not call in and transmit data concerning an event, the device will become unable to store future event data once the device event storage is full.

        Event monitors offer certain advantages over Holters given that they are worn over a period of up to 30 days, instead of the one to two day Holter period. However, event monitors have significant shortcomings. Manual-trigger loop event monitors capture only cardiac events associated with symptoms detectable by the patient and not asymptomatic cardiac events. In our experience, only 15% to 20% of clinically significant cardiac events are symptomatic, meaning that the patient can feel them as they occur. Other drawbacks of manual-trigger loop event monitors include the limited data storage, the lack of trend data, and poor patient compliance relating to the requirement that the patient must both trigger and transmit events.

        A newer version of event monitoring devices was introduced in 1999 called the auto-detect loop event monitor. The auto-detect loop event monitor also records using a very short memory loop and event storage capability, capturing several minutes of heart activity at a time before starting over, but incorporates basic algorithms that look at fast, slow or irregular heart rates and, in some instances, pauses to automatically detect certain asymptomatic arrhythmias. Similar to manual-trigger loop event monitors, the auto-detect loop event monitor requires the patient to call in and transmit the event by reaching the physician or a technician at a physician's office or a monitoring center and holding the cardiac event monitor up to a telephone to transmit the event data. The latest development in auto-detect loop event monitoring, not yet widely adopted by physicians, is referred to as auto-detect/auto-send. Auto-detect/auto-send loop event monitors have the ability to send captured event data to a monitoring center via cell phone, instead of requiring patients to manually transmit event data. Patients do not have the ability to correlate symptoms to the event via the monitor and are required to carry a diary and make contact with the monitoring center to report symptoms. We believe the algorithms in these monitors were not subject to the same level of FDA scrutiny prior to marketing as the CardioNet

System algorithm and therefore have not received the same FDA clearance. These monitors still continue to suffer from limited data storage and limited algorithm capabilities. To our knowledge, randomized prospective peer reviewed clinical trials have not yet been conducted to demonstrate any improvement in diagnostic yield between the standard loop monitors and the newer auto-trigger or auto-trigger/auto-send monitors.

  Shortcomings of Traditional Arrhythmia Monitoring

        Despite major advances in cardiology with new therapeutic drugs, such as beta blockers and statins, and new therapeutic devices and procedures over the last several decades, there have been few advances in ambulatory monitoring. We believe that there is a significant opportunity for new arrhythmia monitoring solutions that exploit the convergence of wireless, low power microelectronic and software technologies to address the shortcomings of traditional Holter and event monitors. Existing technologies have one or more drawbacks including inability to detect asymptomatic events, failure to provide real-time data, memory constraints, frequent inaccurate diagnoses and an inability to monitor patient compliance and interaction. These drawbacks often lead to suboptimal diagnostic yields, adversely impacting clinical outcomes and health care costs.

Our Solution

        We have developed an ambulatory, continuous and real-time arrhythmia monitoring solution that we believe represents a significant advancement over event and Holter monitoring. The CardioNet System incorporates a patient-worn sensor attached to leads that captures ECG data and communicates wirelessly with a compact monitor that analyzes incoming information by applying proprietary algorithms designed to detect arrhythmias and eliminate data noise. When the monitor detects an arrhythmic event, it automatically transmits the ECG data to the CardioNet Monitoring Center, where experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician. The CardioNet System, on average, is worn by the patient for a period of approximately 14 days.

        The CardioNet System results in a high diagnostic yield of clinically significant arrhythmias, allowing for real-time detection and analysis as well as timely intervention and treatment. In a randomized 300-patient clinical study, the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who have previously experienced negative or nondiagnostic Holter monitoring.

        We believe that the CardioNet System offers the following advantages to physicians, payors and patients:

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  Real-time, continuous data.    The CardioNet System initiates real-time analysis and automatic transmission as events occur, which allows physicians to receive urgent notifications in a timely manner. In contrast, most event monitors require the patient to go to a phone and call in to transmit the event data, which may not happen until hours or days after the event, or at all if the patient is not compliant.

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  Expanded memory.    The CardioNet System currently stores 21 days of ECG data, considerably more than the typical 10 minutes of memory of event monitors. Event monitors have capacity to store multiple events, but generally store only between one and six cardiac events, a subset of which may be unusable depending on degree of data artifacts. To the extent that the patient does not call in and transmit an event, once the event monitor is full, it may become unable to capture future events. The CardioNet System not only provides 21 days of memory to prevent inadvertent loss of data, but also presents physicians with trend data for heart rate and atrial fibrillation burden.

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  Increased compliance through technology and reduced patient interaction.    The CardioNet System works without patient interaction, automatically detecting and transmitting asymptomatic events. Event monitors typically require the patient to call in and transmit the event by reaching the physician or a technician at a physician's office or a monitoring center and holding the event monitor up to a telephone to transmit the event data. The CardioNet System increases patient compliance by alerting the patient through the monitor of loss of communication between the sensor and monitor or that a lead has become detached. Physicians are able to confirm the patient wore the monitor through the daily reports provided to physicians.

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  Reflects real-life cardiac activity.    Patients using the CardioNet System can continue normal activities, including activities that may trigger an arrhythmia.

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  Symptom correlation.    Patients experiencing a symptom record details of their symptom and activity data on the touch-screen of the CardioNet System monitor, which allows physicians to correlate the information to the underlying ECG data.

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  Detection of asymptomatic events.    We have developed a proprietary, FDA-cleared ECG detection algorithm that automatically identifies arrhythmic events, even in the absence of symptoms noticed by the patient.

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  Minimization of data artifacts or "noise".    We have designed our algorithms to eliminate data artifacts to reduce inaccurate diagnoses and enable more efficient data review by both physicians and the certified cardiac monitoring specialists in the CardioNet Monitoring Center. In contrast, we believe that certain of the algorithms in the auto-detect loop event monitors rely on simplistic triggers relating to high, low and irregular heart rates and, in some cases, pauses in heart rate, and consequently result in frequent inaccurate diagnoses.

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  Two-way wireless capabilities for transmission, remote programming and data retrieval.    The CardioNet System allows two-way wireless communications, compared to most or all event monitors which only support one-way transmissions. With the CardioNet System, physicians can adjust device parameters remotely, "check in" on the patient and request ECG data from the previous 21 days. Our next generation monitor also allows for voice capabilities in addition to text messaging capabilities.

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  Potential reduction in health care costs.    We have demonstrated increased diagnostic yield as compared to event monitoring, which we believe may reduce "time to diagnosis" and reduce health care costs resulting from repeated emergency room and physician visits, additional diagnostic testing, prolonged hospitalizations for the sole purpose of arryhythmia monitoring and unnecessary hospitalizations for drug initiation and titration, as well as expenditures resulting from stroke and other serious cardiovascular complications.

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  Tailored and customized to physician's needs.    The prescribing physician selects patient-specific monitoring thresholds and response parameters. The physician selects the events to be monitored and the level and timing of response by the CardioNet Monitoring Center—from routine daily reporting to urgent "stat" reports. Physicians can review the data by fax or internet, depending on their preferences.

        Following our acquisition of PDSHeart, we also offer traditional event and Holter monitoring services, positioning us as a "one stop shop" for arrhythmia monitoring solutions. We provide cardiologists and electrophysiologists who prefer to use a single source of arrhythmia monitoring solutions with a full spectrum of those solutions, ranging from our differentiated CardioNet System to traditional event and Holter monitoring.

Our Business Strategy

        Our goal is to maintain our position as the leading provider of ambulatory, continuous and real-time outpatient monitoring services by establishing our proprietary integrated technology and service offering as the standard of care for multiple health care markets. The key elements of the business strategy by which we intend to achieve these goals include:

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  Continue to Educate the Market on the Higher Diagnostic Yield of Our Differentiated Arrhythmia Monitoring Solution.    We intend to continue to educate cardiologists and electrophysiologists on the benefits of using the CardioNet System to meet their arrhythmia monitoring needs, stressing the increased diagnostic yield and their ability to use the clinically significant data to make timely interventions and guide more effective treatments. Physicians have responded favorably to our comprehensive and responsive service delivery model which allows predetermined notification criteria tailored to the patient by the physician, while driving increased patient compliance and resulting in positive patient experiences. In 2007, we launched a new campaign for our CardioNet System entitled "Without Peer" aimed at building brand awareness and customer preference over other monitoring solutions. The "Without Peer" campaign reflects our belief that the CardioNet System is superior to other arrhythmia monitoring solutions.

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  Capitalize on Clinical Trial Results to Enhance Payor Relationships.    We have pioneered reimbursement for our advanced monitoring solution at levels that we believe reflects its clinical efficacy relative to existing technologies. At year-end 2004, we had contracts with 41 commercial payors representing 32 million covered lives. Our efforts since year-end 2004 have resulted in contracts with 181 commercial payors and Medicare as of June 30, 2008. We estimate that this represents more than 177 million covered lives. We completed a 300-patient randomized clinical trial that found that the CardioNet System provided a significantly higher diagnostic yield compared to traditional loop event monitoring, including technology incorporating a feature designed to automatically detect certain arrhythmias. We are using the clinical evidence from this trial to both drive continued physician adoption of our solution and to attempt to secure contracts with additional commercial payors. Of the 21 targeted commercial payors, representing approximately 95 million covered lives, who had previously required proof of product superiority evidenced by a published randomized clinical trial, we have secured contracts with three such payors, representing over 26 million covered lives, since publication of our trial results in March 2007. Several of the remaining payors have indicated that they do not believe that the data from the clinical trial is sufficient. We continue to work with these and other payors to secure reimbursement contracts.

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  Position CardioNet as "One Stop Shop" for Arrhythmia Monitoring.    Through our acquisition of PDSHeart, we are able to offer to physicians both the CardioNet System and event and Holter monitors. We believe that certain cardiologists and electrophysiologists prefer to use a single source of arrhythmia monitoring solutions with a full spectrum of those solutions.

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  Leverage Expanded Sales Footprint to Enhance Market Penetration.    With the acquisition of PDSHeart, we now provide services to patients in 48 states. Our sales force increased from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, largely as a result of the PDSHeart acquisition, and we intend to continue to add sales capacity. The acquisition accelerated our market expansion strategy by providing us with immediate access to a sales force with existing physician relationships capable of marketing our CardioNet System in areas of the country where it had previously not been marketed or sold.

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  Leverage Monitoring Platform to New Market Opportunities.    We believe that the CardioNet System is a platform that can be leveraged for applications in multiple markets. We have made a significant investment in infrastructure and technology. Our investment includes designing and implementing an integrated technology and service network, establishing a sophisticated data services architecture in conjunction with our data partner QUALCOMM, creating a dedicated central monitoring service center, and internally developing advanced algorithms which sense, analyze and process data. While our initial focus has been on arrhythmia diagnosis and monitoring, we intend to expand into new market areas such as cardiac monitoring for clinical trials, including QT prolongation and arrhythmia trials, and comprehensive disease management for congestive heart failure, diabetes and other diseases that require outpatient or ambulatory monitoring and management. We believe that our technology could also be used to create "instant telemetry beds" in hospitals, particularly in rural hospitals, step-down units or skilled nursing facilities to help cope with acute nursing shortages by reducing the number of nurses needed to oversee ECG monitoring and reduce capital equipment costs.

Monitoring with the CardioNet System

  Initiation of Service

        A physician prescribing the CardioNet System for his patient completes an enrollment form that describes the length of time during which the patient should be monitored, together with patient-specific monitoring thresholds and response parameters. Once the patient has been enrolled, a CardioNet representative contacts the patient to coordinate delivery and schedule a telephonic patient-education session on the use of the CardioNet System. Prior to January 2006, our standard practice was to provide in-home patient education and service initiation. By transitioning to telephonic patient education, which now accounts for approximately 91% of new patient starts, we were able to substantially lower our cost of sales, contributing to an improvement in gross profit margins from 55% for the three months ended December 2005 to 69% in the comparable period in 2006.

  Monitoring

        A lightweight sensor (worn as a pendant or on a belt clip) attached to leads records two channels of ECG. The sensor constantly communicates wirelessly with the monitor, a compact handheld unit which can be tucked into a pocket or purse. The monitor analyzes incoming information from the sensor on a real-time basis by applying proprietary algorithms designed to detect arrhythmias.

        When the monitor detects an arrhythmic event (defined by the values prescribed by the patient's physician), it transmits the ECG to the CardioNet Monitoring Center, even in the absence of symptoms noticed by the patient and without patient interaction. When patients experience a symptom, they select their symptom and the contemporaneous activity level through the monitor's touch-screen. Once completed, the monitor automatically transmits the event to the CardioNet monitoring center for review. When at home, the patient can place the monitor in a base station, which allows recharging and enables automated data transmission through the standard telephone line in the patient's home. Our monitors store 21 days of ECG data.

        The monitor allows two-way wireless communications, enabling the CardioNet Monitoring Center to adjust device parameters, "check in" on the patient and pull previous ECG data, over standard telephone lines and through cellular coverage. The monitors allow for text messaging and our C3 monitor also has voice capabilities. Most other ambulatory devices on the market, such as most event monitors, only support one-way transmissions.

  Central Monitoring Station/Data Transmission Network

        At the CardioNet Monitoring Center, an Independent Diagnostic Testing Facility certified by Medicare, experienced certified cardiac monitoring specialists analyze the sent data, respond to urgent events and report results in the manner prescribed by the physician and monitor patient compliance. The CardioNet Monitoring Center operates 24 hours a day, 7 days per week. The data transmission is accomplished through (i) a wireless cell phone modem in the monitor or (ii) through the telephone line modem in the base station.

  Physician Notification

        When prescribing the CardioNet System, the physician selects the events to be monitored and the level and timing of response by the CardioNet Monitoring Center—from routine daily reporting to urgent "stat" reports. Physicians can review the data in the media they prefer—fax or internet. Reports have been designed to allow rapid review of results, graphing related data and trends. The following is a summary of the types of reports we provide:

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  Daily Report, which includes:

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  Heart rate trending chart;

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  Charts describing the frequency and duration of atrial fibrillation;

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  Summary of ECG activity from the prior 24 hours;

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  Description of symptoms and associated activity level if reported by patient; and

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  Description of urgent ECG data transmitted during the prior 24 hours.

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  Urgent Report

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  When a patient's ECG and/or symptom meets pre-prescribed physician notification criteria, the physician is notified immediately and provided with the relevant ECG data, along with the symptoms and activity reported by the patient. Physicians are also allowed to revise notification criteria if applicable to prevent future false alarms.

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  Fetch Report

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  Provides customized information from the monitor at the request of the physician for any period during the previous 21 days.

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  End of Service Summary Report

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  At the completion of the patient's monitoring, a report is prepared describing the length of the monitoring service and all reports that were prepared for the patient during the monitoring service.

Other Arrhythmia Monitoring Services

        In addition to the CardioNet System, we also offer Holter and event monitoring services that are marketed and serviced by PDSHeart.

  Holter Monitoring Services

        The Holter monitor is a small portable ECG recorder designed to record a continuous ECG signal for one to, in rare instances, two days. The Holter monitor has five to seven leads that are attached to electrodes, which are typically placed on the patient in the physician's office. Patients are instructed to wear the monitor continuously while they go about normal daily routine, including sleeping. During the monitoring period, the Holter monitor stores an image of the electrical impulses of every heartbeat or irregularity in either digital format on an internal compact flashcard or in analog format on a standard cassette tape located inside the monitor. Approximately 13% of our Holters are analog tape and the remaining 87% use digital flashcard technology. At the conclusion of the monitoring period, the patient returns to the physician office to have the monitor disconnect. After the patient returns home, the stored data is mailed or sent electronically through a secure web transfer to our Holter lab where our trained cardiac technicians analyze the data, generate a report of the findings and return the results back to the physician in less than 24 hours. The physician then interprets the results and determines the next step for the patient. Our Holter lab is distinct from the CardioNet Monitoring Center which is used for the CardioNet System. PDSHeart provided Holter monitoring services to approximately 48,000 patients in 2007.

  Event Monitoring Services

        The event monitor is a small portable ECG recorder about the size of a pager designed to record and store up to 540 seconds of ECG signal. Event monitors are placed on the patient in the physician's office and worn typically for 30 days. Our event monitoring services provides physicians with the flexibility to prescribe both memory loop event monitors and non-loop event monitors. In 2007, approximately 87% of our event monitors prescribed by physicians were memory loop event monitors and the remaining 13% prescribed were non-loop event monitors. The memory loop event monitor has two to four leads that are attached to electrodes, which are placed on the patient's chest. The memory loop event monitor continuously records and stores the previous 60 seconds of ECG signal in internal loop memory. When a patient becomes symptomatic, he or she activates the monitor by pressing the record button which stores the 60 seconds of existing loop memory and an additional 30 seconds of ECG signal following patient activation. The stored data is considered one cardiac event and provides physicians a snapshot of the ECG signal recorded immediately before and during a patient's symptoms. Some of our memory loop event monitors have an internal algorithm that can automatically activate the monitor based on rate thresholds and irregular rhythms. Our non-loop event monitors are kept with the patient at all times. When a patient experiences symptoms, our non-loop event monitors will typically record and store 30 seconds of ECG signal immediately following activation and placement in direct contact with the patient's chest. Our event monitors have a capacity to store one to six cardiac events before the patient must transmit the data telephonically to one of three event monitoring centers where our trained cardiac technicians analyze the data, generate a report of the findings and return the results back to the physician in less than 24 hours. The physician then interprets the results and determines the next step for the patient. Once transmitted, the internal memory in the monitor is erased and the patient can resume activating the monitor to record further cardiac events. Our three event monitoring centers are distinct from the CardioNet Monitoring Center which is used for the CardioNet System. PDSHeart provided event monitoring services to approximately 77,000 patients in 2007.

  Pacemaker Monitoring Services

        Following the implantation of a pacemaker, certain physicians refer patients to us for periodic monitoring and evaluation of the device based on a pre-determined frequency set by the referring physician. The patient is provided a transmitter device that we use to telephonically transmit data that we use to monitor the life and function of the pacemakers. For the three months ended March 31, 2008, PDSHeart preformed approximately 6,000 pacemaker tests.

CardioNet Patient Monitoring Platform

        The CardioNet System is a patient monitoring platform that we believe can be leveraged for applications in multiple markets. We designed the CardioNet System to connect sensors and analysis devices on the patient's body (which could include ECG, weight, blood pressure, glucose and others) to a monitoring center through the use of a wireless data transmission network. Our advanced technology allows the patient system to be housed in a small, portable, non-invasive package that requires limited patient involvement and compliance. The extended monitoring period and portability of the CardioNet System enables the capture and analysis of real-life patient activity through sophisticated patient information management systems and the transmission of such data.

        We have made a significant investment in infrastructure and technology over a six year period. We have raised over $250 million in capital and spent seven years developing and deploying a proprietary integrated patient monitoring platform that incorporates a wireless data transmission network, internally developed software, FDA-cleared algorithms and medical devices, and a 24-hour digital monitoring service center. Our investment includes designing and implementing an integrated technology and service network, establishing a sophisticated data services architecture in conjunction with our data partner QUALCOMM, creating a dedicated central monitoring service center, and internally developing advanced algorithms which sense, analyze and process data.

  Next Generation CardioNet System Technology Pipeline

        We have been marketing our second generation CardioNet System, referred to as C2, since 2004. We have developed a third generation system called C3 which features several technology enhancements including:

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  new monitor, which is roughly half the size and weight of the existing monitor;

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  new sensor;

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  voice capability;

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  new 510(k) cleared, proprietary algorithm; and

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  expanded memory storage of 21 days.

        The cost of manufacturing C3 is approximately 34% less than the cost of manufacturing the older generation device. We received FDA 510(k) clearance for the C3 system, including the new algorithm, and began commercial delivery of the C3 system in October 2007. Eventually, we expect that our inventory of C3 systems will replace our existing inventory of our C2 systems. In addition, we have upgraded our inventory of C2 systems in order to increase their memory storage from 96 hours of ECG data to 21 days of ECG data.

  Wireless Data Transmission Network

        The CardioNet System makes use of multiple communication networks to transmit ECG data to the technicians in the CardioNet Monitoring Center in real time. When an event meeting pre-prescribed physician notification criteria is detected by our monitor, the monitor transmits data to the CardioNet Monitoring Center over a telephone line if the monitor is in its base, or wirelessly over a cellular data network if the monitor is being used outside the base. Pursuant to our agreement, all data is sent from the monitor directly to QUALCOMM. QUALCOMM has both a primary and backup data center for high availability. QUALCOMM immediately forwards the transmission to our CardioNet Monitoring Center. The CardioNet Monitoring Center is equipped with primary and backup data centers that are fully integrated with QUALCOMM's primary and backup datacenters so that data can be easily routed through a number of paths in the event of an emergency. When data is received by the CardioNet Monitoring Center, it is processed by our technicians in order of severity and time received. We have agreed with QUALCOMM that they will be our exclusive provider of monitoring and communication services through the expiration of the agreement in September 2012 and automatically renews for successive periods for one year each, unless terminated by either party with at least 90 days advance notice to the other party. QUALCOMM may terminate the agreement if certain conditions occur, including if we fail to maintain an agreed-upon number of active cardiac monitoring devices on the QUALCOMM network or in the event that we begin to utilize the services of a provider of monitoring and communication services other than QUALCOMM. Pursuant to the agreement, we are required to indemnify QUALCOMM for all claims resulting from the provision of our services.

  Proprietary Software and Algorithms

        We have developed a proprietary software platform which is at the core of the CardioNet System. In the last six years, we have had more than 25 major software releases. Key software includes:

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  ECG Detection Algorithm.    The CardioNet System monitor analyzes incoming information from the sensor on a real-time basis by applying proprietary algorithms which are designed to detect arrhythmias. Our original CardioNet System layered CardioNet-developed algorithms on top of a commercially available algorithm. In October 2005, we received FDA 510(k) clearance for a next generation ECG detection algorithm we use in the C3, to which one or more patents or patent applications relate.

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  Patient Enrollment and Management System.    The CardioNet System features separate HIPAA compliant websites for each physician practice that allow physicians to review, edit and print patient reports. We also maintain demographic information for each physician practice enrolled with us which enables members of the CardioNet monitoring center to immediately contact a physician whose patient experiences a clinically significant event described in predefined monitoring thresholds provided to us by the physician.

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  Monitoring Services Application.    The monitoring services application is a software application included within the CardioNet Monitoring Center that analyzes incoming data from a patient-worn sensor on a real time basis. When the monitor detects an arrhythmic event (defined by the values prescribed by the patient's physician), it transmits the ECG data to the CardioNet Monitoring System for our review. The ECG data is reviewed by one of our monitoring specialists and a determination is made as to the "stat" nature of the data and if the physician should be notified. Our monitoring services application provides the basis for the daily, urgent and fetch reports that we send to physicians and stores 21 days of ECG data.

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  Work Order System.    The CardioNet System tracks each patient from the time their use of the CardioNet System is prescribed by their physician through the time that the patient completes use of the CardioNet System, returns the CardioNet System to us and is released for billing. We are able to schedule and track relevant events such as the date we provide in-home patient education and service initiation to our patients and the dates that we ship and receive our CardioNet System to and from each patient.

Sales and Marketing

        We market our arrhythmia monitoring solutions, including the CardioNet System, primarily to cardiologists and electrophysiologists, who are the physician specialists who most commonly diagnose and manage patients with arrhythmias. We have grown our sales force from 27 account executives at December 31, 2006 to 81 account executives as of June 30, 2008, principally as a result of our acquisition of PDSHeart. In 2006, we derived approximately 75% of our revenues from sales of our CardioNet System in the Northeast states, while PDSHeart derived approximately 80% of its revenues in states outside the Northeast. Today, we market our arrhythmia monitoring solutions in 48 states.

        We attend trade shows and medical conferences such as the Heart Rhythm Society, American College of Cardiology, American Heart Association, Syncope Symposium, and the annual Atrial Fibrillation Conference in Boston to promote the CardioNet System and to meet medical professionals with an interest in performing research and reporting their results in peer-reviewed medical journals and at major medical conferences. We also sponsor peer-to-peer educational opportunities and participate in targeted public relations opportunities. In 2007, we launched a new campaign for our CardioNet System entitled "Without Peer" aimed at building brand awareness and customer preference over other monitoring solutions. The "Without Peer" campaign reflects our belief that the CardioNet System is superior to other arrhythmia monitoring solutions.

Reimbursement

  CardioNet System

        Arrhythmia monitoring with the CardioNet System involves two different types of reimbursement—technical services and professional services.

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  Technical Services.

    CardioNet receives reimbursement for the technical component related to the monitoring services provided by the CardioNet Monitoring Center, located in Conshohocken, Pennsylvania. The reimbursement is either provided by the Medicare Part B carrier for Pennsylvania on behalf of the Centers for Medicare and Medicaid Services or commercial payors. The technical component of our service is billed under the non-specific billing, or CPT, Code "93799." Unlike dedicated CPT codes approved by the AMA and CMS, claims using non-specific codes may require semi-automated or manual processing, as well as additional review by payors. The claims processing requirements associated with a nonspecific code can make our services less attractive to physicians. Furthermore, the Medicare reimbursement rate for non-specific codes is determined by local contractors. As a result, the reimbursement rates associated with that code is subject to change without notice. A request has been made to the CPT Editorial Panel to obtain a CPT code for our CardioNet System, with the goal of receiving a Category 1 CPT code from the AMA Coding Committee in 2009. The request was discussed and voted upon by the CPT Editorial Panel at its public October 2007 meeting. The results of the vote are confidential. We have been informally advised that the CPT Editorial Panel voted in favor of the request. However, the results of the vote are subject to change until such results are published in the fall of 2008. If the request is officially approved by the CPT Editorial Panel, the specific CPT code would be published in the fall of 2008 and would be available for use in 2009.

    As of June 30, 2008, our coverage with Medicare represented approximately 40 million covered lives, and we had secured contracts with 181 commercial payors as of June 30, 2008. We estimate that, combined with Medicare, this represents more than 177 million covered lives. We enter into contracts with commercial payors pursuant to which we receive reimbursement for our technical services. Such contracts typically provide for an initial term of between one and three years and provide for automatic renewal. Either party can typically terminate these contracts by providing between 60 to 120 days prior notice to the other party at any time following the end of the initial term of the agreement. The contracts provide for an agreed upon reimbursement rate, which in some instances is tied to the rate of reimbursement we receive from Medicare. Pursuant to these contracts, we generally agree to indemnify our commercial payors for damages arising in connection with the performance of our obligations thereunder.

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  Professional Services.

    Our physician customers receive reimbursement for professional interpretation by most commercial payors or Medicare carriers within the state where they practice. The reimbursement reflects payment for daily interpretation of enrollment patients or on a case rate or per day basis. We have an internal team of reimbursement professionals who call on Medicare and private payors to help facilitate physician reimbursement.

        We completed a 300-patient randomized clinical trial that found that the CardioNet System provided a significantly higher diagnostic yield compared to traditional loop event monitoring, including technology incorporating a feature designed to automatically detect certain arrhythmias. We are using the clinical evidence from this trial to both drive continued physician adoption of our solution and to attempt to secure contracts with additional commercial payors. Of the 21 targeted commercial payors, representing approximately 95 million covered lives, who had previously required proof of product superiority evidenced by a published randomized clinical trial, we have secured contracts with three such payors, representing over 26 million covered lives, since publication of our trial results in March 2007. Several of the remaining payors have indicated that they do not believe that the data from the clinical trial is sufficient. We continue to work with these and other payors to secure reimbursement contracts.

        The following charts demonstrates the growth in payors who covered the CardioNet System and our estimates of the number of covered lives that such payors represented on a quarterly basis during the time period beginning in the third quarter of 2003 through the fourth quarter of 2006:

Covered Lives—Commercial	Direct Contracts—Commercial

  Other Arrhythmia Monitoring Solutions

        Our other arrhythmia monitoring services, including event, Holter and pacemaker monitoring services, are reimbursed by commercial payors and government programs including Medicare. We also have direct arrangements with physicians who purchase our services and then submit claims for them directly to commercial and government payors. In some cases, patients may pay out-of-pocket on a fee for service basis. Generally our other arrhythmia monitoring services are billed using specific codes describing those services. Those codes are part of the CPT coding system which was established by the American Medical Association to describe services provided by physicians and other suppliers such as PDSHeart. The rate at which we are reimbursed by commercial payors and physicians (in those cases where physicians purchase our services) for our event, Holter and pacemaker monitoring services are negotiated between PDSHeart and the individual commercial payor or physician. Medicare pays for our services through the Physician Fee Schedule. These reimbursement rates are determined annually by CMS and are made available to the public through publication in the Federal Register and the CMS website. Reimbursement made by physicians for purchased services is made at fair market value. The determination of fair market value is subject to interpretation under federal and state anti-kickback laws. At this time, we are not aware of any government challenge or investigations involving the arrangements between PDSHeart and its physician customers.

Clinical Development

        We intend to continue to develop proof of superiority of our technology through clinical data. The three primary sources of clinical data that we have used to date to illustrate the clinical value of the CardioNet System include: (1) a randomized 300-patient clinical study; (2) our cumulative actual monitoring experience from our databases; and (3) other published studies.

  Randomized Clinical Study

        We completed a 17 center, 300-patient randomized clinical trial that CardioNet sponsored. We believe this study represents the largest randomized study comparing two noninvasive arrhythmia monitoring methods.

        The study was designed to evaluate patients who were suspected to have an arrhythmic cause underlying their symptoms, but who were a diagnostic challenge given that they had already had a nondiagnostic 24-hour Holter monitoring session or four hours of telemetry within 45 days prior to enrollment. Patients were randomized to either the CardioNet System or to a loop event monitor for up to 30 days. Of the 300 patients who were randomized, 266 patients who completed a minimum of 25 days of monitoring were analyzed (134 patients using CardioNet System and 132 patients using loop event monitors).

        Inclusion criteria included a high clinical suspicion of a malignant arrhythmia and symptoms of syncope, presyncope or severe palpitations occurring less frequently than once per 24 hours. Exclusion criteria included severe heart failure (as denoted by New York Heart Association Class IV), myocardial infarction (heart attack) within the prior three months, candidacy for or recent heart valve surgery, and a history of certain sustained tachycardias called ventricular tachycardia or ventricular fibrillation.

        The primary endpoint was the confirmation or exclusion of a probable arrhythmic cause of the patient's symptoms, defined as "diagnosis." Study investigators classified any arrhythmias during the monitoring period as being either "clinically significant" or "clinically insignificant." "Confirmation" was based on investigators' assessment of the likelihood that a clinically significant arrhythmia caused the patient's presenting symptoms. "Exclusion" of a probable arrhythmic cause was determined if any reported symptoms were not associated with an arrhythmia. Monitoring was considered "nondiagnostic," or nonconclusive, if patients remained asymptomatic during the monitoring period with either no arrhythmia or only a clinically insignificant arrhythmia document. The study concluded that the primary endpoint was met.

        Eric Prystowsky, a member of our board of directors and medical advisory board, is the chief editor of the journal in which the study was published. Dr. Prystowsky recused himself from the journal's review of the study and a guest editor was chosen who selected the reviewers and oversaw the entire review process, which was blinded to Dr. Prystowsky.

        The following chart depicts data from the trial, indicating that the CardioNet System is nearly three times more successful in detecting clinically significant arrhythmias in patients than loop event monitors:

        In a subgroup of patients experiencing syncope and/or presyncope, the CardioNet System was more than three times more effective than loop event monitors in diagnosing clinically significant arrhythmias, as demonstrated in the following chart:

        The study specifically compared the success of the CardioNet System against loop event monitors in detecting patients afflicted with atrial fibrillation because of the prevalence of asymptomatic episodes that occur in cases of atrial fibrillation and the difficulty of diagnosis. Diagnosis and treatment of atrial fibrillation is important because it can lead to many other medical problems, including stroke. The following chart depicts data from the trial indicating that the CardioNet System demonstrated greater success in detecting atrial fibrillation than loop event monitors, especially in patients who were experiencing asymptomatic atrial fibrillation.

        The following chart depicts data from the trial indicating the success of the CardioNet System compared to loop event monitors in diagnosing atrial fibrillation in patients experiencing syncope and/or presyncope and who also experience asymptomatic episodes of atrial fibrillation:

  CardioNet's Monitoring Experience

        In January 2005, we completed a study of the first 100 patients who used the CardioNet System. 51% of such patients were diagnosed with clinically significant arrhythmias. 53% of patients who had previously been tested without successful diagnosis using Holter or event monitors were diagnosed with clinically significant arrhythmias by the CardioNet System. 34% of patients experienced a change of management by their physician as a result of their diagnosis using the CardioNet System. Of those, 15% were implanted with pacemakers, 6% were implanted with cardioverter-defibrillators and 12% were prescribed ablations.

  Other Studies

        Several other studies produced data indicating the usefulness and efficiency of the CardioNet System including:

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  A 19-patient study conducted at Johns Hopkins Hospital in Baltimore utilized the CardioNet System to monitor patients both pre- and post- ablation for atrial fibrillation. The patients were monitored for recurrence of atrial fibrillation and the reliability of patient symptoms in determining when atrial fibrillation was or was not occurring. Results demonstrated the unreliability of using symptoms to determine when atrial fibrillation was occurring.

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  A 42-patient study conducted at the Cleveland Clinic utilized the CardioNet System to determine the incidence of recurrence of atrial fibrillation post ablation. The study evaluated patients for asymptomatic atrial fibrillation in making decisions for anticoagulation after ablation procedures. The study showed that in this population the CardioNet System helped facilitate the decision to stop anticoagulation treatment.

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  A 39-patient study conducted at the Cleveland Clinic utilized the CardioNet System to monitor children presenting with palpitations, syncope and presyncope. The study results indicated that the CardioNet System is safe and useful for evaluation of children and adolescents with suspected arrhythmia, providing a diagnosis in 64% of subjects within four weeks. The study further reported that in this initial series, the diagnostic yield of the CardioNet System was higher than the expected yield from traditional trans-telephonic ECG event monitors in pediatric patients.

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  A 122-patient study conducted at the Care Group in Indianapolis utilized the CardioNet System to monitor patients for palpitations, syncope, presyncope and antiarrhythmic therapy consisting of drug titration and ablation. The study showed the ability of the CardioNet System to identify asymptomatic clinically significant arrhythmias such as atrial fibrillation even in patients without a history of arrhythmia, and to identify the cause of presyncope/syncope, including patients with a previous negative workup. Further, the CardioNet System allowed patients to undergo daily medication dose titration in the outpatient setting, thus avoiding hospitalizations.

Competition

        Although we believe that we have a leading market share in the mobile cardiac arrhythmia monitoring industry, the market in which we operate is fragmented and characterized by a large number of smaller regional service providers. According to Frost & Sullivan, the combined market share of CardioNet and PDSHeart in the mobile cardiac arrhythmia monitoring industry in 2006, exclusive of Holter monitoring, was approximately 24%, and the market shares of LifeWatch Corp. and Raytel Medical Corporation, the next largest participants in that market, were approximately 20% and 12%, respectively. To our knowledge, none of our competitors, including LifeWatch and Raytel, provide a monitoring solution that provides equivalent functionality to our CardioNet System. A number of companies, however, provide Holter and event monitors that indirectly compete with the CardioNet System, including LifeWatch Corp. and Raytel Medical Corporation.

        We believe that the principal competitive factors that impact the success of our cardiac monitoring solutions include some or all of the following:

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  quality of the algorithm used to detect symptoms;

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  successful completion of a randomized clinical trial and publication of the results in a peer-reviewed journal;

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  quality of clinical data;

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  ease of use and reliability of cardiac monitoring solutions for patients and physicians;

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  technology performance, innovation, flexibility and range of application;

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  timeliness and clinical relevance of new product introductions;

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  quality and availability of customer support services;

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  size, experience, knowledge and training of sales and marketing staff;

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  brand recognition and reputation;

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  relationships with referring physicians, hospitals, managed care organizations and other third party payors;

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  the reimbursement rates associated with our services; and

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  value.

        We believe that we compete favorably based on the factors described above. However, our industry is evolving rapidly and is becoming increasingly competitive and the bases on which we compete may change over time. In addition, as companies with substantially greater resources than ours enter our market, we will face increased competition. For example, Royal Philips Electronics recently announced an agreement to acquire Raytel.

Intellectual Property

        To protect our proprietary rights, we rely on a combination of trademark, copyright, patent, trade secret and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with our partners and other third parties.

        Patents.    As of July 21, 2008, we had 14 issued U.S. patents and eight issued foreign patents relating to functionality of individual components of the CardioNet System, operation of the total monitoring system, communication methodologies, control of data in the system, algorithms for ECG detection and analysis, and monitoring methods. We are in the process of applying for additional patents relating to various aspects of our technology, including our proprietary ECG detection algorithm. As of July 21, 2008, we had 41 U.S., foreign and international patent applications on file relating to various aspects of our technology.

        Trademarks and Copyrights.    As of July 21, 2008, we had 10 trademark registrations and one pending trademark application in the United States for a variety of word marks and slogans. Our trademarks are an integral part of our business and include, among others, CardioNet® and PDS Heart®. We also have a significant amount of copyright-protected materials, including among other things, software textual material.

        In addition, we also seek to maintain certain intellectual property and proprietary know-how as trade secrets, and generally require our partners to execute non-disclosure agreements prior to any substantive discussions or disclosures of our technology or business plans.

        Our business and competitive positions are dependent in part upon our ability to protect our proprietary technology and our ability to avoid infringing the patents or proprietary rights of others. We believe that LifeWatch may be infringing our intellectual property rights, and LifeWatch has asserted or made statements suggesting that it believes we are infringing its intellectual property rights. Additionally, we have received and expect to continue to receive notices from other third parties suggesting or asserting that we are infringing their patents and inviting us to license such patents. We do not believe, however, that we are infringing LifeWatch's or any other party's patents or that a license to any such patents is necessary.

Government Regulation

        The health care industry is highly regulated, and there can be no guarantee that the regulatory environment in which we operate will not change significantly and adversely to us in the future. We believe that health care legislation, rules, regulations and interpretations will change, and we expect to modify our agreements and operations from time to time in response to changes in the health care regulatory environment.

        U.S. Food and Drug Administration.    The monitors and sensors that comprise part of the CardioNet System are regulated by the FDA as a medical device under the Federal Food, Drug, and Cosmetic Act. The basic regulatory requirements that manufacturers of medical devices distributed in the U.S. must comply with are:

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  Premarket Notification 510(k), unless exempt, or Premarket Approval, or PMA;

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  establishment registration;

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  medical device listing;

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  quality system regulation;

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  labeling requirements; and

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  medical device reporting.

        Medical devices are classified into Class I, II, and III. Regulatory control increases from Class I to Class III. The device classification regulation defines the regulatory requirements for a general device type. Most Class I devices are exempt from 510(k) requirements. Most Class II devices, including the monitors and sensors that comprise part of the CardioNet System, require 510(k) clearance from the FDA to be marketed in the U.S. A 510(k) submission must demonstrate that the device is substantially equivalent to a device legally in commercial distribution in the United States: (1) before May 28, 1976; or (2) to a device that has been determined by FDA to be substantially equivalent. In some instances, data from human clinical trials must also be submitted in support of a 510(k) submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. Changes to existing devices covered by a 510(k) which do not significantly affect safety or effectiveness can generally be made without additional 510(k) submissions. Most Class III devices are high risk devices that pose a significant risk of illness or injury or devices found not substantially equivalent to Class I and II predicate devices through the 510(k) process and require PMA. The PMA process is more involved and includes the submission of clinical data to support claims made for the device. The PMA is an actual approval of the device by the FDA.

        The CardioNet System and our algorithms maintain FDA 510(k) clearance as a Class II device. On October 28, 2003, the FDA issued a draft guidance document entitled: "Class II Special Controls Guidance Document: Arrhythmia Detector and Alarm." In addition to conforming to the general requirements of the Federal Food, Drug, and Cosmetic Act, including the premarket notification requirements described above, all of our 510(k) submissions address the specific issues covered in this special controls guidance document.

        Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

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  fines, injunctions and civil penalties;

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  recall or seizure of the CardioNet System;

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  operating restrictions, partial suspension or total shutdown of production;

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  withdrawing 510(k) clearance of new components or algorithms;

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  withdrawing 510(k) clearance already granted to one or more of our existing components or algorithms; and

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  criminal prosecution.

        Health Care Fraud and Abuse.    In the United States, there are state and federal anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health care-related business. For example, the Federal Healthcare Programs' Anti-Kickback Law prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual for an item or service, or the ordering, furnishing or arranging for an item or service, for which payment may be made under federal health care programs, such as the Medicare and Medicaid programs. Some states have anti-kickback laws which establish similar prohibitions, although these state laws may apply regardless of whether federal health care program payment is involved. Anti-kickback laws constrain our sales, marketing and promotional activities by limiting the kinds of financial arrangements we may have with physicians, medical centers, and others in a position to purchase, recommend or refer patients for our cardiac monitoring services or other products or services we may develop and commercialize. Due to the breadth of some of these laws, it is possible that some of our current or future practices might be challenged under one or more of these laws. Furthermore, federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third party payers that are false or fraudulent. For example, we may be subject to the federal False Claims Act if we knowingly "cause" the filing of false claims for payment by a federal health care program (including Medicaid and Medicare). Violations may result in substantial civil penalties, including treble damages, and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs. The federal False Claims Act also contains

"whistleblower" or "qui tam" provisions that allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the government. Various states have enacted laws modeled after the federal False Claims Act, including "qui tam" provisions, and some of these laws apply to claims filed with commercial insurers. Any violations of anti-kickback and false claims laws could have a material adverse effect on our business, financial condition and results of operations.

        Health Insurance Portability and Accountability Act of 1996 (HIPAA).    The Health Insurance Portability and Accountability Act was enacted by the United States Congress in 1996. Numerous state and federal laws govern the collection, dissemination, use and confidentiality of patient and other health information, including the administrative simplification provisions of HIPAA. Historically, state law has governed confidentiality issues and HIPAA preserves these laws to the extent they are more protective of a patient's privacy or provide the patient with more access to his or her health information. As a result of the implementation of the HIPAA regulations, many states are considering revisions to their existing laws and regulations that may or may not be more stringent or burdensome than the federal HIPAA provisions. HIPAA applies directly to covered entities, which include health plans, health care clearinghouses and many health care providers. The rules promulgated pursuant to HIPAA include the Standards for Privacy of Individually Identifiable Health Information, for which compliance by most entities was required by April 16, 2003, Security Standards, for which compliance by most entities was required by April 21, 2005, and the Standards for Electronic Transactions, for which compliance by most entities was required by October 16, 2003. The privacy rule, security rule, and electronic transactions and code sets rule each establish certain standards regarding health information. These rules' standards concern, respectively, the privacy of information when it is used and/or disclosed; the confidentiality, integrity and availability of electronic health information; and the content and format of certain identified electronic health care transactions. The laws governing health care information impose civil and criminal penalties for their violation and can require substantial expenditures of financial and other resources for information technology system modifications and for implementation of operational compliance.

        Medicare and Medicaid.    Medicare is a federal program administered by CMS through fiscal intermediaries and carriers. Available to individuals age 65 or over, and certain other individuals, the Medicare program provides, among other things, health care benefits that cover, within prescribed limits, the major costs of most medically necessary care for such individuals, subject to certain deductibles and co-payments. The Medicare program has established guidelines for local and national coverage determinations and reimbursement of certain equipment, supplies and services. In general, in order to be reimbursed by Medicare, a health care item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury, or to improve the functioning of a malformed body part. The methodology for determining coverage status and the amount of Medicare reimbursement varies based upon, among other factors, the setting in which a Medicare beneficiary received health care items and services. Any changes in federal legislation, regulations and policy affecting Medicare coverage and reimbursement relative to our cardiac monitoring services could have an adverse effect on our performance.

        The Medicaid program is a cooperative federal/state program that provides medical assistance benefits to qualifying low income and medically needy persons. State participation in Medicaid is optional, and each state is given discretion in developing and administering its own Medicaid program, subject to certain federal requirements pertaining to payment levels, eligibility criteria and minimum categories of services. The coverage, method and level of reimbursement varies from state to state and is subject to each state's budget restraints. Changes to the coverage, method or level of reimbursement for our services may affect future revenues negatively if reimbursement amounts are decreased or discontinued.

        Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, interpretations of policy,

intermediary determinations, and government funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities and other health care suppliers and practitioners, including those paid for our cardiac monitoring services.

        Our facilities in Pennsylvania, Georgia and Florida are enrolled as IDTFs, which is defined by CMS as an entity independent of a hospital or physician's office in which diagnostic tests are performed by licensed or certified nonphysician personnel under appropriate physician supervision. Medicare has set certain performance standards that every IDTF must meet in order to obtain or maintain their billing privileges. Specifically, an IDTF is required to: (i) operate its business in compliance with all applicable federal and state licensure and regulatory requirements for the health and safety of patients; (ii) provide complete and accurate information on its enrollment application, and report certain changes, within 30 calendar days, to the designated fee-for-service contractor on the Medicare enrollment application; (iii) maintain a physical facility on an appropriate site, that is not an office box or a commercial mail box that contains space for equipment appropriate for the services designated on the enrollment application, and both business and current medical records storage within the office setting of the IDTF; (iv) have all applicable diagnostic testing equipment, with the physical site maintaining a catalog of portable diagnostic testing equipment, including the equipments' serial numbers; (v) maintain a primary business phone under the name of the designated business, which is located at the designated site of the business, or within the home office of the mobile IDTF units; (vi) have a comprehensive liability insurance policy of at least $0.3 million per location, covering both the place of business and all customers and employees of the IDTF, and carried by a non-relative owned company; (vii) agree not to directly solicit patients and to accept only those patients referred for diagnostic testing by an attending physician, who is furnishing a consultation or treating a beneficiary for a specific medical problem and who uses the results in the management of the beneficiary's specific medical problem; (viii) answer beneficiaries' questions and respond to their complaints; (ix) openly post the Medicare standards for review by patients and the public; (x) disclose to the government any person having ownership, financial, or control interest or any other legal interest in the supplier at the time of enrollment or within 30 days of a change; (xi) have its testing equipment calibrated and maintained per equipment instructions and in compliance with applicable manufacturers suggested maintenance and calibration standards; (xii) have technical staff on duty with the appropriate credentials to perform tests and produce the applicable federal or state licenses or certifications of the individuals performing these services; (xiii) have proper medical record storage and be able to retrieve medical records upon request from CMS or its fee-for-service contractor within two business days; and (xiv) permit CMS, including its agents, or its designated fee-for-service contractors, to conduct unannounced, on-site inspections to confirm the IDTFs compliance with these standards.

        We believe that all our IDTFs other than our Florida call center are currently in compliance with these regulations and any additional standards currently imposed by local Medicare contractors and other payers and are not aware of any investigations or allegations that such is not the case. The state of Florida has advised us that we must obtain a new license to operate our Florida call center. If we fail to obtain a license, we would be required to cease the operations of our Florida call center, we may be subject to fines and penalties, and we may be required to refund amounts previously received in connection with our operation of the Florida call center. We have applied for and expect to receive the license, but there can be no assurance that the license will be received

        Medicare has proposed to make changes in the regulations governing IDTF enrollment that, if finalized, would take effect on January 1, 2009. If necessary, we will take appropriate steps required to comply with those changes.

        Environmental Regulation.    We use substances regulated under environmental laws, primarily in manufacturing and sterilization processes. While it is difficult to quantify, we believe the ongoing impact of compliance with environmental protection laws and regulations will not have a material impact on our business, financial position or results of operations.

Product Liability and Insurance

        The design, manufacture and marketing of medical devices and services of the types we produce entail an inherent risk of product liability claims. In addition, we provide information to health care providers and payors upon which determinations affecting medical care are made, and claims may be made against us resulting from adverse medical consequences to patients resulting from the information we provide. To protect ourselves from product liability claims, we maintain professional liability and general liability insurance on a "claims made" basis. Insurance coverage under such policies is contingent upon a policy being in effect when a claim is made, regardless of when the events which caused the claim occurred. While a product liability claim has never been made against us and we believe our insurance policies are adequate in amount and coverage for our current operations, there can be no assurance that the coverage maintained by us is sufficient to cover all future claims. In addition, there can be no assurance that we will be able to obtain such insurance on commercially reasonable terms in the future.

Manufacturing

        Our San Diego facility provides space for our production and field service operations, packaging, storage and shipping. We believe that our manufacturing facilities will be sufficient to meet our manufacturing needs for the foreseeable future.

        Manufacturers (both domestic and foreign) and initial distributors of medical devices must register their facilities with the FDA. We believe our manufacturing operations are in compliance with regulations mandated by the FDA. We have been FDA-registered since December 2001 and a California-licensed medical device manufacturer since March 2002. We are subject to unannounced inspections by the FDA and we successfully completed a routine audit by the FDA in April 2006 with no findings noted or warnings issued.

        Manufacturing of components of our monitors and sensors is provided by an electronics manufacturing service provider, Jabil Circuit, Inc., in its facilities in Tempe, Arizona. We may need to expand our manufacturing capacity for our CardioNet System monitors and sensors in the future to meet market demand, and may do so by hiring and training additional skilled employees for our production group or by working with Jabil Circuit, Inc. on available capacity opportunities such as increases to the personnel assigned to its CardioNet manufacturing team, adding additional manufacturing lines or expanding to a second and third shift, as necessary. Our production group provides system test and product release activities.

        There are a number of critical components and sub-assemblies in the monitors and sensors that compose part of the CardioNet System. The vendors for these materials are qualified through stringent evaluation and testing of their performance. We implement a strict no change policy with our contract manufacturer to ensure that no components are changed without our approval.

Employees

        As of June 30, 2008, we employed 651 full-time employees, of which 100 were in sales and marketing. We consider our relationship with our employees to be good.

Facilities

        We lease approximately 20,000 square feet of space for our headquarters in San Diego, California under an agreement that expires in August 2011, of which approximately 4,000 square feet is dedicated to manufacturing and the balance is dedicated to office space. We also lease approximately 35,000 square feet of space for our service center in Philadelphia, Pennsylvania under an agreement that expires in December 2013. We recently leased approximately 6,000 square feet of space for our distribution operation in Chester, PA, which is being relocated from Philadelphia, under an agreement that expires in November 2012. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

        Our wholly-owned subsidiary PDSHeart leases approximately 6,000 square feet of space in West Palm Beach, Florida under a pair of agreements that expire in September 2009, approximately 10,300 square feet of space in Conyers, Georgia under an agreement that expired in April 2008 and is now on a month to month basis and approximately 2,030 square feet of space in Edina, Minnesota under an agreement that expires in April 2012. We believe that their existing facilities will be adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

        On November 26, 2007, we filed a lawsuit against LifeWatch Corp. and certain of its employees in the United States District Court for the Northern District of Illinois, Eastern Division. In the action, we alleged several causes of action including trade secret misappropriation, breach of contract, fraud, and unfair competition arising from actions of LifeWatch and its employees to unlawfully obtain, use, inspect and test two of our CardioNet System kits. On January 4, 2008, LifeWatch responded by filing counterclaims in the action against us. In its counterclaims, LifeWatch alleged that we misappropriated trade secrets of LifeWatch through inspection of a LifeWatch device, and that we have made misleading advertising and marketing statements relating to LifeWatch. In May 2008, the parties entered into a settlement agreement pursuant to which the parties amicably agreed to resolve the lawsuit with dismissal by both sides of all claims pending in the lawsuit.

Medical Advisory Board

        We seek advice from a number of leading physicians and scientists on scientific, technical and medical matters. These advisors are leading physicians and scientists in the areas of electrophysiology and cardiology. Our medical advisors are consulted regularly to assess, among other things:

  •
  our research and development programs;

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  our publication strategies;

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  new technologies relevant to our research and development programs; and

  •
  specific scientific and technical issues relevant to our business.

        Our medical advisors and their primary affiliations are listed below:

Name	Primary Affiliation
David G. Benditt, M.D.	University of Minnesota Medical School—Cardiovascular Division
David S. Cannom, M.D.	L.A. Cardiology Associates
Anthony N. DeMaria, M.D.	UCSD Medical Center—Division of Cardiology
Peter R. Kowey, M.D.	Main Line Health Heart Center
Craig M. Pratt, M.D.	The Methodist Hospital
Eric N. Prystowsky, M.D.	The Care Group, LLC

MANAGEMENT

Executive Officers, Directors and Key Employees

        The following table sets forth information regarding our executive officers, directors and key employees as of July 21, 2008:

Name	Age	Position
Executive Officers and Directors:
Arie Cohen	60	President, Chief Executive Officer and Director
Randy H. Thurman	58	Executive Chairman and Director
Martin P. Galvan, CPA	56	Chief Financial Officer; Chief Operating Officer, PDSHeart
Manny S. Gerolamo	55	Senior Vice President, Sales and Marketing
John F. Imperato	51	Senior Vice President, Business Operations
Anna McNamara, RN	60	Senior Vice President, Clinical Operations
Fred Middleton(1)	58	Director
Woodrow A. Myers Jr., M.D.(1)	54	Director
Eric N. Prystowsky, M.D.(2)	60	Director
Harry T. Rein(1)(2)	63	Director
Robert J. Rubin, M.D.(2)	62	Director
James M. Sweeney	65	Director
Key Employees:
JR Finkelmeier	34	Vice President, Marketing
Michael Forese	50	Vice President, Finance and Administration
Charles M. Gropper	50	Vice President, Research and Development
George Hrenko	45	Vice President, Human Resources
Philip Leone	43	Vice President, Managed Care and Reimbursement Services
Chris Strasinski	40	Senior Vice President, Customer Care

(1)
Member of the audit committee.

(2)
Member of the compensation, nominating and corporate governance committee.

Executive Officers and Directors

        Arie Cohen.    Mr. Cohen has served as our President and Chief Executive Officer since November 2007 and as a member of our board since December 2007. From November 2003 to November 2007, Mr. Cohen held several positions with Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007, most recently as Group President Respiratory Care. From August 2001 to November 2003, Mr. Cohen served as President of ARC Healthcare Consulting, a healthcare consulting company that he founded. Mr. Cohen received an undergraduate degree in electrical engineering from California State Polytechnic University Pamona and a master's degree in Electrical Engineering from UCLA.

        Randy H. Thurman.    Mr. Thurman has served as our Executive Chairman and a member of our board of directors since July 2008. Since May 2008 Mr. Thurman has served as a Senior Advisor to Mountain Capital, LLC, a private and public equity investment firm. From July 2007 through June 2008 Mr. Thurman served as a consultant to Cardinal Health, Inc., a global healthcare provider. From April 2001 until its acquisition by Cardinal Health, Inc. in July 2007, Mr. Thurman served as Chief Executive Officer of Viasys Healthcare Inc., a healthcare technology company. Mr. Thurman also served as Chairman of the Board and President of Viasys Healthcare Inc. from November 2001 and July 2004, respectively, until the time of its acquisition by Cardinal Health, Inc. From 1996 to

April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company providing funding and strategic direction to healthcare technology companies. From 1993 to 1996, Mr. Thurman was Chairman and CEO of Corning Life Sciences, Inc., which was a global leader in clinical laboratory testing, pharmaceutical research and esoteric reference testing. Concurrent with the aforementioned positions, Mr. Thurman served as Chairman of the Board of Enzon Pharmaceuticals, Inc. from 1994 to 2001. From 1984 to 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President.

        Martin P. Galvan, CPA.    Mr. Galvan has served as our Chief Financial Officer since September 2007 and as our Chief Operating Officer, PDSHeart since October 2007. From June 2001 to July 2007, Mr. Galvan held several positions with Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007, most recently as Executive Vice President, Chief Financial Officer and Director Investor Relations. From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company. From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Pharmaceuticals, Inc., a pharmaceuticals company, including Vice President, Finance Worldwide; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland. Mr. Galvan received an undergraduate degree in Economics from Rutgers University.

        Manny S. Gerolamo.    Mr. Gerolamo has served as our Senior Vice President, Sales and Marketing since January 2008. From September 2006 to January 2008, Mr. Gerolamo served as Executive Director, Cardiovascular Specialty Sales of Reliant Pharmaceuticals, a pharmaceutical company. From February 2006 to August 2006, Mr. Gerolamo served as Vice President, Sales and Marketing of Inspirion Pharmaceuticals, a pharmaceutical company. From May 2004 to January 2006, Mr. Gerolamo served as Vice President, Sales and Marketing of Fournier Pharma, a pharmaceutical company. From May 2000 to May 2004, Mr. Gerolamo served as Executive Director, Sales and Marketing Operations of Reliant Pharmaceuticals. Mr. Gerolamo received an undergraduate degree in Speech Pathology and Audiology from Lehman College and an M.B.A. from New York University.

        John F. Imperato.    Mr. Imperato has served as our Senior Vice President, Business Operations since June 2008. From June 2007 to June 2008, Mr. Imperato served as Senior Vice President, Integration and Business Operations with Cardinal Health, Inc, a global manufacturer and distributor of medical and surgical supplies and technologies. From January 2006 to June 2007, Mr. Imperato served as Senior Vice President, Business Operations with Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007. From October 2001 to January 2006, Mr. Imperato served as Corporate Vice President, Finance with Viasys Healthcare Inc. From 2000 to 2001, Mr. Imperato served as Chief Financial Officer of Auxilium A2, Inc., a pharmaceutical company engaged in development and marketing of ethical pharmaceutical products. From 1999 to 2000, Mr. Imperato served as Chief Financial Officer of Omnicare Clinical Services, Inc., a contract research organization. From 1984 to 1998, Mr. Imperato held several positions with Rhone-Poulenc Rorer Pharmaceuticals, Inc., including Vice President, Finance, Worldwide Industrial Operations. Mr. Imperato received an undergraduate degree in Accounting from Manhattan College and an M.B.A. from Pace University.

        Anna McNamara.    Ms. McNamara has served as our Senior Vice President, Clinical Operations since September 2002. From February 2001 to September 2002, Ms. McNamara served as Executive Vice President of Clinical Operations for LifeWatch Corp., a health care services company. From July 1998 to February 2001, Ms. McNamara served as Vice President of Clinical Operations for Quality Diagnostic Services at Matria Healthcare, Inc., a health care company. From January 1997 to July 1998, Ms. McNamara served as Vice President of Quality Diagnostic Services for WebMD Health Corp., a web-based health information provider. Ms. McNamara received an undergraduate degree from Marymount College and an RN at Mercy Hospital in Scranton, PA.

        Fred Middleton.    Mr. Middleton has been a member of our board of directors since April 2000. Since 1987, he has been a General Partner/Managing Director of Sanderling Ventures, a firm specializing in biomedical venture capital. From 1984 through 1986, he was the Managing General Partner of Morgan Stanley Ventures, an affiliate of Morgan Stanley & Co. Earlier in his career, Mr. Middleton was part of the original management team at Genentech, Inc., a biotechnology company, serving there from 1978 through 1984 as Vice President of Finance and Corporate Development, and Chief Financial Officer. He has played active management roles in many biomedical companies, including as Chairman, CEO or director of a number of Sanderling portfolio companies, currently including Stereotaxis, Inc., a medical device company where he serves as Chairman, and Favrille, Inc., a biotechnology company where he serves as director, as well as serving as board member of several private held biomedical companies. Mr. Middleton received an undergraduate degree in Chemistry from the Massachusetts Institute of Technology and an M.B.A. with distinction from Harvard Business School.

        Woodrow A. Myers Jr., M.D.    Dr. Myers has been a member of our board of directors since August 2007. Since December 2005, he has served as the Managing Director of Myers Ventures LLC, an investment firm with interests in health care consulting and international health. From October 2000 to January 2005, Dr. Myers served as Executive Vice President and Chief Medical Officer of WellPoint, Inc., a health benefits company. From 1996 to 2000, Dr. Myers served as Director of Health Care Management for Ford Motor Company, an automobile company. From 1991 to 1995, Dr. Myers served as the Corporate Medical Director for Anthem Blue Cross Blue Shield (then known as the Associated Group), a health care company. Dr. Myers currently serves on the board of directors of Thermogenesis Corp., a health care products company, Genomic Health, Inc., a life science company, Express Scripts, Inc., a pharmacy benefit management company, and the Stanford University Hospitals and Clinics. He is a Visiting Professor of Medicine at the UCLA School of Medicine. Dr. Myers received an undergraduate degree in Biological Sciences and an M.B.A. from Stanford University and an M.D. from Harvard Medical School.

        Eric N. Prystowsky, M.D.    Dr. Prystowsky has been a member of our board of directors since March 2001. Since 1988, Dr. Prystowsky has served as the Director, Clinical Elecrophysiology Laboratory at St. Vincent Hospital, Indianapolis Indiana. Since 1988, Dr. Prystowsky has served as Consulting Professor of Medicine at Duke University. Since 2004, he has served as the associate editor of Hurst Textbook of Cardiology and, since January 2004, he has served as editor-in-chief of the Journal of Cardiovascular Electrophysiology. From 1992 to 1994, he served as the Chairman of the American Heart Association's Committee on Electrocardiography and Electrophysiology and, from May 2001 to May 2002, as President of the Heart Rhythm Society. Dr. Prystowsky currently serves as the Chairman of the ABIM test writing committee for the Electrophysiology Boards. Dr. Prystowsky currently serves on the board of directors of Stereotaxis, Inc., a biotechnology company. Dr. Prystowsky received an undergraduate degree from the Pennsylvania State University and an M.D. from the Mount Sinai School of Medicine.

        Harry T. Rein.    Mr. Rein has been a member of our board of directors since January 2006. He has served as a General Partner with Foundation Medical Partners, a venture capital firm, since March 2003. From 1987 to 2002, Mr. Rein served as the founder and Managing General Partner of Canaan Partners, a venture capital fund focused on health care companies. In addition to his role as the Managing General Partner at Canaan Partners, Mr. Rein was responsible for Canaan's Life Sciences Investment Practice. From 1983 to 1987, he was President and CEO of GE Venture Capital Corporation, a venture capital firm. Mr. Rein joined the General Electric Company, or GE, in 1979 and directed several of GE's lighting businesses as general manager before joining the venture capital subsidiary. Mr. Rein currently serves on the board of directors of Anadigics, Inc., a semiconductor solutions provider, and one or more privately held companies. Mr. Rein received an undergraduate degree in Political Science from Oglethorpe College and an M.B.A. from the Darden School at the University of Virginia.

        Robert J. Rubin, M.D.    Dr. Rubin has been a member of our board of directors since July 2007. He has been a clinical professor of medicine at Georgetown University since 1995. From 1987 to 2001, he was president of the Lewin Group (purchased by Quintiles Transnational Corp. in 1996), a national health policy and management consulting firm. From 1994 to 1996, Dr. Rubin served as Medical Director of ValueRx, a pharmaceutical benefits company. From 1992 to 1996, Dr. Rubin served as President of Lewin-VHI, a health care consulting company. From 1987 to 1992, he served as President of Lewin-ICF, a health care consulting company. From 1984 to 1987, Dr. Rubin served as a principal for ICF, Inc., a health care consulting company. From 1981 to 1984, Dr. Rubin served as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the United States Public Health Service. Dr. Rubin is a board certified nephrologist and internist. Dr. Rubin received an undergraduate degree in Political Science from Williams College and an M.D. from Cornell University.

        James M. Sweeney.    Mr. Sweeney has served as a member of our board of directors since April 2000. From November 2007 to July 2008 Mr. Sweeney served as our Executive Chairman. From April 2000 to November 2007, Mr. Sweeney served as our Chief Executive Officer and Chairman of the Board. From 1997 to 1999, Mr. Sweeney served as the founder, Chairman and CEO for Cerner Bridge Medical, a company specializing in medication error prevention. From 1994 to 1996, Mr. Sweeney served as the founder, Chairman and CEO of Coram, Inc. a home intravenous, or IV, therapy company. From 1990 to 1993, Mr. Sweeney served as Chairman and CEO of McGaw, Inc. (acquired by IVAX Corp. in 1994) an IV solution manufacturer. From 1989 to 1990, Mr. Sweeney served as the founder, Chairman and CEO of Central Admixture Pharmacy Services (CAPS), a subsidiary of B. Braun Medical Inc., an IV solution manufacturer. From 1989 to 1990, he served as the founder, Chairman and CEO of CareGivers, a high tech home care partnership. From 1988 to 1989, he served as the founder, Chairman and CEO of CarePartners, a 24/7/365 nursing call center and from 1979 to 1987 he served as the founder, Chairman and CEO of Caremark, Inc., a health infusion services and prescription management company. Mr. Sweeney received an undergraduate degree in Business Administration from San Diego State University.

Key Employees

        JR Finkelmeier.    Mr. Finkelmeier has served as our Vice President of Marketing since May 2007. Mr. Finkelmeier joined us following our acquisition of PDSHeart, where he served as Regional Sales Director from December 2005 to May 2007 and as Regional Accounts Manager from March 2003 to November 2005. From 2000 to February 2003, Mr. Finkelmeier served as General Manager of Veritas Partners, a Midwest-based venture capital and management company. Mr. Finkelmeier received an undergraduate degree in Pre-Professional Studies from the University of Notre Dame.

        Michael Forese.    Mr. Forese has served as our Vice President, Finance and Administration since April 2004. From February 2003 to March 2004, he was employed by CRT Pharmaceuticals, a pharmaceutical company, where he served as Chief Operating and Chief Financial Officer. From 1998 to 2002, Mr. Forese served as CFO of Research Pharmaceutical Services, Inc., a start-up contract research organization. From 1997 to 1998, he served in senior financial and operating roles in companies such as IBAH Pharmaceutical Services, Inc. (acquired by Omnicare in 1998), a pharmaceutical care company, and PARAXEL International Corporation, a biopharmaceutical service provider. From 1981 to 1992, Mr. Forese served in several positions with Imperial Chemical Industries PLC (Zeneca) in Brussels, Belgium, a chemical producing company, including as controller for international operations and most recently as Manager of Internal Audit for North America. Mr. Forese received an undergraduate degree in Accounting from Villanova University and an M.B.A. from Drexel University.

        Charles M. Gropper.    Mr. Gropper has served as our Vice President, Research and Development since January 2008. From June 2005 to January 2008, Mr. Gropper served as Vice President, Engineering of HepaHope, Inc., a healthcare company. From January 2001 to September 2004,

Mr. Gropper served as Director, Product Assurance Engineering of Cameron Health, Inc., a medical device company. From 1999 to 2001, Mr. Gropper served as Director, Quality and Product Assurance Engineering of Cardiac Science, Inc., a healthcare company. From 1995 to 1999, Mr. Gropper served as Project Manager, Development and Product Assurance Engineering of Datascope Corporation, a healthcare company. From 1982 to 1995, Mr. Gropper held several positions with Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007, most recently as Principal Biomedical and Project Engineer. From 1980 to 1982, Mr. Gropper served as Biomedical and Design Engineer of SIMS Portex, Inc., a healthcare company. Mr. Gropper received an undergraduate degree in Biomedical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from California State University at Fullerton.

        George Hrenko.    Mr. Hrenko has served as our Vice President, Human Resources since June 2008. From February 2002 to March 2007, Mr. Hrenko served as a Director of Human Resources for Target Corporation, a merchandise retailer. From December 1998 to February 2002 Mr. Hrenko held several positions with Bank One Corporation, including First Vice President, Human Resources Generalist; Vice President, Compensation; and Vice President, Corporate Staffing. From 1996 to 1998 Mr. Hrenko served as Managing Director, Human Resources for Continental Airlines. From 1987 to 1996, Mr. Hrenko served as Human Resources Manager, Pepsi-Cola Co. for Pepsico, Inc., a food and beverage company. Mr. Hrenko received an undergraduate degree in English and Psychology from Penn State University.

        Philip Leone.    Mr. Leone has served as our Vice President, Managed Care and Reimbursement Services since December 2002. From 1990 to April 2002, Mr. Leone successfully served in numerous sales and executive sales management positions within Legend Healthcare, a health care company, where he most recently served as Executive Vice President/Chief Operating Officer. Mr. Leone received an undergraduate degree in Business Administration from Western New England College.

        Chris Strasinski.    Mr. Strasinski has served as our Senior Vice President, Customer Care in addition to several other positions since December 2002. From 2000 to December 2002, Mr. Strasinski served as a Regional Sales Director for Digirad Imagining Solutions, a leader in mobile nuclear imaging services. Mr. Strasinski received an undergraduate degree in Business Administration from Lynn University.

Board Composition

        Our board of directors currently consists of eight authorized members and is divided into three classes, as follows:

  •
  Class I, which consists of Messrs. Middleton and Sweeney, and whose term will expire at our annual meeting of stockholders to be held in 2008;

  •
  Class II, which consists of Messrs. Rein and Thurman and Dr. Myers, and whose term will expire at our annual meeting of stockholders to be held in 2009; and

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  Class III, which consists of Mr. Cohen and Drs. Prystowsky and Rubin, and whose term will expire at our annual meeting of stockholders to be held in 2010.

        Our board of directors has determined that five of our eight current directors, Messrs. Middleton and Rein and Drs. Myers, Prystowsky and Rubin, are independent directors, as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

        At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Board Committees

        Our board of directors has an audit committee and a compensation, nominating and corporate governance committee.

  Audit Committee

        Our audit committee consists of Mr. Middleton, Mr. Rein and Mr. Myers, each of whom is a non-employee director of our board of directors. Mr. Middleton is the chairman of our audit committee. Our board of directors has determined that Mr. Middleton is a financial expert. Our board of directors has also determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and the Nasdaq Marketplace Rules. The functions of this committee include, among other things:

  •
  evaluating the performance of our independent auditors and determining whether to retain their services for the ensuing year;

  •
  reviewing and pre-approving the engagement of our independent auditors to perform audit services;

  •
  reviewing and proposing to the full board of directors for approval any permissible non-audit services;

  •
  reviewing our annual financial statements and reports and discussing the statements and reports with our independent auditors and management;

  •
  reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the effectiveness of internal auditing and financial reporting controls; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

        Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

  Compensation, Nominating and Corporate Governance Committee

        Our compensation, nominating and corporate governance committee consists of Mr. Rein and Drs. Rubin and Prystowsky, each of whom is a non-employee director of our board of directors. Mr. Rein is the chairman of the compensation, nominating and corporate governance committee. Our board of directors has determined that each of the directors serving on our compensation, nominating and corporate governance committee is independent within the meaning of the rules of the SEC and the Nasdaq Marketplace Rules. The functions of this committee include, among other things:

  •
  reviewing and recommending to the Board the compensation and other terms of employment of our executive officers;

  •
  reviewing and recommending to the Board performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

  •
  evaluating and recommending to the Board the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

  •
  reviewing and periodically accessing the adequacy of compensation to be paid or awarded to board members;

  •
  establishing policies with respect to equity compensation arrangements;

  •
  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

  •
  reviewing and recommending to the Board the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

  •
  reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC; and

  •
  preparing the report that the SEC requires in our annual proxy statement;

  •
  identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

  •
  determining the minimum qualifications for service on our board of directors;

  •
  evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

  •
  reviewing, evaluating and recommending individuals to the board of directors for membership on our board of directors;

  •
  evaluating nominations by stockholders of candidates for election to our board;

  •
  considering and assessing the independence of members of our board of directors;

  •
  developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our board of directors any changes to such policies and principles;

  •
  periodically reviewing with our CEO the succession plans for the office of CEO and for other key executive officers, and making recommendations to our board of directors of appropriate individuals to succeed to these positions;

  •
  considering questions of possible conflicts of interest of directors as such questions arise;

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  reviewing the adequacy of our compensation, nominating and corporate governance committee charter on a periodic basis; and

  •
  reviewing and evaluating, at least annually, the performance of the compensation, nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation, nominating and corporate governance committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation, nominating and corporate governance committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation, nominating and corporate governance committee. Prior to establishing the compensation, nominating and corporate governance committee, our full board of directors made decisions relating to compensation of our officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        We have formed a compensation, nominating and corporate governance committee of our board of directors, which is composed entirely of independent directors, administers our executive compensation program. One of the roles of the compensation, nominating and corporate governance committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and recommend to the board of directors all compensation decisions relating to all executive officers.

  Compensation Philosophy

        Our executive compensation programs are designed to:

  •
  attract, motivate and retain executives of outstanding ability and potential; and

  •
  ensure that executive compensation is meaningfully related to the creation of stockholder value.

        Our compensation, nominating and corporate governance committee believes that our executive compensation programs should include both short- and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. Historically, we have not tied compensation to the achievement of specific corporate or individual goals. Instead, determinations about corporate or individual performance have been based on the judgments made in the discretion of our chief executive officer, our compensation committee or board.

  Setting Executive Compensation

        Currently, the compensation, nominating and corporate governance committee is chartered to review and make recommendations to our board regarding the compensation to be paid to our chief executive officer and other executive officers. Historically, our compensation committee negotiated compensation with our chief executive officer, and our chief executive officer consulted with our board of directors regarding the compensation of our other executive officers. As a private company, our directors and chief executive officer based compensation decisions primarily on their extensive background and experience with compensation practices and policies in the medical device and services industries. This background and experience provides the context in which they have made subjective judgments regarding our executives' compensation. We have not benchmarked compensation against any company or specific group of peer companies or based compensation decisions on the practices of other companies, although we plan to do so. Generally, salaries and initial stock grants for our executive officers have been negotiated at the time of hire. Thereafter, salaries have generally been subject to annual review, and the adequacy of option grants has been reviewed from time to time.

        Our compensation, nominating and corporate governance committee may in the future retain the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

  Role of Chief Executive Officer in Compensation Decisions

        For our executive officers other than himself, our chief executive officer has historically determined salary amounts independently in consultation with our board of directors and recommended option award amounts to our compensation committee and board for approval. These recommendations, after consultation with the board, have generally been approved by our board as presented.

        Mr. Sweeney was our chief executive officer through November 26, 2007. His compensation for 2006 was determined as part of the renegotiation of his employment agreement in 2005. His employment agreement, including his salary during 2006, was negotiated by our compensation committee. His compensation for 2007, which is described in detail below under the heading "Elements of Executive Compensation," was determined by our compensation committee. Mr. Cohen became our president and chief executive officer on November 26, 2007. His compensation, which is also described in detail below, was determined as a part of the negotiation of his employment agreement. Members of our compensation committee negotiated on our behalf and our board approved the terms of Mr. Cohen's employment agreement, including his compensation.

        In the future, we expect that our chief executive officer will evaluate the performance of other executive officers on an annual basis and make recommendations to the compensation, nominating and corporate governance committee with respect to annual salary adjustments, bonuses and annual stock option grants. The compensation, nominating and corporate governance committee will exercise its own discretion in determining salary adjustments and discretionary cash and equity-based awards to recommend to the board of directors for all executive officers.

  Elements of Executive Compensation

        The compensation program for our executive officers consists principally of base salary, long-term compensation in the form of stock options, severance/termination protection and, in limited instances, bonuses. As a private company, our compensation program has been weighted toward long-term compensation as opposed to cash-based compensation. If we are successful, we expect the equity awards held by our executives to be the major component of overall compensation. The amount of each element of compensation paid to our executives is not typically considered when determining the levels of each other element.

  Base Salary

        Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account our informal understanding of competitive market compensation paid by other companies for similar positions within our industry. Base salaries are typically reviewed annually taking into account individual responsibilities, performance and achievement. We have not set specific performance related objectives or goals, but instead we have based salary determinations on our overall evaluation of performance. We have not applied specific formulas to determine increases.

        Mr. Cohen's base salary for 2007 was $450,000. This salary was determined as part of the negotiation of Mr. Cohen's employment agreement in November 2007, which was conducted on our behalf by members of our compensation committee and approved by our board. In approving the salary, the board considered Mr. Cohen's requested salary and the salaries of other members of our management, including Mr. Sweeney, Mr. Galvan and Gregory A. Marsh, our former Chief Financial Officer and former Chief Operating Officer, PDSHeart. Mr. Cohen's salary was most similar to that of Mr. Sweeney, reflective of the fact that Mr. Cohen succeeded Mr. Sweeney as our President and Chief Executive Officer. Mr. Cohen's salary was significantly higher than those of Mr. Galvan and Mr. Marsh, reflective of the more significant responsibilities attached to his position and title. We did not compare his salary to those of executives at other companies.

        For 2006, Mr. Sweeney's base salary was $460,000. This salary was determined as part of a re-negotiation of his employment agreement in November 2005, was negotiated on our behalf by our compensation committee and reflected an increase over his prior salary of $400,000. For 2007, Mr. Sweeney's base salary was $500,000, which represented an increase over his 2006 salary of $460,000. In determining the amount of Mr. Sweeney's salary for 2006 and 2007, the committee made subjective judgments about Mr. Sweeney's overall performance, his contributions to our success and changes in the cost of living. We did not formally compare his salary to those of executives at other companies. We did not use specific performance criteria to evaluate Mr. Sweeney's performance, nor did we identify or evaluate any specific element of performance or specific contributions in determining the amount of Mr. Sweeney's salary. Instead, we based the determination solely on an overall subjective assessment of Mr. Sweeney's performance and contributions.

        Mr. Forese's base salary in 2006 was $200,000 and was increased to $210,000 in 2007. Mr. Forese's 2006 salary was determined by Mr. Sweeney and his 2007 salary was determined by Mr. Wood and were based on Mr. Sweeney's and Mr. Wood's subjective judgment about Mr. Forese's overall performance. We did not use specific performance criteria to evaluate Mr. Forese's performance, nor did we identify or evaluate any specific element of performance in determining the amount of Mr. Forese's salary. Instead, we based the determination solely on an overall subjective assessment of Mr. Forese's performance. We did not compare the base salary amount for Mr. Forese to those of executives at other companies.

        Mr. Galvan's base salary for 2007 was $300,000. This salary was determined as part of the negotiation of Mr. Galvan's employment agreement in September 2007, which was conducted on our behalf by our chief executive officer and approved by our board. In determining the salary, we considered Mr. Galvan's requested salary and the salaries of other members of our management, including Mr. Sweeney, Mr. Marsh and Mr. Forese. Mr. Galvan's salary was most similar to that of Mr. Marsh, reflective of the fact that Mr. Galvan succeeded Mr. Marsh as our Chief Financial Officer. We did not compare his salary to those of executives at other companies.

        Mr. Marsh's base salary for 2007 was $273,000. This salary reflected a continuation of Mr. Marsh's compensation at PDSHeart prior to our acquisition of PDSHeart. We did not compare his salary to those of executives at other companies.

        Mr. Wood's base salary in 2006 was $350,000. His base salary in 2007 was $365,600, which represented a cost of living increase over his 2006 salary. Mr. Wood's salary was determined in negotiations between Mr. Sweeney, members of our compensation committee and Mr. Wood in connection with the commencement of his employment in April 2006. We did not compare the base salary amount for Mr. Wood to those of executives at other companies.

        We believe, based on our recruiting efforts and general experience in our industry, that the base salary levels of our executives are commensurate with the general salary levels for similar positions in medical device and services companies of similar size and stage of development and operations. However, we have not conducted a review of salary levels at any specific company or group of companies to verify the size of base salaries relative to the market.

  Long-term Incentive Program

        We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. Stock awards enable our executive officers to participate in any increase in stockholder value and personally participate in the risks of business setbacks. We have not adopted stock ownership guidelines and, with the exception of the shares acquired by our chief executive officer early in our corporate history, our equity benefit plans have provided our executive officers the only means to acquire equity or equity-linked interests in CardioNet.

        Mr. Cohen was awarded an option to purchase 450,000 shares of our common stock in connection with the commencement of his employment in November 2007. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In determining the number of shares, the board considered the number of shares requested by Mr. Cohen and the equity ownership of other members of our management, including Mr. Galvan, Mr. Marsh and Mr. Forese. The number of shares awarded to Mr. Cohen was significantly higher than those awarded to Mr. Galvan, Mr. Marsh and Mr. Forese, reflective of the more significant responsibilities attached to his position and title. We did not compare this stock amount to equity amounts held by executives at other companies.

        Mr. Sweeney was not granted any equity awards in 2006. Mr. Sweeney was awarded an option to purchase 50,000 shares of our common stock in April 2007. The purpose of this option grant was to provide Mr. Sweeney with an incentive to continue to provide services to us, including assisting us with the hiring of a new chief executive officer and the pursuit of strategic alternatives. The shares underlying this option vest in full upon the achievement of either one of two performance milestones aligned to these incentive purposes as follows:

  •
  upon the approval by our board of a management succession plan deemed satisfactory to our board in its sole discretion; or

  •
  immediately prior to the closing of a change in control if so determined by our board, in its sole discretion, prior to the closing of such change in control.

        In December 2007 our board determined that the first of the foregoing milestones had been met and the shares underlying this option vested in full. The number of shares subject to the option was determined by negotiation with Mr. Sweeney and approved by our board. In determining the number of shares, the board considered the number of shares then held by Mr. Sweeney and sized the award to an amount that they felt would provide an adequate incentive in light of his equity ownership. We did not compare this stock amount to equity amounts held by executives at other companies.

        Mr. Forese was not granted any equity awards in 2006 or 2007.

        Mr. Galvan was awarded an option to purchase 150,000 shares of our common stock in connection with the commencement of his employment in September 2007. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In determining the number of shares, the board considered the number of shares requested by Mr. Galvan and the equity ownership of other members of our management, including Mr. Marsh and Mr. Forese. The number of shares awarded to Mr. Galvan was most similar to those awarded to Mr. Marsh, reflective of the fact that Mr. Galvan succeeded Mr. Marsh as our Chief Financial Officer. We did not compare this stock amount to equity amounts held by executives at other companies.

        Mr. Marsh was awarded an option to purchase 100,000 shares of our common stock in connection with the commencement of his employment in March 2007. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In determining the number of shares, the board considered the equity ownership of other members of our management. We did not compare this stock amount to equity amounts held by executives at other companies. In September 2007, Mr. Marsh agreed to forfeit this option and the option was cancelled.

        Mr. Wood was granted a stock option to purchase 200,000 shares of our common stock in connection with the commencement of his employment in April 2006. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In determining the number of shares, the board considered the number of shares requested by Mr. Wood and the equity ownership of other members of our management, including Mr. Sweeney and Mr. Forese. The number of shares awarded to Mr. Wood was significantly lower than those awarded to Mr. Sweeney, reflective of his role as our President and Chief Operating Officer and the less significant responsibilities attached to such role relative to those of our President and Chief Executive Officer, as well as the fact that Mr. Sweeney was a founder of CardioNet. The number of shares awarded to Mr. Wood was most similar to those awarded to Mr. Forese, reflective of our determination that Mr. Wood and Mr. Forese held positions of similar responsibility. We did not compare this stock amount to equity amounts held by executives at other companies.

        Prior to our initial public offering, we granted equity awards primarily through our 2003 plan, which was adopted by our board of directors and stockholders to permit the grant of stock options, stock bonuses and restricted stock to our officers, directors, employees and consultants. The material terms of our 2003 plan are further described under "—Equity Benefit Plans."

        In the absence of a public trading market for our common stock prior to the closing of our initial public offering, our board of directors and compensation committee determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions.

        All equity awards to our employees and directors were granted at no less than the fair market value of our common stock on the date of each award. All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal months installments thereafter over three years. All options have a ten year term. Additional information regarding accelerated vesting upon or following a change in control is discussed below under "—post employment compensation". We do not have any program, plan or obligation that requires us to grant equity compensation to executive officers on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our board of directors, based on recommendations from our compensation, nominating and corporate governance committee, although we do consider the recommendations of our chief executive officer for officers other than himself.

        In connection with our initial public offering, our board of directors adopted new equity benefit plans described under "—Equity Benefit Plans." The 2008 plan replaced our previously existing 2003 plan immediately following our initial public offering and, as described below, affords our compensation, nominating and corporate governance committee much greater flexibility in making a wide variety of equity awards. Participation in our 2008 purchase plan that became effective on March 18, 2008 is also available to all executive officers on the same basis as our other employees.

        Our 2008 plan authorizes us to grant stock appreciation rights, or SARs, and grant restricted stock or restricted stock awards which are more fully described below under "—Equity Benefit Plans."

        To date, no SARs, restricted stock or restricted stock awards have been awarded to any of our executive officers. However, we may in the future elect to make such awards to our executive officers if we deem it advisable.

  Severance and Change in Control Benefits

        Our chief executive officer and Mr. Sweeney are each entitled to certain severance and change in control benefits, the terms of which are described below under "—Post Employment Compensation." We believe these severance and change in control benefits are an essential element of our overall executive compensation package.

  Bonuses

        In 2006 and 2007, the only cash bonuses that we paid to our executive officers were as follows:

  •
  In May 2006, we paid a signing bonus of $50,000 to Mr. Wood.

  •
  In February 2007, PDSHeart paid a discretionary bonus of $27,500 to Mr. Marsh.

  •
  In March 2007, PDSHeart paid to Mr. Marsh a discretionary bonus of $27,500 and a transaction bonus of $160,000.

  •
  In July 2007 we paid a special retention bonus of $50,000 to Mr. Forese.

  •
  In August 2007 we paid a special bonus of $352,679 to Mr. Sweeney, approximately $210,000 of which he applied to repaying all principal and accrued interest on a loan we made to him in 2004.

  •
  In August 2007 we paid a special bonus of $165,696 to Mr. Forese, approximately $115,000 of which he applied to repaying all principal and accrued interest on a loan we made to him in 2007.

        We paid the May 2006 signing bonus to Mr. Wood in connection with the hiring of Mr. Wood by us. The amount of the bonus was negotiated between Mr. Sweeney, members of our compensation committee and Mr. Wood in connection with the commencement of Mr. Wood's employment. In determining the amount of the bonus, we considered Mr. Wood's overall compensation, including his salary and equity ownership.

        The special bonuses of $27,500 in February 2007 and March 2007 were paid to Mr. Marsh by PDSHeart prior to our acquisition of PDSHeart. The amounts of the bonuses were determined by the board of directors and compensation committee of PDSHeart.

        The transaction bonus of $160,000 was paid to Mr. Marsh by PDSHeart prior to our acquisition of PDSHeart in consideration for Mr. Marsh's continuation of employment with PDSHeart through the closing of the acquisition. The amount of the bonus was determined by the board of directors of PDSHeart.

        We paid the July 2007 bonus to Mr. Forese in order to encourage Mr. Forese to continue his employment with us during our search for a new chief financial officer to replace Mr. Marsh, who was then serving in such capacity. The amount of the bonus was negotiated with Mr. Forese by Mr. Wood, our former president and chief operating officer. In approving the payment of the retention bonus, we considered Mr. Forese's overall compensation, including his salary and equity ownership.

        We paid the August 2007 bonuses in order to enable Mr. Sweeney and Mr. Forese to, after tax withholdings, repay their loans prior to the initial filing of our registration statement for our initial public offering, as required by the provisions of the Sarbanes-Oxley Act of 2002, which they did. We do not intend to continue the practice of extending such loans or paying bonuses for the repayment of such loans in the future.

  Other Compensation

        In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits for our executive officers, which are also available to all of our other employees; however, our compensation, nominating and corporate governance committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

  Deductibility of Compensation under Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The compensation, nominating and corporate governance committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation, nominating and corporate governance committee has not adopted a policy that requires all compensation to be deductible. However, the compensation, nominating and corporate governance committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation, nominating and corporate governance committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Summary Compensation Table

        The following table provides information regarding the compensation earned during the years ended December 31, 2006 and 2007 by each person serving in 2006 and/or 2007 as a principal executive officer, principal financial and accounting officer or other executive officer, who we collectively refer to as our "named executive officers" in this prospectus.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option awards(2) ($)	All other compensation ($)	Total ($)
Arie Cohen President and Chief Executive Officer(3)	2007 2006	34,616 —	— —	— —	— —	— —	34,616 —
James M. Sweeney Former Executive Chairman and former Chairman and Chief Executive Officer(4)	2007 2006	495,384 474,222	352,679 —	25,000 25,000	166,000 —	11,321 253,188	1,050,384 752,410
Michael Forese Vice President, Finance and Administration(5)	2007 2006	208,846 200,000	215,696 —	13,786 15,288	1,501 —	— —	439,829 215,288
Martin P. Galvan, CPA Chief Financial Officer; Chief Operating Officer, PDSHeart(6)	2007 2006	70,386 —	— —	— —	— —	— —	70,386 —
Gregory A. Marsh Former Chief Financial Officer; Former Chief Operating Officer, PDSHeart(7)	2007 2006	251,428 —	215,000 —	— —	— —	416,546 —	882,974 —
David S. Wood Former President and Chief Operating Officer(8)	2007 2006	237,235 231,538	— 50,000	— —	22,611 10,290	182,800 58,336	442,646 350,164

(1)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006 and 2007 in connection with the vesting of shares of common stock that were issued upon exercise of stock options prior to the vesting date of such options.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006 and 2007 in connection with the vesting of outstanding options to purchase shares of our common stock.

(3)
Mr. Cohen became our President and Chief Executive Officer in November 2007.

(4)
Mr. Sweeney served as our Chairman and Chief Executive Officer during 2006 and until November 2007 and as our Executive Chairman from November 2007 to July 2008. All other compensation for 2007 includes $11,321 paid towards air travel expenses for Mr. Sweeney's spouse. In August 2007, we paid a special bonus of $352,679 to Mr. Sweeney, approximately $210,000 of which he applied to repaying all principal and accrued interest on a loan we made to him in 2004. The bonus was paid in order to enable Mr. Sweeney to repay the loan prior to the initial filing of our registration statement for our initial public offering, as required by the provisions of the Sarbanes-Oxley Act of 2002. All other compensation for 2006 includes $236,673 paid as reimbursement in connection with Mr. Sweeney's relocation from Pennsylvania to California and $16,515 paid towards air travel expenses for Mr. Sweeney's spouse.

(5)
Mr. Forese served as our principal financial and accounting officer during 2006 and until March 2007, during which time we operated without a Chief Financial Officer. In July 2007, we paid a retention bonus of $50,000 to encourage Mr. Forese to continue his employment with us during our search for a new chief financial officer to replace Mr. Marsh, who was then serving in such capacity. In August 2007, we paid a special bonus of $165,696 to Mr. Forese, approximately $115,000 of which he applied to repaying all principal and accrued interest on a loan we made to him in 2007. The August 2007 bonus was paid in order to enable Mr. Forese to repay the loan prior to the initial filing of our registration statement for our initial public offering, as required by the provisions of the Sarbanes-Oxley Act of 2002.

(6)
Mr. Galvan became our Chief Financial Officer in September 2007 and our Chief Operating Officer, PDSHeart in October 2007.

(7)
Mr. Marsh served as our Chief Financial Officer and Chief Operating Officer, PDSHeart from March 2007 until October 2007. In February and March 2007, prior to our acquisition of PDSHeart, PDSHeart paid discretionary bonuses in an aggregate amount of $55,000 to Mr. Marsh. In March 2007, prior to our acquisition of PDSHeart, PDSHeart paid a bonus of $160,000 to Mr. Marsh in consideration for his continuation of employment with PDSHeart through the closing of the acquisition. All other compensation for 2007 includes $411,700 in severance payments paid by us in connection with the termination of Mr. Marsh's employment with us in October 2007 and $4,846 paid to Mr. Marsh as a car allowance. The $411,700 of severance payments paid by us to Mr. Marsh in 2007 are subject to reimbursement to us from the escrow account established in connection with our acquisition of PDSHeart.

(8)
Mr. Wood served as our President and Chief Operating Officer during 2007 until June 2007. All other compensation includes $182,800 in severance payments paid in connection with the termination of Mr. Wood's employment with us in June 2007.

        In August 2004, we entered into an employment agreement with Mr. Sweeney, our former Chief Executive Officer, Chairman of the Board and Executive Chairman, which was amended in November 2005 and February 2008. The employment agreement provides that Mr. Sweeney receives a current base salary of $500,000 per year and is eligible to receive an annual performance bonus beginning with the fiscal year ending on December 31, 2006, with the amount of such bonus determined by our board of directors in its sole and absolute discretion. The employment agreement also entitles Mr. Sweeney to receive all customary and usual fringe benefits available to our employees.

        The employment agreement provides that Mr. Sweeney's employment is voluntary and at will. If, during Mr. Sweeney's employment with us, there is a change of control or an initial public offering and Mr. Sweeney voluntarily resigns within 180 days thereafter, he is entitled to payment of accrued base compensation, certain relocation benefits and tax reimbursements, to the extent not previously paid. In the event Mr. Sweeney voluntarily resigns more than 180 days after a change of control or an initial public offering, he is entitled to (i) payments at a rate equal to his base salary then in effect for a period of up to 12 months following his voluntary termination and (ii) payment of certain relocation benefits and tax reimbursements, to the extent not previously paid. In addition, if Mr. Sweeney is terminated without cause or becomes disabled, he is also entitled to (i) payments at a rate equal to his base salary then in effect for a period of 12 months following his involuntary termination or disability and (ii) payment of certain relocation benefits and tax reimbursements, to the extent not previously paid. All amounts payable to Mr. Sweeney in connection with his resignation or termination, as set forth above, are payable in accordance with our general payroll practices and not as a lump sum.

        Mr. Sweeney stopped serving as our Executive Chairman in July 2008. In connection with the end of his service as our Executive Chairman we entered into a separation agreement with Mr. Sweeney which terminated and superseded Mr. Sweeney's employment agreement. The terms of his separation are described below under the heading "Post Employment Compensation."

        In January 2007, our wholly-owned subsidiary, PDSHeart, entered into an employment agreement with Mr. Marsh, our former Chief Financial Officer and Chief Operating Officer, PDSHeart, which was amended in February 2007 in connection with our acquisition of PDSHeart. The employment agreement provides that Mr. Marsh is entitled to a base salary of $273,000 per year and is eligible to participate in any executive bonus plan that we may put into effect. The employment agreement entitles Mr. Marsh to a stock option grant to purchase 100,000 shares of our common stock. In September 2007, Mr. Marsh agreed to forfeit this option and the option was cancelled. The employment agreement also entitles Mr. Marsh to receive all customary and usual fringe benefits available to our employees.

        The employment agreement provides that Mr. Marsh's employment is voluntary and at will. If, during Mr. Marsh's employment with us, there is a change of control and Mr. Marsh is terminated without cause or resigns with good reason within 12 months thereafter, he is entitled to (i) a lump sum payment equal to 18 months of his base salary, (ii) reimbursement of healthcare premiums for up to 18 months and (iii) a pro-rated portion of his annual bonus to the extent he is otherwise entitled thereto.

        Mr. Marsh was terminated without cause in October 2007. The terms of his separation are described below under the heading "Post Employment Compensation."

        In November 2007, we entered into an employment agreement with Mr. Cohen, our President and Chief Executive Officer. Mr. Cohen receives a current base salary of $450,000 per year and is eligible to receive an annual performance bonus beginning with the fiscal year ending on December 31, 2008, with the amount of such bonus determined by our board of directors in its sole and absolute discretion. The employment agreement entitles Mr. Cohen to a stock option grant to purchase 450,000 shares of our common stock and to reimbursement of reasonable relocation expenses in connection with his relocation to Conshohocken, Pennsylvania. The employment agreement also entitles Mr. Cohen to receive all customary and usual fringe benefits available to our employees.

        If, during Mr. Cohen's employment with us, Mr. Cohen voluntarily resigns with good reason or is terminated without cause or upon his complete disability, he is entitled to receive payments at a rate equal to his base salary then in effect for a period of 15 months, or until such earlier time as he begins full-time employment with another entity, and continued payment by us of his healthcare premiums for 15 months, or until such earlier time as he begins full-time employment with another entity. Furthermore, if Mr. Cohen voluntarily resigns with good reason or is terminated without cause in anticipation of, in connection with, or within one year following a change in control, he is entitled to full acceleration of all unvested stock options then held by him. All amounts payable to Mr. Cohen in connection with his resignation or termination, as set forth above, are payable in accordance with our general payroll practices and not as a lump sum.

Post-Employment Compensation

        The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change in control or termination in the event of disability or death of the executive is shown below.

  Payments Made Upon Termination

        Regardless of the manner in which a named executive officer's employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

  Potential Payment Under Employment Arrangements

        In November 2007, we entered into an employment agreement with Mr. Cohen as described in greater detail under the heading "Summary Compensation Table." Assuming that, effective December 31, 2007, Mr. Cohen voluntarily resigned with good reason or was terminated without cause or upon his complete disability, and assuming he did not begin full-time employment with another entity during the following 15 months, he would be entitled to receive $562,500, reflecting 15 months of his then base salary, and continued payment by us of his healthcare premiums for 15 months at a rate equal to approximately $1,200 per month. Furthermore, assuming that, effective December 31, 2007, Mr. Cohen voluntarily resigned with good reason or was terminated without cause in anticipation of, in connection with, or within one year following a change in control, he would be entitled to full acceleration of all unvested stock options then held by him.

        In June 2007, in connection with the termination of the employment of Mr. Wood, our former President and Chief Operating Officer, we entered into a separation and release agreement entitling Mr. Wood to severance benefits. The separation and release agreement provides that, in exchange for Mr. Wood's full release of claims against us, Mr. Wood was entitled to (i) severance payments at a rate equal to his base salary then in effect for a period of six months following his termination, (ii) in exchange for Mr. Wood's agreement to forfeit 12,513 of his vested stock option shares at the time of his termination, continued exercisability of his remaining 41,653 vested stock option shares for a period of one-year following his termination date and (iii) forgiveness of both principal and accrued interest pursuant to a loan by us to Mr. Wood made in September 2006. In connection with his termination in June 2007, Mr. Wood received (i) a lump sum payment of $182,800, reflecting six months of Mr. Wood's then base salary, (ii) continued exercisability of 41,653 vested stock option shares for a period of one-year from his termination date and (iii) a lump sum of $227,117, reflecting the our forgiveness of both principal and accrued interest under the September 2006 loan.

        In September 2007, Mr. Marsh agreed to immediately forfeit all of his options to purchase shares of our common stock. In October 2007, in connection with the termination of the employment of Mr. Marsh, our former Chief Financial Officer and the former Chief Operating Officer of PDSHeart, Mr. Marsh was entitled to severance benefits under the terms of his employment agreement. In exchange for Mr. Marsh's full release of claims against us, Mr. Marsh was entitled to (i) a lump sum severance payment equal to 18 months of his base salary and (ii) continued payment by us of Mr. Marsh's healthcare premiums until the earlier of 18 months following Mr. Marsh's termination of employment with us or his enrollment in a health insurance plan by another employer. Accordingly, Mr. Marsh received (i) a lump sum payment of $409,500 and (ii) continued payment by us of Mr. Marsh's healthcare premiums through November 2007 which resulted in aggregate payments to Mr. Marsh of approximately $2,200. The $411,700 of severance payments paid by us to Mr. Marsh are subject to reimbursement to us from the escrow account established in connection with our acquisition of PDSHeart.

        In July 2008, in connection with the end of Mr. Sweeney's service as our Executive Chairman, we entered into a separation and release agreement entitling Mr. Sweeney to severance benefits effective upon the termination of his employment with us on July 31, 2008. The separation and release agreement provides (i) for the mutual full release by Mr. Sweeney and us of any claims against the other party, (ii) for severance payments at a rate equal to Mr. Sweeney's current base salary of $500,000 per year for a period of 15 months commencing in August 2008, (iii) for continued payment by us of the healthcare premiums for Mr. Sweeney and his family for 15 months following the date of his termination of employment with us and (iv) that Mr. Sweeney shall not compete with us or solicit our employees during the period ending on the later to occur of (A) 12 months following the date of his termination of employment with us and (B) the date one year following his resignation as a director.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our board of directors on the date of the grant. All stock options were granted under our 2003 plan.

        We omitted columns related to non-equity and equity incentive plan awards as none of our named executive officers earned any such awards during 2007. The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for 2007. Mr. Forese and Mr. Wood were not granted any plan-based awards during 2007 and therefore are not included in the following table.

Name	Grant date	All option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/share)(1)	Grant date fair value of option awards ($)(2)
Arie Cohen(3)	11/30/07	450,000	9.50	2,250,000
James M. Sweeney(4)	4/19/07	50,000	6.10	166,000
Martin P. Galvan, CPA(3)	9/28/07	150,000	7.20	585,000
Gregory A. Marsh(5)	4/19/07	100,000	6.10	332,000

(1)
Represents the per share fair market value of our common stock, as determined in good faith by our board of directors on the grant date.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(3)
25% of the total number of shares subject to this named executive officer's options vest on the one-year anniversary of the applicable grant date with the remainder vesting over the following 36 months.

(4)
100% of the total number of shares subject to this named executive officer's options vest upon the occurrence of either of the following milestone events: (i) the approval by our board of a management succession plan deemed satisfactory to our board in its sole discretion; or (ii) immediately prior to the closing of a change in control if so determined by our board, in its sole discretion, prior to the closing of such change in control. In December 2007 our board determined that the first of the foregoing milestones had been met and the shares underlying this option vested in full.

(5)
25% of the total number of shares subject to this option would vest on the one-year anniversary of the grant date of the option with the remainder vesting over the following 36 months. In September 2007, Mr. Marsh agreed to forfeit this option and the option was cancelled.

Outstanding Equity Awards at December 31, 2007

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2007 that remain outstanding as of December 31, 2007. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

	Option awards				Stock Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares of stock that have not vested (#)	Market Value of Shares of stock that have not vested ($)(2)
Arie Cohen(3)	450,000	—	9.50	11/30/17	—	—
James M. Sweeney(4)	50,000	—	6.10	4/18/17	18,229	328,122
Michael Forese	—	—	—	—	27,135	488,430
Martin P. Galvan, CPA(3)	150,000	—	7.20	9/27/17	—	—
David S. Wood(5)	41,653	—	1.62	6/5/18	—	—

(1)
Represents shares of common stock subject to repurchase by us as of December 31, 2007 that were issued upon exercise of stock options prior to the vesting date of such options.

(2)
The market value is determined based on the initial public offering price of $18.00 per share.

(3)
25% of the total number of shares subject to this named executive officer's options vest on the first anniversary of the applicable grant date with the remainder vesting over the following 36 months.

(4)
100% of the total number of shares subject to this named executive officer's options vest upon the occurrence of either of the following milestone events: (i) the approval by our board of directors of a management succession plan deemed satisfactory to the board of directors in its sole discretion; or (ii) immediately prior to the closing of a change in control if so determined by our board, in its sole discretion, prior to the closing of such change in control. In December 2007 our board determined that the first of the foregoing milestones had been met and the shares underlying this option vested in full.

(5)
All of the shares subject to this named executive officer's options were vested as of December 31, 2007.

Option Exercises and Stock Vested

        The following table provides information regarding the number of shares of common stock acquired and the value received pursuant to the exercise of stock options and the vesting of stock during the year ended December 31, 2007 by our named executive officers for 2007.

	Option Awards(1)		Stock Awards(2)
Name	Number of shares acquired on exercise	Value Realized on exercise(3)	Number of shares acquired on vesting	Value Realized on vesting(4)
James M. Sweeney	—	—	31,250	$562,500
Michael Forese	31,875	$573,750	15,989	$287,802

(1)
Represents the number of shares of common stock acquired during 2007 upon exercise of vested stock options.

(2)
Represents the number of shares of common stock that vested during 2007 which were originally acquired upon the exercise of stock options prior to the vesting date of such options.

(3)
The value realized on exercise is determined based on the initial public offering price of $18.00 per share, multiplied by the number of shares that were exercised, without taking into account any taxes that may be payable in connection with the transaction.

(4)
The value realized on vesting is determined based on the initial public offering price of $18.00 per share, multiplied by the number of shares that vested, without taking into account any taxes that may be payable in connection with the transaction.

Option Repricings

        We did not engage in any repricings or other modifications to any of our named executive officers' outstanding equity awards during the year ended December 31, 2007.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our compensation, nominating and corporate governance committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation, nominating and corporate governance committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Employee Benefit Plans

  2003 Equity Incentive Plan

        We adopted our 2003 equity incentive plan (the "2003 plan") in July 2003. The 2003 plan terminated on March 18, 2008. However, outstanding options previously granted under the 2003 plan remain subject thereto. The 2003 plan provides for the grant of the following:

  •
  ISOs, which may be granted solely to our employees, including officers; and

  •
  NSOs, stock bonus awards, and restricted stock awards, which may be granted to our directors, consultants or employees, including officers.

        Share Reserve.    As of March 31, 2008, options to purchase 1,704,804 shares of our common stock issued under the 2003 plan were outstanding and no shares of common stock were available for future grant under the 2003 plan. We have issued 1,918,004 shares pursuant to the exercise of options subject to the 2003 Plan, of which 79,866 were subject to lapsing rights of repurchase in favor of us as of March 31, 2008.

        Effective as of March 18, 2008, any shares reserved under the 2003 plan that were not subject to outstanding options at such time were no longer reserved under the 2003 plan and became reserved under the 2008 equity incentive plan. Furthermore, any shares that are issuable pursuant to options under the 2003 plan that are forfeited or expire after March 18, 2008 become reserved under the 2008 equity incentive plan. Since the completion of our initial public offering, we have not made further grants of stock options under the 2003 plan.

        Administration.    The 2003 plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee. Subject to the terms of the 2003 plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our board of directors or its authorized committee also determines the exercise price of options granted under the 2003 plan.

        Stock Options.    Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an ISO cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant, and the exercise price for an NSO cannot be less than 85% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2003 plan vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

        In general, the term of stock options granted under the 2003 plan may not exceed ten years. Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up for to 12 months, or 18 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an optionholder's service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an optionholder's relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the optionholder's relationship with us ceases. In no event may an option be exercised after its expiration date.

        Acceptable forms of consideration for the purchase of our common stock under the 2003 plan include (i) cash and (ii) at the discretion of our board of directors at the time of grant, common stock previously owned by the optionholder, deferred payment arrangements, or other legal consideration approved by our board of directors.

        Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

        Limitations.    The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

  •
  the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

  •
  the term of any ISO award must not exceed five years from the date of grant.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock purchase agreements. The purchase price of restricted stock awards shall not be less than 85% of the common stock's fair market value on the date the award is made or at the time the purchase is consummated. The purchase price for a restricted stock award may be payable in (i) cash, (ii) at the discretion of our board of directors, according to a deferred payment or other similar arrangement, or (iii) any other form of legal consideration approved by our board of directors. Shares of our common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by our board of directors. Rights to acquire shares of our common stock under a restricted stock award are not transferable other than by will or the laws of descent and distribution.

        Stock Bonus Awards.    Stock bonus awards are granted pursuant to stock bonus award agreements. A stock bonus award may be granted in consideration for the recipient's past services performed for us or an affiliate of ours. Shares of our common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by our board of directors. Rights to acquire shares of our common stock under a stock bonus award are not transferable other than by will or the laws of descent and distribution.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

        Corporate Transactions.    Unless otherwise provided in the stock award agreement, in the event of certain corporate transactions, any or all outstanding stock awards under the 2003 plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting provisions of such stock awards generally will be accelerated in full and such stock awards will be terminated if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

        Plan Amendments.    Our board of directors has the authority to amend or terminate the 2003 plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2003 plan as required by applicable law.

  2008 Equity Incentive Plan

        Our board of directors adopted the 2008 equity incentive plan (the "2008 plan") in February 2008, and our stockholders approved the 2008 plan in March 2008. The 2008 plan became effective on March 18, 2008. The 2008 plan will terminate in March 2018, unless sooner terminated by our board of directors.

        Stock Awards.    The 2008 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2008 plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors and consultants.

        Share Reserve.    As of March 31, 2008, 533,063 shares of our common stock may be issued pursuant to stock awards under the 2008 plan. In addition, the number of shares of our common stock reserved for issuance automatically increases (i) on January 1 of each calendar year, from January 1, 2009 through January 1, 2018, by the least of (a) four percent of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b) 1,500,000 shares, or (c) a number determined by our board of directors that is less than (a) or (b). The reserve also includes any shares that are issuable pursuant to options under the 2003 plan that are forfeited or expire from time to time. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2008 plan is equal to 5,000,000 shares, as increased from time to time pursuant to annual increases.

        No person may be granted stock awards covering more than 5,000,000 shares of our common stock under the 2008 plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than 5,000,000 shares or a performance cash award covering $5,000,000 in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

        If a stock award granted under the 2008 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2008 plan. In addition, the following types of shares under the 2008 plan may become available for the grant of new stock awards under the 2008 plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income or employment withholding taxes; (c) shares used to pay the exercise price of an option in a net exercise arrangement; and (d) shares tendered to us to pay the exercise price of an option. Shares issued under the 2008 plan may be previously unissued shares or reacquired shares bought on the open market. As of the date hereof, 10,450 shares of our common stock have been issued under the 2008 plan.

        Administration.    Our board of directors has delegated its authority to administer the 2008 plan to our compensation, nominating and corporate governance committee. Subject to the terms of the 2008 plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights.

        The plan administrator has the authority to reprice any outstanding stock award under the 2008 plan without the approval of our stockholders.

        Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2008 plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2008 plan vest at the rate specified by the plan administrator.

        The plan administrator determines the term of stock options granted under the 2008 plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder's stock option agreement provide otherwise, if an optionholder's relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder's service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option is determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionholder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

        Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder's death.

        Tax Limitations on Incentive Stock Options.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates, or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

        Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

        Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2008 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

        The plan administrator determines the term of stock appreciation rights granted under the 2008 plan, up to a maximum of ten years. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or the participant's beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

        Performance Awards.    The 2008 plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To assure that the compensation attributable to performance-based awards will so qualify, our compensation, nominating and corporate governance committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit number of shares that may be granted to a participant in any calendar year attributable to performance stock awards may not exceed 5,000,000 shares of common stock and the maximum value that may be granted to a participant in any calendar year attributable to performance cash awards may not exceed $5,000,000.

        Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2008 plan, (b) the maximum number of shares by which the share reserve may increase automatically each year, (c) the maximum number of options, stock appreciation rights and performance stock awards and performance cash awards that can be granted in a calendar year, (d) the number of shares for which options are subsequently to be made as initial and annual grants to new and continuing non-employee directors and (e) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

        Corporate Transactions.    In the event of certain significant corporate transactions, awards under the 2008 plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors has the discretion to:

  •
  arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;

  •
  accelerate the vesting of a stock award and provide for its termination prior to the effective time of the corporate transaction; or

  •
  provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the optionholder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

        Changes in Control.    Our board of directors has the discretion to provide that a stock award under the 2008 plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2008 plan will not vest automatically on such an accelerated basis unless specifically provided by the participant's applicable award agreement.

  2008 Non-Employee Directors' Stock Option Plan

        Our board of directors adopted the 2008 non-employee directors' stock option plan (the "directors' plan") in February 2008 and we expect our stockholders approved our directors' plan in March 2008. The directors' plan became effective on March 18, 2008. The directors' plan will terminate at the discretion of our board of directors. The directors' plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors.

        Share Reserve.    An aggregate of 142,500 shares of our common stock are reserved for issuance under the directors' plan. This amount will be increased annually on January 1 of each calendar year, from January 1, 2009 through January 1, 2018, by the aggregate number of shares of our common stock subject to options granted under the directors' plan during the immediately preceding year. However, our board of directors has the authority to designate a lesser number of shares by which the authorized number of shares of our common stock will be increased.

        Shares of our common stock subject to stock options that have expired or otherwise terminated under the directors' plan without having been exercised in full shall again become available for grant under the directors' plan. Shares of our common stock issued under the directors' plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If the exercise of any stock option granted under the directors' plan is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered shall again become available for the grant of awards under the directors' plan.

        Administration.    Our board of directors has delegated its authority to administer the directors' plan to our compensation, nominating and corporate governance committee.

        Stock Options.    Stock options are granted pursuant to stock option agreements. The exercise price of the options granted under the directors' plan is equal to 100% of the fair market value of our common stock on the date of grant. Initial grants vest in equal monthly installments over three years after the date of grant and annual grants vest in equal monthly installments over 12 months after the date of grant.

        In general, the term of stock options granted under the directors' plan may not exceed ten years. If an optionholder's service relationship with us, or any affiliate of ours, ceases, then the optionholder or his or her beneficiary may exercise any vested options for such period as provided under the terms of the stock option agreement.

        Acceptable consideration for the purchase of our common stock issued under the directors' plan may include cash, a "net" exercise, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board.

        Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. However, an optionholder may transfer an option under certain circumstances with our written consent if a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. In addition, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

  Automatic Grants

  •
  Initial Grant.    Any person who becomes a non-employee director will automatically receive an initial grant of an option to purchase 15,000 shares of our common stock upon his or her election, subject to adjustment by our board of directors from time to time. These options will vest on the first anniversary of the date of grant with respect to thirty-three and one-third percent of the shares subject to the initial grant and the remainder will vest in equal monthly installments over the two-year period thereafter.

  •
  Committee Chair Grant.    Any person who becomes a chairperson of our audit committee or our compensation, nominating and corporate governance committee will automatically receive a grant of an option to purchase 7,500 shares of our common stock upon his or her election, subject to adjustment by our board of directors from time to time. These options will vest on the first anniversary of the date of grant with respect to thirty-three and one-third percent of the shares subject to the grant and the remainder will vest in equal monthly installments over the two-year period thereafter.

  •
  Annual Grant.    In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders automatically will be granted, on the annual meeting date, beginning with our 2008 annual meeting, an option to purchase 5,000 shares of our common stock, or the annual grant, subject to adjustment by our board of directors from time to time. However, the size of an annual grant made to a non-employee director who is elected after the completion of our initial public offering and who has served for less than 12 months at the time of the annual meeting will be reduced ratably for each full month during such prior 12-month period during which such person did not serve as a non-employee director. These options will vest in equal monthly installments over 12 months following the date of grant.

        Changes to Capital Structure.    In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the directors' plan and the number of shares and exercise price of all outstanding stock options will be appropriately adjusted.

        Corporate Transactions.    In the event of certain corporate transactions, including change in control transactions, the vesting of options held by non-employee directors whose service has not been terminated prior to the effective time of the corporate transaction generally will be accelerated in full and all options outstanding under the directors' plan will be terminated if not exercised prior to the effective date of the corporate transaction.

        Plan Amendments.    Our board of directors has the authority to amend or terminate the directors' plan. However, no amendment or termination of the directors' plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the directors' plan as required by applicable law.

  2008 Employee Stock Purchase Plan

        Our board of directors adopted our 2008 employee stock purchase plan (the "2008 purchase plan") in February 2008, and our stockholders approved the 2008 purchase plan in March 2008. The 2008 purchase plan became effective on March 18, 2008.

        Share Reserve.    The 2008 purchase plan authorizes the issuance of 238,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2009 through January 1, 2018, by the least of (a) one percent of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b) 300,000 shares, or (c) a number determined by our board of directors that is less than (a) or (b). The 2008 purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the 2008 purchase plan.

        Administration.    Our board of directors has delegated its authority to administer the 2008 purchase plan to our compensation, nominating and corporate governance committee. The 2008 purchase plan is implemented through a series of offerings of purchase rights to eligible employees. Under the 2008 purchase plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

        Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the 2008 purchase plan and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the 2008 purchase plan. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the 2008 purchase plan at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

        Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the 2008 purchase plan, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time not to exceed two years. No employee may purchase shares under the 2008 purchase plan at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 2008 purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2008 purchase plan, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

        Corporate Transactions.    In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the 2008 purchase plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants' accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

  401(k) Plan

        We maintain a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $15,500 for 2007. Participants who are at least 50 years old can also make "catch-up" contributions, which in 2007 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary or matching contributions to the plan on behalf of participating employees.

Non-Employee Director Compensation

        The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2007 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Bruce H. KenKnight, Ph.D.(3)	—		—	—	—		—
Lawrence S. Lewin(4)	—		24,900	—	—		24,900
Fred A. Middleton	—		—	7,800	—		7,800
Timothy Mills, Ph.D.(5)	—		—	—	—		—
Woodrow A. Myers Jr., M.D.(6)	—		—	5,200	—		5,200
Eric N. Prystowsky, M.D.	8,000	(7)	—	45,083	36,000	(8)	89,083
Harry T. Rein	—		—	7,800	—		7,800
Robert J. Rubin, M.D.(9)	—		16,600	5,200	60,000	(10)	81,800
Daniel C. Wood(11)	—		—	—	—		—

(1)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in 2007 in connection with the issuance by us of fully vested stock awards.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in 2007 in connection with the vesting of outstanding options to purchase shares of our common stock.

(3)
Dr. KenKnight resigned from our board in August 2007.

(4)
Mr. Lewin resigned from our board in July 2007.

(5)
Dr. Mills resigned from our board in July 2007.

(6)
Dr. Myers was elected to our board in August 2007.

(7)
Represents board meeting fees in the amount of $8,000 in connection with four meetings attended.

(8)
Represents fees paid to a consulting firm affiliated with Dr. Prystowsky for services provided by Dr. Prystowsky.

(9)
Dr. Rubin was elected to our board in August 2007.

(10)
Represents fees paid to Dr. Rubin for consulting services provided by him.

(11)
Mr. Wood resigned from our board in September 2007.

        We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

        In July 2007, our board of directors adopted a compensation program for our non-employee directors, or the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy became effective in March 2008. Pursuant to the Non-Employee Director Compensation Policy, each member of our board of directors who is not our employee receives the following cash compensation for board services, as applicable:

  •
  $25,000 per year for service as a board member;

  •
  $2,500 per year for service as a member of the audit committee and the compensation, nominating and corporate governance committee;

  •
  $2,000 for each in-person board meeting and $1,000 for each telephonic board meeting; and

  •
  $500 for each in-person or telephonic audit committee meeting.

        In addition, our non-employee directors receives initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of our directors' plan, which became effective in March 2008.

        In addition to the foregoing, each non-employee director serving on our board as of July 27, 2007 was granted a non-statutory stock option to purchase 15,000 shares of common stock under our 2003 plan with an exercise price equal to the then fair market value of our common stock on the date of grant and each non-employee director serving as a chairperson of the compensation or audit committee on July 27, 2007 was granted an additional non-statutory option to purchase 7,500 shares of common stock under our 2003 plan with an exercise price equal to the then fair market of our common stock on the date of grant. Each of these grants vest over a three year period, 33 1/3% of which will vest upon the first anniversary of the date of grant and the remainder will vest in a series of 24 successive equal monthly installments thereafter. All stock options granted will have a maximum term of ten years and will vest in full upon the closing of a change in control transaction.

        In addition to the foregoing, each non-employee director that joined our board prior to the closing of our initial public offering was automatically granted a non-statutory stock option to purchase 15,000 shares of common stock under our 2003 plan with an exercise price equal to the then fair market value of our common stock and each non-employee director assuming the role of a chairperson of the compensation, nominating and corporate governance or audit committees during such period was automatically granted an additional non-statutory option to purchase 7,500 shares of common stock under our 2003 plan with an exercise price equal to the then fair market of our common stock on the date of grant. Each of these grants vest over a three year period, 33 1/3% of which will vest upon the first anniversary of the date of grant and the remainder will vest in a series of 24 successive equal monthly installments thereafter. All stock options granted will have a maximum term of ten years and will vest in full upon the closing of a change in control transaction.

        For a more detailed description of our directors' plan and 2003 plan, see "—Equity Benefit Plans" above.

  Letter Agreement with Randy H. Thurman

        In July 2008, we entered into a letter agreement with Randy H. Thurman, our Executive Chairman. Pursuant to the letter agreement, Mr. Thurman receives a fee of $250,000 per year as compensation for his services as Executive Chairman. The letter agreement provided for the grant to Mr. Thurman of an option to purchase up to 185,000 shares of our common stock. 25% of the shares subject to the option vest on the first anniversary of the date of Mr. Thurman's appointment to our board of directors and the remainder will vest in a series of 36 successive equal monthly installments thereafter. In the event of a change of control of us during the period of Mr. Thurman's service as Executive Chairman he would be entitled to full acceleration of all unvested stock options then held by him. In addition, the letter agreement provides Mr. Thurman shall be eligible for automatic stock option awards provided to our non-employee directors as described under "—Equity Benefit Plans" above, including an initial grant to purchase up to 15,000 shares of our common stock upon Mr. Thurman's appointment to our board of directors and annual grants to purchase up to 5,000 shares of our common stock on the date of each annual stockholders meeting for so long as Mr. Thurman remains a non-employee director. Mr. Thurman's service as Executive Chairman is terminable at any time by him or us upon delivery of 30 days prior written notice.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  •
  breach of their duty of loyalty to the corporation or its stockholders;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors' and officers' liability insurance.

        We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

        The following is a description of transactions since January 1, 2005 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described under "Executive Compensation." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Policies and Procedures for Transactions with Related Persons

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the terms of the transaction;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Preferred Stock Financings

        In March 2007, we issued and sold to investors an aggregate of 114,839 shares of mandatorily redeemable convertible preferred stock at a purchase price of $1,000 per share, for aggregate consideration of $114.8 million Upon the closing of our initial public offering, these shares converted into 7,680,902 shares of common stock.

        The participants in these preferred stock financings included the following directors, officers and holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in the mandatorily redeemable convertible preferred stock financing:

Participants(1)	Mandatorily Redeemable Convertible Preferred Stock
Sanderling Venture Partners VI and its affiliates(2)	7,256
H&Q Funds(3)	1,563
Foundation Medical Partners(4)	1,064

    (1)
    Additional detail regarding these stockholders and their equity holdings is provided in "Principal Stockholders and Selling Stockholder."

    (2)
    Fred A. Middleton, one of our directors, is a General Partner/Managing Director of Sanderling Ventures, and as such he shares voting and investment control of the shares held by the Sanderling entities. Upon completion of our initial public offering, these shares converted into 485,309 shares of our common stock.

    (3)
    Upon completion of our initial public offering, these shares converted into 104,539 shares of our common stock.

    (4)
    Harry T. Rein, one of our directors, has served as a General Partner with Foundation Medical Partners since March 2003. Upon completion of our initial public offering, these shares converted into 71,164 shares of our common stock.

        In connection with the mandatorily redeemable convertible preferred stock financing, we entered into a registration rights agreement with the holders of our mandatorily redeemable convertible preferred stock which provided certain registration rights to such holders.

Convertible Note and Warrant Issuances

  Bridge Financings

        2005 Bridge Financing.    In August 2005, we issued secured subordinated convertible promissory notes in an aggregate amount of $2.0 million to affiliates of Sanderling Ventures, $500,000 to the H&Q Funds and $500,000 to Foundation Medical Partners, each with a maturity date of the first to occur of February 15, 2006 or certain events as set forth in the promissory notes. In connection therewith, we also issued warrants to purchase 171,427 shares of our preferred stock to affiliates of Sanderling Ventures, warrants to purchase 42,856 shares of our preferred stock to the H&Q Funds and warrants to purchase 42,857 shares of our preferred stock to Foundation Medical Partners.

        May 2006 Bridge Financings.    In May 2006 we issued secured subordinated convertible promissory notes in an aggregate amount of $2,113,534 to affiliates of Sanderling Ventures, $528,274 to the H&Q Funds and $528,383 to Foundation Medical Partners, each with a maturity date of the first to occur of August 15, 2006 or certain events as set forth in the promissory notes. These notes superseded and restated in their entirety the notes issued in August 2005. In connection therewith, we also issued additional warrants to purchase 181,159 shares of our Series D-1 preferred stock to affiliates of Sanderling Ventures, warrants to purchase 45,280 shares of our Series D-1 preferred stock to the H&Q Funds and warrants to purchase 45,290 shares of our Series D-1 preferred stock to Foundation Medical Partners.

        August 2006 Bridge Financing.    In August 2006 we issued secured subordinated convertible promissory notes in an aggregate amount of $49,103 to affiliates of Sanderling Ventures, $12,273 to the H&Q Funds and $12,276 to Foundation Medical Partners, each with a maturity date of the first to occur of February 15, 2007 or certain events as set forth in the promissory notes. In connection therewith, we also issued warrants to purchase 13,939 shares of our Series D-1 preferred stock to affiliates of Sanderling Ventures, warrants to purchase 3,475 shares of our Series D-1 preferred stock to the H&Q Funds and warrants to purchase 3,485 shares of our Series D-1 preferred stock to Foundation Medical Partners.

        The notes issued in the May 2006 and August 2006 bridge financings were converted into $3.4 million of our mandatorily redeemable convertible preferred stock in March 2007. The exercise price of the warrants issued in the May 2006 and August 2006 bridge financings on a per share basis is $3.50. These warrants were automatically net exercised immediately prior to the completion of our initial public offering in accordance with the terms thereof.

  Guidant Financings

        In May 2006, we issued a subordinated promissory note with a principal amount of $21,400,958 to Guidant Investment Corporation, with a maturity date of November 12, 2007, which amended, restated and superseded in full those certain promissory notes dated November 12, 2003 and March 18, 2004, each with a principal amount of $10.0 million. This note was repaid in full in August 2007.

        In May 2006, we issued a warrant to purchase 200,136 shares of our Series D-1 preferred stock to Guidant Investment Corporation. In August 2007 we issued a warrant to purchase 214,285 shares of our Series D-1 preferred stock to Guidant Investment Corporation. The exercise price of the warrants issued to Guidant Investment Corporation on a per share basis is $3.50. These warrants were automatically net exercised immediately prior to the completion of our initial public offering in accordance with the terms thereof.

Loan Program

        From July 2003 to February 2006, we maintained a program whereby, from time to time, we allowed certain of our employees, including James M. Sweeney and Michael Forese, to exercise options to purchase shares of our common stock by issuing to us a full recourse promissory note. The promissory notes generally have a four year term and accrue interest at a rate of approximately the treasury rate. Principal and interest payments are due annually and the notes are secured by the Company's common stock issued under the arrangement.

        Under this program, in 2004, we made a loan of $187,500 to James M. Sweeney, bearing interest at an annual rate of 4.00% pursuant to a full recourse promissory note. The loan was payable in monthly payments of principal and interest through 2008. In August 2007, we paid a special bonus of $352,679 to Mr. Sweeney and, subsequently, the remaining outstanding principal and interest balance of the loan of approximately $210,000, which was the largest outstanding amount under the loan at any given time, was repaid in its entirety. Mr. Sweeney made no payments with respect to principal or interest under the loan other than the repayment in connection with his special bonus in August 2007.

        In 2007, we made a loan of $112,500 to Michael Forese, bearing interest at an annual rate of 4.58% pursuant to a full recourse promissory note. In August 2007, we paid a special bonus of $165,696 to Mr. Forese and, subsequently, the remaining outstanding principal and interest balance of the loan of approximately $115,000, which was the largest outstanding amount under the loan at any given time, was repaid in its entirety. Mr. Forese made no payments with respect to principal or interest under the loan other than the repayment in connection with his special bonus in August 2007.

Loan To David Wood

        In September 2006, we made a loan of $230,000 to David S. Wood, bearing interest at an annual rate of 5.13% pursuant to a loan agreement. Pursuant to the terms of a separation and release agreement we entered into with Mr. Wood in connection with the termination of his employment in June 2007, we forgave all principal and accrued interest under the loan.

Information Technology Services Agreement

        In July 2004, we entered into a two year information technology services agreement with Cardiac Pacemakers, Inc., an affiliate of Guidant Investment Corporation, a shareholder. Under the agreement, we provide information technology services to Cardiac Pacemakers and they pay us for such services. In June 2006, the agreement was extended for an additional two year period. In connection with this agreement we earned revenue of $1.5 million, $0.9 million and $0.6 million for the years ended December 31, 2005, 2006 and 2007, respectively.

Stock Options Granted to Executive Officers and Directors

        From January 1, 2005 to December 31, 2007, we granted options to purchase an aggregate of 752,500 shares of common stock to our current directors and executive officers, with exercise prices ranging from $6.10 to $9.50.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        We have agreed to indemnify the selling stockholder in this offering against certain liabilities that it may incur in connection with the sale of its shares in this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

        The shares of common stock being registered for resale hereby consist of 9,987,788 shares of our common stock that we issued to the selling stockholders in various private placements completed prior to our initial public offering.

        In connection with the registration rights we granted to certain of the selling stockholders, we filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, with respect to the resale or other disposition of the shares of our common stock offered by this prospectus from time to time on the Nasdaq Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with certain of the selling stockholders.

        Beneficial ownership is determined in accordance with the rules of the SEC, and is based upon information provided by each respective stockholder identified below, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each such stockholder includes (i) all shares held by the stockholder prior to the private placement, if any, plus (ii) all shares purchased by the stockholder in the private placement, if any, and being offered pursuant to this prospectus. The percentages of shares owned after the offering are based on 23,112,265 shares of our common stock outstanding as of May 15, 2008, which includes the outstanding shares of common stock offered by this prospectus.

        Unless otherwise indicated below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in the table below does not constitute an admission of beneficial ownership for the person named below.

        Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

        The selling stockholders may sell some, all or none of their shares of common stock offered by this prospectus. We do not know how long the selling stockholders will hold their shares of common stock before selling them. Other than the shares of stock being sold in the underwritten public offering described in a separate prospectus supplement which is also part of this Registration Statement we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder other than the subscription agreements pursuant to which the selling stockholders purchased their shares of common stock from us and the registration rights agreement entered into in connection with certain of such subscription agreements. Each of the selling stockholders has agreed with the underwriters for our initial public offering not to sell the shares being registered hereby until the expiration of the lock-up agreements applicable to the shares without the prior written consent of Citigroup Global Markets Inc.

        The selling stockholders identified below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, or otherwise, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about such stockholders may change over time.

        The following table sets forth information regarding beneficial ownership of our capital stock outstanding as of May 15, 2008 by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

        The shares offered by this prospectus may be offered from time to time by the selling stockholders. Accordingly, for purposes of the table below, we have assumed that all shares subject to sale under this prospectus will ultimately be sold by the selling stockholders so that following such sales, the only shares that will continue to be held by the selling stockholders are those not including the shares being registered for resale hereby, if any.

				Percentage of shares beneficially owned
	Number of shares beneficially owned before the offering	Shares owned following sale of registered shares	Number of shares registered for sale hereby	Before sale of all registered shares	After sale of all registered shares
Directors and Named Executive Officers:
Arie Cohen(1)	450,000	450,000	—	1.9%	1.9%
Randy H. Thurman	—	—	—	*	*
Fred Middleton(2)	2,598,695	1,381,576	1,217,119	11.2%	6.0%
Woodrow A. Myers Jr., M.D.(3)	15,000	15,000	—	*	*
Eric N. Prystowsky, M.D.(4)	96,309	96,309	—	*	*
Harry T. Rein(5)	650,097	384,181	265,916	2.8%	1.7%
Robert J. Rubin, M.D.(6)	37,037	37,037	—	*	*
Michael Forese(7)	75,000	75,000	—	*	*
Martin P. Galvan, CPA(8)	150,000	150,000	—	*	*
Manny S. Gerolamo(9)	125,000	125,000	—	*	*
Gregory A. Marsh	—	—	—	*	*
James M. Sweeney(10)	1,279,845	831,899	447,946	5.5%	3.6%
David Wood	41,653	41,653	—	*	*
All directors and executive officers as a group (13 persons)(11)	5,577,033	3,646,052	1,930,981	23.2%	15.2%
5% and Selling Stockholders:
Sanderling V Beteilingungs GmbH & Co. KG(12)	52,377	27,632	24,745	*	*
Sanderling V Biomedical Co-Investment Fund, L.P.(12)	218,158	115,090	103,068	*	*
Sanderling V Limited Partnership(12)	58,860	31,052	27,808	*	*
Sanderling Venture Partners V Co-Investment Fund, L.P.(12)	359,763	189,793	169,970	1.6%	*
Sanderling Venture Partners VI Co-Investment Fund, L.P.(12)	317,633	167,568	150,065	1.4%	*
Sanderling Ventures Management V(12)	5,859	3,091	2,768	*	*

Sanderling Ventures Management VI(12)	3,344	1,764	1,580	*	*
Sanderling VI Beteilingungs GmbH & Co. KG(12)	6,153	3,245	2,908	*	*
Sanderling VI Limited Partnership(12)	7,290	3,846	3,444	*	*
Sanderling [Feri Trust] Venture Partners IV, L.P.(12)	58,289	30,751	27,538	*	*
Sanderling IV Limited Partnership(12)	204,962	108,128	96,834	*	*
Sanderling Ventures Management IV(12)	62,182	32,805	29,377	*	*
Sanderling Venture Partners IV, L.P.(12)	525,373	277,161	248,212	2.3%	1.2%
Sanderling Venture Partners IV Co-Investment Fund, L.P.(12)	163,798	86,412	77,386	*	*
Sanderling IV Biomedical, L.P.(12)	204,524	107,897	96,627	*	*
Sanderling IV Biomedical Co-Investment Fund, L.P.(12)	327,630	172,842	154,788	1.4%	*

Total Sanderling funds	2,576,195	1,359,077	1,217,118	11.1%	5.9%
H&Q Healthcare Investors(13)	867,434	523,700	343,734	3.8%	2.3%
H&Q Life Sciences Investors(13)	579,380	348,778	230,602	2.5%	1.5%

Total H&Q funds	1,446,814	872,478	574,336	6.3%	3.8%
SOLA LTD(14)	1,005,000	1,737	1,003,263	4.3%	*
BioFrontier Global Investment Partnership(15)	1,004,975	653,234	351,741	4.3%	2.8%
Inglewood Ventures, L.P.(16)	779,853	584,890	194,963	3.4%	2.5%
Ore Hill Hub Fund Ltd.	668,842	—	668,842	2.9%	*
Foundation Medical Partners L.P.(17)	627,597	361,681	265,916	2.7%	1.6%
KBC Convertibles MAC 28 Ltd.(18)	133,768	—	133,768	*	*
Rhythm Fund, Ltd.(18)	107,014	—	107,014	*	*
KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC(18)	294,290	—	294,290	1.3%	*

Total KBC funds	535,072	—	535,072	2.3%	*
Credit Suisse Securities (USA) LLC(19)	468,189	—	468,189	2.0%	*
Distant Ventures Limited Partnership(20)	350,000	227,500	122,500	1.5%	*
UBS AG London Branch(21)	334,421	—	334,421	1.4%	*
Basso Fund Ltd.(22)	20,065	—	20,065	*	*
Basso Holdings Ltd.(23)	244,127	—	244,127	1.1%	*

Basso Multi-Strategy Holding Fund Ltd.(24)	70,228	—	70,228	*	*

Total Basso funds	334,420	—	334,420	1.4%	*
IDEO Product Development, Inc.(25)	306,122	198,979	107,143	1.3%	*
Suttonbrook Capital Portfolio, L.P.(26)	267,536	—	267,536	1.2%	*
DRW Securities LLC(27)	234,094	—	234,094	1.0%	*
Penncrest Trust dated December 3, 1996(28)	217,182	141,168	76,014	*	*
Linden Capital L.P.(29)	167,210	—	167,210	*	*
Peter J. Callahan Revocable Trust dated 2/28/02	97,383	—	97,383	*	*
Arthur Marks	85,034	55,272	29,762	*	*
Terrence P. Ah Sing	78,620	58,965	19,655	*	*
Timothy Mills	25,000	16,250	8,750	*	*
Citigroup Global Markets Inc.(30)	372,486	4,623	367,863	1.6%	*
Deutsche Bank AG(31)	1,003,263	—	1,003,263	4.3%	*
Old Lane Cayman Master Fund, LP(32)	199,315	—	199,315	*	*
Old Lane HMA Master Fund, LP(32)	56,517	—	56,517	*	*
Old Lane US Master Fund, LP(32)	78,588	—	78,588	*	*
Silver Oak Capital, L.L.C.(33)	267,536	—	267,536	1.2%	*
Tempo Master Fund LP(34)	668,842	—	668,842	2.9%	*
Whitebox Convertible Arbitrage Partners, LP(35)	267,536	—	267,536	1.2%	*

*
Less than 1%.

(1)
Includes an option to purchase 450,000 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(2)
Includes the shares of capital stock held by Sanderling entities referred to in footnote (13) below and entities affiliated therewith. Fred Middleton disclaims any beneficial ownership of the shares owned by these entities except to the extent of his pecuniary interest in these entities. Includes an option to purchase 22,500 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(3)
Includes an option to purchase 15,000 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(4)
Includes 10,204 shares of capital stock held by Raymond James and Associates, Inc. for the benefit of Eric N. Prystowsky and 4,500 shares of capital stock held by each of David and Daniel Prystowsky, Mr. Prystowsky's sons. Includes options to purchase 27,500 shares of capital stock, 15,000 of which were unvested but exercisable as of July 14, 2008.

(5)
Includes the shares of capital stock held by Foundation Medical Partners L.P. referred to in footnote (18) below. Includes options to purchase 22,500 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(6)
Includes an option to purchase 15,000 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(7)
Of these 75,000 shares of capital stock, 16,979 were subject to repurchase as of July 14, 2008.

(8)
Includes an option to purchase 150,000 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(9)
Includes an option to purchase 125,000 shares of capital stock, all of which were unvested but exercisable as of July 14, 2008.

(10)
Includes shares of capital stock held by the James M. Sweeney Trust established May 24, 1999, of which James M. Sweeney is trustee. Includes a fully vested option to purchase 50,000 shares of capital stock. Of these 1,229,845 shares, 2,604 were subject to repurchase as of July 14, 2008.

(11)
Includes the shares of capital stock referred to in footnotes (1) through (10) above and 100,050 shares of capital stock held by Anna McNamara, RN, our Senior Vice President, Clinical Operations. Includes 4,630,724 shares of common stock, of which 36,249 were subject to a right of repurchase by us as of July 14, 2008, and options to purchase 946,309 shares of common stock, of which 815,000 were unvested but exercisable as of July 14, 2008.

(12)
Fred Middleton, one of our directors, and Robert G. McNeil share voting and investment power with respect to the shares held by the Sanderling IV entities. Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the shares held by the Sanderling V entities. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the shares held by the Sanderling VI entities. Each of Messrs. Middleton, McNeil, Mills and Wollaeger disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)
Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Life Sciences Investors and H&Q Healthcare Investors, each a Massachusetts business trust (together, the "H&Q Funds"). Daniel R. Omstead, Ph.D. is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting and investment power with respect to the shares held by the H&Q Funds. Dr. Omstead disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
Solus Alternative Asset Management LP is the Investment Advisor to SOLA LTD. and has voting and investment power with respect to the shares held by SOLA LTD.

(15)
Yoshihiro Ohtaki, the President and General Partner of BioFrontier Global Investment Partnership, has voting and investment power with respect to the shares held by BioFrontier Global Investment Partnership. Mr. Ohtaki disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)
Morton Ingle, the General Partner of Inglewood Ventures, L.P., has voting and investment power with respect to the shares held by Inglewood Ventures, L.P. Mr. Ingle disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(17)
Harry Rein, the General Partner of Foundation Medical Partners L.P. is one of our directors.

(18)
Carlo Georg, a Managing Director of KBC Alternative Investment Management, the Investment Manager of KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC and Rhythm Fund, Ltd., has voting and investment power with respect to the shares held by KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC and Rhythm Fund, Ltd. Mr. Georg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master

  Fund SPC and Rhythm Fund, Ltd. have indicated that they are affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by KBC Convertibles MAC 28 Ltd., KBC Diversified Fund, A Segregated Portfolio of KBC AIM Master Fund SPC or Rhythm Fund, Ltd. of the shares offered hereby.

(19)
Doug Teresko, a Director of Credit Suisse Securities (USA) LLC, has voting and investment power with respect to the shares held by Credit Suisse Securities (USA) LLC. Mr. Teresko disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Credit Suisse Securities (USA) LLC has indicated that it is a FINRA member. However, Credit Suisse Securities (USA) LLC has indicated that it purchased the shares offered hereby in the ordinary course of business and has no arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(20)
Karl A. Kail, IV and Laura Kail, each a Manager of Amcrest LLC, the General Partner of Distant Ventures Limited Partnership, have voting and investment power with respect to the shares held by Distant Ventures Limited Partnership. Each of Mr. and Mrs. Kail disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(21)
Chris Coward, the Executive Director of UBS AG London Branch, has voting and investment power with respect to the shares held by UBS AG London Branch. Mr. Coward disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. UBS AG London Branch has indicated that it is affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by UBS AG London Branch of the shares offered hereby.

(22)
Basso Capital Management, L.P. is the Investment Manager to Basso Fund Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Fund Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(23)
Basso Capital Management, L.P. is the Investment Manager to Basso Holdings Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Holdings Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(24)
Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a Managing Member of Basso GP LLC, the General Partner of Basso Capital Management, L.P. Mr. Fischer has voting and investment power with respect to the shares held by Basso Multi-Strategy Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(25)
David Strong, Chief Operating Officer and Chief Financial Officer of IDEO Product Development, Inc., has voting and investment power with respect to the shares held by IDEO Product Development, Inc. Mr. Strong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(26)
John London and Steven M. Weinstein, each a Principal of Suttonbrook Capital Management LP, the Investment Manager of Suttonbrook Capital Portfolio, L.P., have voting and investment power with respect to the shares held by Suttonbrook Capital Portfolio, L.P. Each of Messrs. London and Weinstein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(27)
Donald Wilson, Jr., a Manager of DRW Securities LLC, and Ilan Huberman, an employee of DRW Securities LLC, have voting and investment power with respect to the shares held by DRW Securities LLC. Each of Messrs. Wilson and Huberman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(28)
Karl A. Kail, IV and Laura Kail, co-Trustees of the Penncrest Trust dated December 3, 1996, have voting and investment power with respect to the shares held by the Penncrest Trust dated December 3, 1996. Each of Mr. and Mrs. Kail disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(29)
Siu Min Wong, the Managing Member of Linden GP LLC, the General Partner of Linden Capital L.P., has voting and investment power with respect to the shares held by Linden Capital L.P. Mr. Siu Min Wong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(30)
Ken Stiller, a Managing Director with Citigroup Global Markets Inc., has voting and investment power with respect to 367,863 of the shares held by Citigroup Global Markets Inc. Mr. Stiller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Citigroup Global Markets Inc. has indicated that it is a FINRA member. However, Citigroup Global Markets Inc. has indicated that it purchased the shares offered hereby in the ordinary course of business and has no arrangements or understandings, directly or indirectly, with any person to distribute such shares. Citigroup Global Markets Inc. has provided investment banking services to us both in our initial public offering and prior financing transactions.

(31)
Pierre Weinstein, a Portfolio Manager of Deutsche Bank AG, has voting and investment power with respect to the shares held by Deutsche Bank AG. Mr. Weinstein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Deutsche Bank AG has indicated that it is affiliated with one or more Financial Industry Regulatory Authority, or FINRA, members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by Deutsche Bank AG of the shares offered hereby.

(32)
Each of Old Lane Cayman Master Fund, LP, Old Lane HMA Master Fund, LP and Old Lane US Master Fund, LP has indicated that it is affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by Old Lane Cayman Master Fund, LP, Old Lane HMA Master Fund, LP or Old Lane US Master Fund, LP of the shares offered hereby.

(33)
John M. Angelo and Michael L. Gordon, controlling members of Silver Oak Capital, L.L.C., have voting and investment power with respect to the shares held by Silver Oak Capital, L.L.C. Each of Messrs. Angelo and Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Silver Oak Capital, L.L.C. has indicated that it is affiliated with one or more FINRA members. However, such FINRA members will receive no compensation whatsoever in connection with the sales by Silver Oak Capital, L.L.C. of the shares offered hereby.

(34)
J. David Rogers, the General Partner of Tempo Master Fund LP, has voting and investment power with respect to the shares held by Tempo Master Fund LP. Mr. Rogers disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(35)
Andrew J. Redleaf, the Managing Member of Whitebox Advisors, LLC, the General Partner of Whitebox Convertible Arbitrage Partners, LP, has voting and investment power with respect to the shares held by Whitebox Convertible Arbitrage Partners, LP. Mr. Redleaf disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock issued to the selling stockholders to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register these shares of our common stock.

        The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of our common stock may be sold on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD

Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

        In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and if such short sales take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling stockholders may deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date such registration statement has been declared effective by the SEC.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder notifies us in writing that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and

(vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

        Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus is a part.

        Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to such shares. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to such shares.

        We will pay all expenses of the registration of the shares of our common stock pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it other than one special counsel for all of the selling stockholders. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        Outstanding Shares.    As of March 31, 2008, there were 23,065,145 shares of common stock outstanding, including 79,866 unvested shares held by employees, and there were 1,704,804 shares of common stock subject to outstanding options under our 2003 Equity Incentive Plan.

        As of March 31, 2008, we had approximately 258 record holders of our common stock.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of any outstanding shares of preferred stock.

        Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Fully Paid and Nonassessable.    All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        As of March 31, 2008, there were no shares of preferred stock issued and outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

        As of March 31, 2008, Silicon Valley Bank held a warrant to purchase an aggregate of 6,250 shares of our common stock, having a weighted average exercise price of $2.94 per share. This warrant contains a net exercise provision under which Silicon Valley Bank may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrant also provides for the same registration rights that certain of our stockholders are entitled to receive pursuant to our amended and restated investor rights agreement, as amended, as described in greater detail under the heading "Registration Rights." The warrant also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. The warrant will terminate in August 2010.

Registration Rights

  Amended and Restated Investor Rights Agreement

        As of March 31, 2008, under our amended and restated investor rights agreement, as amended, holders of up to approximately 7,635,903 shares of common stock (including shares of our common stock issuable upon the exercise of a warrant to purchase up to 6,250 shares of our common stock) have certain rights to require us to register their shares (without taking into account shares issuable upon exercise of warrants) with the Securities and Exchange Commission so that those shares may be publicly resold.

        Demand Registration Rights.    At any time beginning on the earlier of (a) March 18, 2008 and (b) six months after the completion of our initial public offering, the holders of at least 30% of the shares having demand registration rights have the right to make up to two demands that we file a registration statement so long as the aggregate number of securities requested to be sold under such registration statement is at least $5,000,000, subject to specified exceptions. We are not required to effect a registration pursuant to these demand registration rights during the period from the date of filing of, and ending 180 days following the effective date of a registration statement relating to a public offering.

        Form S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, one or more holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions.

        "Piggyback" Registration Rights.    If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 20% of the total number of shares included in the registration statement, unless such offering is our initial public offering and such registration does not include shares of any other selling stockholders, in which case any and all shares held by selling stockholders may be excluded from the offering.

        Expenses of Registration.    Generally, we are required to bear all registration and selling expenses incurred in connection with the demand, piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

        Expiration of Registration Rights.    The demand, piggyback and Form S-3 registration rights discussed above will terminate on March 25, 2011. In addition, the registration rights discussed above will terminate with respect to any stockholder or warrant holder entitled to these registration rights on the date when such stockholder or warrant holder is able to sell all of their registrable common stock in a single 90-day period under Rule 144 of the Securities Act.

  Registration Rights Agreement

        In March 2007, we entered into a registration rights agreement with the holders of our previously outstanding mandatorily redeemable convertible preferred stock. At the closing of our initial public offering, these shares of preferred stock were converted into 7,680,902 shares of our common stock. Pursuant to the registration rights agreement we agreed to, at our expense, for the benefit of the holders of such shares of our common stock, file with the SEC the registration statement of which this prospectus is a part covering the resale of such shares of common stock on or before June 23, 2008. We also agreed to use commercially reasonable best efforts to cause the registration statement to become effective prior to September 21, 2008, and to keep the registration statement effective until the earlier of (i) the sale of all the shares of common stock pursuant to Rule 144 under the Securities Act or a shelf registration statement and (ii) the date on which all shares of common stock not theretofore sold pursuant to Rule 144 or such shelf registration statement can be sold without restrictions pursuant to Rule 144 other than any shares of common stock held by our affiliates. We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We have agreed to pay liquidated damages to holders of the shares of common stock if the shelf registration statement of which this prospectus is a part is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall be paid upon the designated schedule until such failure to file or become effective or unavailability is cured, at a rate of 0.5% of the original issue price of the mandatorily redeemable convertible preferred stock (plus any accrued or declared and unpaid dividends thereon) for the initial occurrence of such event and 1.0% of the original issue price of the mandatorily redeemable convertible preferred stock (plus any accrued or declared and unpaid dividends thereon) for each 30-day period thereafter that the occurrence shall go uncured. We will pay such liquidated damages in cash on the earlier of (i) the last day of the calendar month during which such registration default occurred and (ii) the third business day after the event or failure giving rise to the registration default is cured. When such registration default is cured, the time periods for calculation of such liquidated damages shall cease to accrue as of the date of such cure.

        In addition to the rights discussed in the above paragraph, the registration rights agreement also provides that if we file with the SEC a registration statement contemplating the underwritten public offering of common stock, the holders of the shares of common stock into which the shares of mandatorily redeemable convertible preferred stock converted upon the completion of our initial public offering will have the right to participate in such underwritten public offering with respect to such shares of common stock, subject to customary requirements and conditions.

        We have agreed in the registration rights agreement to give notice to all parties thereto of the filing and effectiveness of a shelf registration statement by release made to Bloomberg Financial Markets or other reasonable means of distribution.

        Transferees of the shares of common stock into which the shares of mandatorily redeemable convertible preferred stock converted upon the completion of our initial public offering will, under certain circumstances, be entitled to the benefits of the registration rights agreement.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

        Amended and Restated Certificate of Incorporation and Bylaws.    Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

  •
  permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  divide our board of directors into three classes;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

  •
  provide that special meetings of our stockholders may be called only by the chairman of the board, our CEO or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

Listing on the Nasdaq Global Market

        Our common stock is listed on the Nasdaq Global Market under the symbol "BEAT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent and registrar's address is 59 Maiden Lane, Plaza level, New York, New York 10038.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

        As of March 31, 2008, 23,065,145 shares of our common stock were outstanding, including the 7,680,902 shares to which this prospectus relates. The selling stockholders are subject to restrictions as set forth in lock-up agreements entered into in connection with our initial public offering. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, substantially all of the remaining 15,384,243 shares of common stock are restricted as a result of securities laws or lock-up agreements. However, substantially all of such restricted shares will be become available for sale in the public market under Rule 144 or Rule 701 upon expiration of lock-up agreements on September 14, 2008.

Rule 144

        In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which was equal to approximately 230,650 shares as of March 31, 2008; or

  •
  the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of the prospectus for our initial public offering before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-up Agreements

        Our officers and directors, the selling stockholders and certain of our other stockholders have agreed that, for a period of 180 days from the date of the prospectus for our initial public offering (the "Lock-Up Period"), they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. In addition, the participants in the underwritten public offering described in a separate prospectus supplement which is also part of this Registration Statement have agreed to extend the Lock-Up Period applicable to shares held by them that are not sold in the underwritten public offering for an additional period of 90 days from the date of the prospectus supplement for the underwritten public offering. The lock-up agreements signed by our security holders generally permit them to transfer shares of our common stock (i) acquired in open market transactions after the completion of our initial public offering, (ii) to a family member or trust, (iii) by bona fide gift, will or intestacy, and (iv) if the security holder is a partnership, limited liability company or corporation, to its partners, members, stockholders or affiliates of the undersigned; provided that, in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing made after the expiration of the Lock-Up Period) and provided further that in connection with the transactions listed in (ii)-(iv) above, the transferee agrees to be bound in writing by the terms of this agreement prior to such transfer. In addition, security holders may establish a written plan for trading securities in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided that such plan does not provide for the disposition, during the Lock-Up Period, of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for our common stock. Furthermore, security holders may exercise or exchange any option or warrant to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into our common stock, provided that the security holders do not transfer the Common Stock acquired on such exercise or exchange during the Lock-Up Period.

        The Lock-Up Period will be extended if:

  •
  we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the Lock-Up Period; or

  •
  prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period,

in which case the restrictions described in the preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Citigroup Global Markets Inc. waives, in writing, such extension.

        Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Registration Rights

        As of March 31, 2008, the holders of 15,310,555 shares of our common stock and warrants to purchase up to 6,250 shares of our common stock were entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        In March 2008, we filed with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2003 Equity Incentive Plan, and our 2008 Equity Incentive Plan, 2008 Non-Employee Directors' Stock Option Plan and 2008 Employee Stock Purchase Plan. Accordingly, shares registered under the registration statement are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up arrangements described above, if applicable.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward Kronish LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent certified public accountants, has audited PDSHeart, Inc.'s financial statements at December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, as set forth in their report. The Company has included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (www.sec.gov). You may also request a copy of these filings at no cost by writing or telephoning us at 227 Washington Street #300, Conshohocken, Pennsylvania 19428, (610) 729-7000.

CARDIONET, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CardioNet, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2007 and March 31, 2008 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2005, 2006, and 2007 and for the three months ended March 31, 2007 and 2008 (unaudited)	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) for the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2006 and 2007 and for the three months ended March 31, 2007 and 2008 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
PDSHeart, Inc.
Report of Independent Certified Public Accountants	F-29
Consolidated Balance Sheets as of December 31, 2005 and 2006	F-30
Consolidated Statements of Operations for the years ended December 31, 2004, 2005 and 2006	F-31
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2004, 2005 and 2006	F-32
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006	F-33
Notes to Consolidated Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
CardioNet, Inc.

        We have audited the accompanying balance sheets of CardioNet, Inc. (the "Company") as of December 31, 2006 and 2007, and the related statements of operations, redeemable convertible preferred stock and shareholders' deficit, and cash flows for the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CardioNet, Inc. at December 31, 2006 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania February 18, 2008, except for the second paragraph of Note 2 as to which the date is March 5, 2008.

CARDIONET, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
			March 31, 2008
	2006	2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,909,150	$18,090,636	$61,973,117
Accounts receivable, net of allowance for doubtful accounts of $6,263,000, $7,909,147, and $10,227,226 at December 31, 2006 and 2007, and March 31, 2008, respectively	10,496,607	22,853,958	25,636,175
Due from related parties	90,628	142,965	130,206
Prepaid expenses and other current assets	294,913	287,284	1,342,018

Total current assets	14,791,298	41,374,843	89,081,516
Property and equipment, net	1,779,043	15,094,205	15,138,648
Due from related parties	207,278	—	—
Intangible assets, net	—	2,806,950	2,560,854
Goodwill	—	41,162,835	45,999,403
Other assets	392,450	2,600,695	1,985,894

Total assets	$17,170,069	$103,039,528	$154,766,315

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$1,642,132	$3,971,781	$2,929,864
Accrued liabilities	5,285,412	6,424,886	12,005,951
Bridge loan payable to certain shareholders	3,229,247	—	—
Note payable to shareholder	21,001,719	—	—
Current portion of debt	2,346,186	1,088,528	1,489,950
Current portion of capital leases	—	48,688	48,688
Deferred revenue	—	465,578	648,850

Total current liabilities	33,504,696	11,999,461	17,123,303
Note payable to shareholder	—	—	—
Long-term debt, net of current portion	2,911,115	1,655,449	1,381,976
Deferred rent	428,534	878,886	849,502
Other noncurrent liabilities	182,490	68,961	60,867

Total liabilities	37,026,835	14,602,757	19,415,648
Redeemable convertible preferred stock
Convertible preferred stock—no par value:
Mandatorily redeemable convertible preferred stock 114,883 and 0 shares authorized, 114,839 and 0 shares issued and outstanding at December 31, 2007 and March 31, 2008 respectively	—	115,301,850	—
Shareholders' deficit
Series A—1,563,248 shares authorized, issued, and outstanding as of December 31, 2006 and 2007, 0 shares authorized, issued and outstanding as of March 31, 2008	390,812	390,812	—
Series B—4,720,347 shares authorized; 4,707,847 shares issued and outstanding as of December 31, 2006 and 2007, 0 shares authorized issued and outstanding as of March 31, 2008	6,903,969	6,903,969	—
Series C—10,399,011 shares authorized, issued, and outstanding as of December 31, 2006 and 2007, 0 shares authorized, issued and outstanding as of March 31, 2008	36,195,991	36,195,991	—
Series D—1,000,000 shares authorized, issued, and outstanding as of December 31, 2006 and 2007, 0 shares authorized, issued and outstanding as of March 31, 2008	9,964,933	9,964,933	—
Series D1—964,075 shares authorized, none issued and outstanding as of December 31, 2006 and 2007, 0 shares authorized, issued and outstanding as of March 31, 2008	—	—	—
Common stock—no par value as of December 31, 2006 and 2007 and $.001 par value as of March 31, 2008; 50,000,000 shares authorized as of December 31, 2006 and 2007 and 200,000,000 shares authorized as of March 31, 2008; 2,971,054, 3,130,054, and 22,985,279 shares issued, outstanding and vested at December 31, 2006, 2007, and March 31, 2008, respectively	1,186,463	1,399,402	23,067
Paid-in capital	1,686,369	—	217,387,993
Notes receivable from shareholders	(224,250)	—	—
Accumulated deficit	(75,961,053)	(81,720,186)	(82,060,393)

Total shareholders' deficit	(19,856,766)	(26,865,079)	(135,350,667)

Total liabilities and shareholders' deficit	$17,170,069	$103,039,528	$154,766,315

See accompanying notes.

CARDIONET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
Revenues:
Net patient service revenues	$29,466,653	$33,019,175	$72,357,437	$10,957,150	$25,247,977
Other revenues	1,471,075	903,626	634,749	143,361	215,307

Total revenues	30,937,728	33,922,801	72,992,186	11,100,511	25,463,284
Cost of revenues	16,963,107	12,700,998	25,526,418	3,790,238	9,518,996

Gross profit	13,974,621	21,221,803	47,465,768	7,310,273	15,944,288
Operating expenses:
Research and development	3,360,753	3,630,819	3,781,991	990,467	1,141,530
General and administrative	13,853,089	15,630,610	27,473,895	5,200,815	9,066,407
Sales and marketing	6,455,686	6,448,290	15,968,271	3,319,838	5,114,727
Integration, restructuring and other nonrecurring charges	—	—	—	—	1,305,555

Total operating expenses	23,669,528	25,709,719	47,224,157	9,511,120	16,628,219

Loss from operations	(9,694,907)	(4,487,916)	241,611	(2,200,847)	(683,931)
Other income (expense):
Interest income	96,463	114,295	1,621,738	223,270	178,040
Interest expense	(1,864,813)	(3,271,111)	(2,221,420)	(1,176,532)	(65,826)

Total other income (expense)	(1,768,350)	(3,156,816)	(599,682)	(953,262)	112,214

Loss before benefit from income taxes	(11,463,257)	(7,644,732)	(358,071)	(3,154,109)	(571,717)
Benefit from income taxes	—	—	—	—	231,510
Net loss	(11,463,257)	(7,644,732)	(358,071)	(3,154,109)	(340,207)

Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	—	(8,346,089)	(482,448)	(2,596,942)
Net loss available to common shareholders	$(11,463,257)	$(7,644,732)	$(8,704,160)	$(3,636,557)	$(2,937,149)

Net loss per common share:
Basic and diluted	$(4.04)	$(2.63)	$(2.89)	$(1.22)	$(0.63)

Pro forma (unaudited)			$(0.52)		$(0.63)

Weighted average number of common shares outstanding:
Basic and diluted	2,837,772	2,908,360	3,011,699	2,993,061	4,694,561

Pro forma (unaudited)			16,839,493		4,694,561

See accompanying notes.

CARDIONET, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY (DEFICIT)

	Redeemable Convertible Preferred Stock		Shareholders' Equity (Deficit)
	Mandatorily Redeemable Convertible Preferred Stock
			Convertible Preferred Stock		Common Stock			Notes Receivable From Shareholders			Total Shareholders' Equity (Deficit)
							Paid-in Capital			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2004	—	—	17,670,106	53,455,705	2,820,529	982,158	—		(347,406)	(56,853,064)	(2,762,607)
Series D1 preferred stock warrants			—				434,567				434,567
Issuance of common stock and stock options	—	—	—	—	82,750	63,648	—		—	—	63,648
Exercise of stock options under note receivable arrangements	—	—	—	—	130,000	178,750	—		(178,750)	—	—
Stock repurchased	—	—	—	—	(178,263)	(192,747)	—		188,307	—	(4,440)
Repayment of shareholder notes receivable	—	—	—	—	—		—		71,598	—	71,598
Net loss	—	—	—	—	—		—		—	(11,463,257)	(11,463,257)

Balance, December 31, 2005	—	—	17,670,106	53,455,705	2,855,016	1,031,809	434,567		(266,251)	(68,316,321)	(13,660,491)
Series D1 preferred stock warrants			—				1,230,056				1,230,056
Issuance of common stock and stock options	—	—	—	—	135,026	167,960	—		—	—	167,960
Stock repurchased	—	—	—	—	(18,988)	(13,306)	—		13,126	—	(180)
Repayment of shareholder notes receivable	—	—	—	—	—	—	—		28,875	—	28,875
Stock based compensation	—	—	—	—	—	—	21,746		—	—	21,746
Net loss	—	—	—	—	—	—	—		—	(7,644,732)	(7,644,732)

Balance, December 31, 2006	—	—	17,670,106	53,455,705	2,971,054	1,186,463	1,686,369		(224,250)	(75,961,053)	(19,856,766)
Issuance of common stock and stock options	—	—	—	—	7,176	—	153,150		—	—	153,150
Exercise of stock options	—	—	—	—	151,824	212,939	—		—	—	212,939
Issuance/Repayment of shareholder notes receivable	—	—	—	—	—	—	—		224,250	—	224,250
Stock based compensation	—	—	—	—	—	—	778,508		—	—	778,508
Issuance of mandatorily redeemable convertible preferred stock and recognition of contingent beneficial conversion	114,839	106,955,761	—	—	—	—	327,000		—	—	327,000
Dividend on and accretion of mandatorily redeemable convertible preferred stock	—	8,346,089	—	—	—	—	(2,945,027)		—	(5,401,062)	(8,346,089)
Net loss	—	—	—	—	—	—			—	(358,071)	(358,071)

Balance, December 31, 2007	114,839	115,301,850	17,670,106	53,455,705	3,130,054	1,399,402	—		—	(81,720,186)	(26,865,079)
Issuance/vesting of common stock	—	—	—	—	23,399	—	1,681		—	—	1,681
Exercise of stock options	—	—	—	—	21,283	21	26,719		—	—	26,740
Stock based compensation	—	—	—	—	—	—	359,881		—	—	359,881
Dividend on and accretion of MRCPS	—	2,596,942	—	—	—	—	(2,596,942)		—	—	(2,596,942)
Conversion of MRCPS to common stock	(114,839)	(117,898,792)	—	—	7,680,902	7,681	117,891,111		—	—	117,898,792
Conversion of Convertible Preferred Stock	—	—	(17,670,106)	(53,455,705)	8,835,042	(1,387,332)	54,843,037		—	—	—
Gross proceeds from IPO (net of underwriter commissions)	—	—	—	—	3,000,000	3,000	50,217,000		—	—	50,220,000
Transaction expenses related to IPO	—	—	—	—	—	—	(3,354,199)		—	—	(3,354,199)
Cashless exercise of warrants	—	—	—	—	294,599	295	(295)		—	—	—
Net loss	—	—	—	—	—	—	—		—	(340,207)	(340,207)

Balance March 31, 2008	—	$—	—	$—	22,985,279	$23,067	$217,387,993	$		$(82,060,393)	$135,350,667

See accompany notes.

CARDIONET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
Operating activities
Net loss	$(11,463,257)	$(7,644,732)	$(358,071)	$(3,154,109)	$(340,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,869,120	2,656,291	3,749,875	416,248	1,647,326
Loss on disposal of property and equipment	695,330	14,471	49,727	10,829	46,313
(Decrease) increase in deferred rent	109,156	(191,833)	450,352	105,010	(29,384)
Provision for doubtful accounts	2,536,556	4,194,785	8,077,387	1,717,249	2,343,544
Common stock and stock options issued for services	30,000	—	153,150	16,200	—
Accretion of debt discount, including recognition of contingent beneficial conversion	325,925	930,420	677,239	487,292	—
Stock-based compensation	—	21,746	778,508	69,363	359,881
Amortization of intangibles	—	—	799,150	60,862	246,096
Changes in operating assets and liabilities:
Accounts receivable	(5,130,338)	(5,554,522)	(15,123,571)	(1,730,729)	(5,268,726)
Due from related parties	(50,105)	(196,357)	154,941	(17,026)	12,759
Prepaid expenses and other current assets	119,112	194,398	222,922	(132,508)	(911,769)
Other assets	(3,781)	37,267	(1,988,232)	9,514	614,801
Accounts payable	592,096	303,513	1,372,628	545,030	(1,041,918)
Accrued liabilities	1,012,286	2,427,991	928,845	2,946,912	3,134,542
Other noncurrent liabilities	(111,144)	(106,167)	(182,489)	(44,862)	—

Net cash (used in) provided by operating activities	(5,469,044)	(2,912,729)	(237,639)	1,305,275	813,258
Investing activities
Purchases of property and equipment	(644,550)	(913,666)	(13,050,946)	(974,952)	(1,738,083)
Investment in subsidiary, net of cash acquired	—	—	(45,906,548)	(45,906,548)	(2,608,280)

Net cash used in investing activities	(644,550)	(913,666)	(58,957,494)	(46,881,500)	(4,346,363)
Financing activities
Net proceeds from issuance of mandatorily redeemable convertible preferred stock	—	—	102,116,762	102,195,953	—
Proceeds from issuance of common stock	33,648	167,960	67,670	2,236	47,294,052
Proceeds from issuance of debt	3,342,275	5,130,525	372,997	372,997	500,062
Repayment of debt	(289,460)	(349,191)	(29,550,329)	(5,829,840)	(380,209)
Repurchase of stock/subject to repurchase	(4,440)	(180)	—	—	1,681
Payments received on shareholder notes	71,598	28,875	369,519	—	—

Net cash provided by financing activities	3,153,621	4,977,989	73,376,619	96,741,346	47,415,586

Net increase (decrease) in cash and cash equivalents	(2,959,973)	1,151,594	14,181,486	51,165,121	43,882,481
Cash and cash equivalents—beginning of period	5,717,529	2,757,556	3,909,150	3,909,150	18,090,636

Cash and cash equivalents—end of period	$2,757,556	$3,909,150	$18,090,636	$55,074,271	$61,973,117

Supplemental disclosure of cash flow information
Cash paid for interest	$981,970	$1,782,100	$3,526,271	$2,170,132	$64,010

Supplemental disclosure of noncash financing activities
Exercise of stock options under note receivable arrangements	$178,750	$—	$276,900	$276,900	$—
Mandatorily redeemable convertible preferred stock issued in connection with bridge loan	—	—	3,303,000	3,303,000	$—
Mandatorily redeemable convertible preferred stock issued as consideration for PDSHeart, Inc. acquisition	—	—	1,456,000	1,456,000	$—
Deferral of interest payment on long term debt	—	$1,400,959	$—	$—	$—

See accompanying notes.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2006, 2007 and March 31, 2008

1. Organization

        CardioNet, Inc. (the Company or CardioNet) provides ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual's health. The Company, which integrates wireless communications, Internet and cardiac monitoring technologies, has been in active development since 1994 through predecessor research and development entities. CardioNet incorporated in the state of California in March 1994, but did not actively begin developing its product platform until April 2000. In September 1999, the Company was capitalized as CardioNet, a company focused on helping physicians more rapidly diagnose and more effectively manage therapy for patients with cardiovascular disease. In February 2002, the Company received FDA 510(k) clearance for the first and second generation of its core CardioNet System which automatically detects cardiac rhythm problems and transmits ECG data to a 24/7/365 monitoring center which was opened in Conshohocken, Pennsylvania in July 2002. The CardioNet Monitoring Center provides analysis and response for all incoming ECG data. Currently the Company provides all arrhythmia monitoring services for the CardioNet system at this location. The Company receives reimbursement for services provided to patients from Medicare and other third-party payors.

        On March 8, 2007, the Company acquired PDSHeart, Inc., a leading cardiac monitoring company, for an aggregate of $51.6 million plus the assumption of $5.2 million in debt. In addition to the $51.6 million consideration, the Company agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquisition. The initial public offering was consummated on March 25, 2008 and accordingly the purchase price has been adjusted to $56.6 million to reflect this payment. PDSHeart, now a wholly-owned subsidiary of CardioNet, provides Event monitoring, Holter monitoring and Pacing services in 48 states, primarily in the southeast. The acquisition has broadened the Company's geographic coverage and expanded the service offering to include the complete range of cardiac monitoring services.

        On February 25, 2008, the board of directors of the Company, subject to stockholder approval, approved a reverse stock split of the Company's common stock at a ratio of one share for every two shares previously held. On March 5, 2008, the stockholders of the Company approved the reverse stock split and the reverse stock split became effective. All common stock share and per-share data included in these consolidated financial statements reflect the proposed reverse stock split.

        On March 25, 2008, The Company completed its initial public offering generating net proceeds of approximately $46.9 million after deducting underwriter commissions and estimated offering expenses.

2. Summary of Significant Accounting Policies

  Principals of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Unaudited Interim Financial Statement Data

        The accompanying balance sheet as of March 31, 2008, the consolidated statements of operations and cash flows for the three month periods ended March 31, 2007 and 2008 and the consolidated statements of redeemable convertible preferred stock and shareholders' deficit for the three months

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

ended March 31, 2008 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company's results of its operations and cash flows for the three month period ended March 31, 2007. The financial data and other information disclosed in these notes to the financial statements related to the three month period ended March 31, 2007 are unaudited. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008, nor for any other interim period or for any future year.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Cash Equivalents

        Cash and cash equivalents include various deposits with financial institutions in checking and short-term money market accounts. The Company considers all highly liquid investments with initial maturity dates of three months or less to be cash or cash equivalents.

  Accounts Receivable Concentration of Credit Risk and Allowance for Bad Debt

        Accounts receivable consist of amounts due to the Company from third-party payors and patients as a result of the Company's normal business activities. Accounts receivable are reported in the balance sheets at their estimated net realizable value, which approximates outstanding amounts, less an allowance for bad debt. The Company provides an allowance for bad debt for estimated losses resulting from unwillingness of third-party payors, physicians or patients to make payment for services. The allowance is determined based upon historical collections experience, write-off's and a percentage of the Company's accounts receivable by aging category. Uncollectible account balances are written off against the allowance after all means of collections have been exhausted and the potential for recovery is considered remote. Expenses for doubtful accounts are included in general and administrative expense in the accompanying consolidated statements of operations.

        Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts when it becomes probable and estimable that a receivable will not be collected. Past-due amounts are written off against the allowance for doubtful accounts when collections are deemed unlikely and all collection efforts have ceased.

        At December 31, 2005 no one customer accounted for greater then 10% of our accounts receivable balance. At December 31, 2006, one customer accounted for 13% of our accounts receivable.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

One customer accounted for 12% of our accounts receivable at December 31, 2007. One customer accounted for 12% of our accounts receivable at March 31, 2008. For the three months ended March 31, 2008 Medicare accounted for approximately 33% of the Company's revenue.

        The estimated mix of accounts receivable from government programs, physicians, private pay patients and third-party payers at December 31, 2005, 2006, 2007 and March 31, 2008 are as follows:

	2005	2006	2007	March 31, 2008
				(unaudited)
Government programs	7%	6%	12%	12%
Physicians	8%	6%	3%	3%
Private pay patients	8%	6%	9%	7%
Third-party payers	77%	83%	76%	78%

        The following table summarizes the changes in the Company's allowance for doubtful accounts for the period indicated.

	Year ended December 31,
				Three months ended March 31, 2008
	2005	2006	2007
				(unaudited)
Balance at the beginning of the period	$520,000	$2,973,464	$6,263,488	$7,909,147
Allowances acquired from PDSHeart acquisition	—	—	2,499,540	—
Amounts to expense	2,536,556	4,194,785	8,077,387	2,362,513
Accounts written off	(83,092)	(904,761)	(8,931,268)	(44,434)

Balance at the end of the period	$2,973,464	$6,263,488	$7,909,147	$10,227,226

  Property and Equipment

        Property and equipment is recorded at cost. Depreciation is provided over the estimated useful life of each class of depreciable assets (generally 2-5 years), and is computed using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated asset life or term of the lease. Repairs and maintenance costs are charged to expense as incurred.

  Impairment of Long-Lived Assets

        The Company periodically evaluates the recoverability of the carrying value of its long-lived assets based on the criteria established in Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and the undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the expected

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

future cash flows is less than the assets' carrying value. No such impairment losses have been recognized to date.

  Goodwill and Acquired Intangible Assets

        In March 2007, the Company recorded goodwill and acquired intangible assets under the purchase method of accounting in connection with the acquisition of the assets of PDSHeart (Note 3). Acquired intangible assets consist of trade name, customer relationships and non-compete agreements. The Company amortizes acquired intangible assets over their estimated useful lives on a straight-line basis.

        Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of the acquired business. The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and intangible assets which have indefinite lives are not amortized but instead are tested for impairment annually or more frequently if changes in circumstances or occurrence of events indicate possible impairment.

        Pursuant to SFAS No. 142, the Company will perform an annual impairment test for goodwill. If the carrying value of the Company's goodwill exceeds its fair value, any excess of the carrying value over the implied fair value will be recorded as an impairment loss.

  Revenue Recognition

        The Company recognizes patient service revenue from four different services, which are the CardioNet System services and, event, Holter and pacemaker monitoring services. Our largest source of revenue is CardioNet System services for which we recognize revenue as the monitoring service is provided. For event monitoring services, revenue is recognized over the monitoring period, typically 30 days, on a straight-line basis. For monitoring services related to Holters and pacemakers, revenue is recognized as the service is provided.

        The CardioNet monitor and event monitors are shipped to the patient from the service center after the patient agrees to be monitored. Included in this shipment is a prepaid return shipment mailer so when the patient monitoring is complete, the monitor can be returned to CardioNet and ultimately sent to another patient. Holter monitors are provided by the physician's office and returned by the patient to the physician's office. There is no fee or charge associated with providing the monitors. The provision of monitors is included in the fee we charge for our services.

        Revenue is reported at the estimated net realizable amounts from commercial payors, physicians, patients and Medicare for services rendered. Payment arrangements for the Cardionet System include per diem (per day) and case rate payments, which is a fixed payment amount for the patient monitoring period. Payment arrangements for event, Holter and pacemaker services are generally reimbursed on a per test basis. Revenue from commercial payors is recognized based on the negotiated contractual rate or upon historical or estimated payment patterns. We estimate from history and or experience the amount of revenue to be received for each claim filed. We base our estimates, which require our management to exercise judgment, on historical results, which are limited, according to the type of service and specifics of each arrangement. Payments from the Medicare and Medicaid program are based on reimbursement rates set by governmental authorities, which may fluctuate. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

Management believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing.

        Other revenue, consisting mainly of information technology services provided to an affiliate of a stockholder, is recognized as the services are provided.

  Research and Development Costs

        Research and development costs are charged to expense as incurred.

  Net loss attributable to common shares

        The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No. 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the "treasury stock" and/or "if converted" methods as applicable.

        The following summarizes the potential outstanding common stock of the Company as of the end of each period:

	December 31, 2005	December 31, 2006	December 31, 2007	March 31, 2008
				(unaudited)
Convertible preferred stock (A,B,C,D)	8,835,042	8,835,042	8,835,042	—
Mandatorily redeemable convertible preferred stock	—	—	4,784,958	—
Series B warrants	6,250	6,250	6,250	6,250
Series D1 warrants	—	—	482,090	—
Common stock options outstanding	677,768	764,828	1,641,614	1,704,804
Common stock options available for grant	206,777	3,679	617,518	533,063
Common stock held by certain employees and unvested	—	—	103,292	79,866
Common stock	2,855,016	2,971,054	3,130,054	22,985,279

Total	12,580,853	12,580,853	19,600,818	25,309,262

        If the outstanding options, warrants, and preferred stock were exercised or converted into common stock, the result would be anti-dilutive. Accordingly, basic and diluted net loss attributable to common stockholders per share are identical for all periods presented in the accompanying consolidated statements of operations

        The unaudited pro forma net loss per share is calculated by dividing the unaudited pro forma net loss available to common shareholders by the pro forma weighted average number of common shares

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

outstanding during the period. The pro forma weighted average number of common shares assumes the conversion of the outstanding preferred stock and the exercise of all outstanding warrants and options. The Company believes unaudited pro forma net loss per share provides material information to investors, as the conversion of the Company's preferred stock to common stock is expected to occur upon the closing of an initial public offering, and the disclosure of pro forma net loss per share thus provides an indication of net loss per share on a basis that is comparable to what will be reported by the Company as a reporting entity. The following details the computation of the unaudited pro forma net loss per share as for the year ended December 31, 2007:

Year ended December 31, 2007
(unaudited)
Net loss	$(358,071)
Pro forma accretion of preferred stock dividend (unaudited)	(8,346,089)

Pro forma net loss applicable to common shares	(8,704,160)
Weighted average number of common shares outstanding:
Basic and diluted	3,011,699
Conversion of preferred stock and exercise of options and warrants	13,827,794

Pro forma basic and diluted weighted average shares outstanding (unaudited)	16,839,493

Pro forma basic and diluted loss per common share (unaudited)	$(0.52)

  Stock-Based Compensation

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such awards over the period during which the employee is required to provide service in exchange for the award (the vesting period). SFAS No. 123(R) requires that an entity measure the cost of liability-based service awards based on current fair value that is remeasured subsequently at each reporting date through the settlement date. The Company adopted this new standard effective January 1, 2006, under the prospective method, which requires the Company to recognize share-based compensation expense in the statements of operations for any new grants and modifications made after the date of adoption. The Company accounts for equity awards issued to non-employees in accordance with EITF 96-18, Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services (EITF 96-18).

        The Company estimated and has taken responsibility for the assumptions used in valuing its common stock during 2006 and 2007. The valuation methodology utilized relied primarily on the "income approach" to estimate enterprise value. The income approach involves projecting future cash

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

flows and discounting them to present value using a discount rate based on a risk adjusted weighted average cost of capital of comparable companies. The projection of future cash flows and the determination of an appropriate discount rate involve a significant level of judgment. In order to allocate the enterprise value to the various securities that comprise the Company's capital structure, the option-pricing method was used.

        Prior to 2006, the Company accounted for grants made under its stock option plan in accordance with APB Opinion No. 25, Accounting for Stock Options Issued to Employees, as permitted under SFAS No. 123. Under APB Opinion No. 25, the Company was only required to recognize compensation expenses for options granted to employees for the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant. The fair value of these options was determined using the minimum value option pricing model.

        Since the exercise price of the Company's stock option grants issued prior to 2006 was equal to the estimated fair value of the underlying stock on the grant date, no compensation expense related to options granted to employees was recognized in prior years.

  Income Taxes

        The Company utilizes the liability method of accounting for income taxes as prescribed by SFAS No. 109 Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2005, 2006, 2007 and March 31, 2008.

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's financial statements.

  Certain Significant Risks and Uncertainties

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable balances. Cash and cash equivalents consist primarily of cash in bank accounts. Accounts receivable consist of amounts due to the Company from its normal business activities. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for potential credit losses.

        The Company participates in a dynamic high-technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows; ability to obtain future financing; advances and trends in new

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

2. Summary of Significant Accounting Policies (Continued)

technologies; competitive pressures; changes in overall demand for the products offered by the Company; acceptance of the Company's products; ability to obtain satisfactory agreements with payors for reimbursement for services; litigation or claims against the Company based on intellectual property, patent, regulatory, and other factors; and the Company's ability to attract and retain employees necessary to support its growth.

  Segment information

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information about those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decisions maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages it business as one operating segment.

  New Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company adopted SFAS No. 157 on January 1, 2008 and it did not have a material effect on the consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose fair value measurement for many financial instruments and certain other items as of specified election dates. Business entities will thereafter report in earnings the unrealized gains and losses on items for which the fair value option has been chosen. The fair value option may be applied instrument by instrument but may not be applied to portions of instruments and is irrevocable unless a new elections date occurs. SFAS 159 is effective for the Company beginning January 1, 2008. The Company did not elect the fair value option of SFAS 159 and thus, the adoption of SFAS No. 159 had no impact on the company.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 151 (SFAS 160). SFAS 141(R) establishes new principles and requirements for accounting for business combinations, including recognition and measurement of identifiable assets acquired, goodwill acquired, liabilities assumed, and noncontrolling financial interests. SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the potential effect of adoption of SFAS 141(R) and SFAS 160.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

3. Acquisition-PDSHeart, Inc.

        On March 8, 2007, the Company acquired all of the outstanding capital stock of PDSHeart for an aggregate purchase price of $51.6 million. The $51.6 million purchase price was comprised of $44.3 million cash at closing, $5.2 million in assumed debt, $1.4 million of transaction expenses and the assumption of a $0.7 million liability related to payments due to certain key employees of PDSHeart upon the one year anniversary of the closing. Approximately $1.5 million of the assumed debt was satisfied through the issuance of 1,456 shares of MRCPS at a par value of $1,000. In addition to the $51.6 million consideration, the Company agreed to pay PDSHeart shareholders $5.0 million of contingent consideration in the event of a qualifying liquidation event, including a public offering or acquisition. The Company's initial public offering was consummated on March 25, 2008 and, accordingly, the purchase price for the PDSHeart acquisition has been adjusted to $56.6 million to reflect this payment.

        The acquisition has been included within the consolidated results of operations from March 8, 2007. The Company believes that the acquisition will accelerate its market expansion strategy by providing immediate access to a sales force with existing physician relationships capable of marketing the CardioNet system in areas of the country where it had previously not been sold. A significant portion of the purchase price has been allocated to goodwill. The most significant reason is that 75% of PDSHeart revenues are received as patient reimbursement from medical insurers and Medicare; however the patients are the customers as they determine the economic relationship. There is no long-term intangible asset associated with these patients so no value has been assigned to this revenue stream.

        Under the purchase method of accounting, the total purchase price is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The following is a summary of the purchase price allocation:

Cash and cash equivalents	$509,000
Accounts receivable, net	5,168,000
Property, plant and equipment	4,136,000
Other assets	505,000
Goodwill	45,999,000
Intangible assets:
Trade name	1,810,000
Customer relationships	1,551,000
Non compete agreements	245,000
Other Accruals	(344,000)
Other liabilities assumed	(2,984,000)

Net assets acquired	$56,595,000

        The intangible assets with definite lives are being amortized on a straightline basis over lives ranging from two to six years.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

3. Acquisition-PDSHeart, Inc. (Continued)

        The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in connection with the acquisition of PDSHeart.

Assets acquired	$54,577
Liabilities assumed	(2,984)
Debt assumed	(5,178)

Cash paid	46,415
Less cash acquired	(509)

Cash paid, net of cash acquired	$45,906

        The following unaudited pro forma consolidated statements of operations data for the year ended December 31, 2007 is based on the historical statements of operations of the Company and PDSHeart giving effect to the acquisition of PDSHeart as if the acquisition had occurred on January 1, 2007.

Year ended December 31, 2007
Revenues	$77,061,000
Net loss	$(260,000)
Net loss available to common shareholders	$(8,606,000)
Basic and diluted net loss available to common shareholders per share	$(2.86)

        The unaudited pro forma consolidated statements of operations data is based on estimates and assumptions which are preliminary and subject to change. The unaudited pro forma consolidated financial statements data is presented for illustrative purposes only and are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods.

        In connection with the acquisition of PDSHeart, the Company initiated exit plans for acquired activities that are redundant to the Company's existing operations. The plan includes the closure of a facility and the elimination of 58 positions in the areas of sales, finance, service and management. In connection with the plan, the Company has established reserves of $510,000 included in the purchase price allocation. As of March 31, 2008, none of the positions had been eliminated and the facility has not been closed. The reserve is included in accrued liabilities in the accompanying consolidated balance sheet.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

3. Acquisition-PDSHeart, Inc. (Continued)

        A summary of the reserve activity related to the PDSHeart acquisition- related integration plan as of March 31, 2008 is as follows (in thousands):

	Initial Reserves Recorded in Purchase Accounting	Payments/Adjustments through March 31, 2008	Balance as of March 31, 2008
Severance and employee related costs	366	166	$200
Rent Abandonment	144	—	$144
Total	510	166	$344

        Additionally, we incurred expenses of $0.3 million in the first quarter of 2008 and expect to incur an additional $0.6 million of expenses to integrate these functions, which should be substantially completed by June 30, 2008. These costs will be expensed as incurred in accordance with the SFAS No. 146, "Accounting for Exit or Disposal Activities."

4. Goodwill and Intangible Assets

        The carrying amount of goodwill as of March 31, 2008 is $45,999,000.

        The gross carrying amounts and accumulated amortization of the Company's intangible assets as of March 31, 2008 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Useful Life Years
Trade Name	$1,810,000	$641,000	$1,169,000	3
Customer Relationships	1,551,000	274,000	1,277,000	6
Non Compete Agreements	245,000	130,000	115,000	2

	$3,606,000	$1,045,000	$2,561,000

        The future annual amortization expense is $985,000.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

5. Property and Equipment

        Property and equipment consists of the following:

		December 31,
	Estimated Useful Life (Years)			March 31, 2008
		2006	2007
				(unaudited)
Cardiac monitoring devices	2-5	$9,828,966	$31,040,675	$31,386,488
Computers and purchased software	3-5	3,180,425	5,927,657	6,719,872
Equipment, tools and molds	3	1,341,417	1,301,101	1,301,101
Furniture and fixtures	3	506,206	1,001,763	1,001,763
Cardiac monitoring device parts and components	2-5	512,695	2,961,995	3,163,337
Leasehold improvements	Life of lease	508,862	780,314	780,314

Total property and equipment, at cost		15,878,571	43,013,505	44,352,875
Less accumulated depreciation and amortization		(14,099,528)	(27,919,300)	(29,214,227)

Total property and equipment, net		$1,779,043	$15,094,205	$15,138,648

        Depreciation expense associated with property and equipment was $2,656,291, $3,713,675 and $1,647,326 for the years ended December 31, 2006, 2007 and for the three-month period ended March 31, 2008, respectively.

6. Accrued Expenses

        Accrued expenses consist of the following:

	December 31,
			March 31, 2008
	2006	2007
			(unaudited)
Accrued purchases	$724,560	$1,840,071	$1,764,794
Accrued compensation	1,731,325	3,070,382	3,459,537
Accrued professional fees	150,809	654,900	617,395
Accrued interest payable	2,076,179	20,460	218,631
Current portion of exit costs liability	174,494	189,189	142,680
PDSHeart purchase accounting liability	—	510,313	344,430
Contingent payment to former PDSHeart stockholders	—	—	2,394,202
Accrued income taxes	—	—	1,556,819
Accrued equity issuance costs	—	—	426,477
Other	428,045	139,571	1,080,986

	$5,285,412	$6,424,886	$12,005,951

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

7. Long-Term Debt

        Long-term debt consists of the following as of December 31, 2006 and 2007 and March 31, 2008:

	December 31,
			March 31, 2007
	2006	2007
			(unaudited)
Note payable to shareholder, secured by substantially all assets of the Company, interest payable in annual installments at the Prime Rate plus 1% (September 30, 2007), principal due in November 2007	$21,400,958	$—	$—
Note payable to a redevelopment authority, secured by certain assets of the Company. Interest accrues monthly at a rate of 6.5%, with monthly principal and interest payments of $3,909 due January 2007 through December 2008, remaining principal and accrued interest due December 2008	365,061	—	—
Bridge financing with certain shareholders, secured by certain assets of the Company. Interest accrues monthly at a rate of 8%, with principal and accrued interest payable upon the occurrence of certain events as defined in the bridge financing agreements	3,238,286	—	—
Term loan with a bank. Interest-only payments through July 2007. Thirty-six monthly installments of principal and interest beginning August 2007	3,000,000	2,583,333	2,333,333
Revolving bank line of credit	1,892,240	—	—
Note payable to third party payor	—	160,644	139,290
Note payable to finance company for insurance premiums	—	—	399,303

Total	29,896,545	2,743,977	2,871,926
Less current portion	(26,577,152)	(1,088,528)	(1,489,950)
Less debt discount	(408,278)	—	—

Long-term portion	$2,911,115	$1,655,449	$1,381,976

  Note Payable to Shareholder

        On November 12, 2003, the Company entered into a Credit Agreement with a shareholder that provided a $20,000,000 credit facility. The Company drew down the first $10,000,000 pursuant to the credit facility on November 12, 2003, and made an additional drawdown of $10,000,000 pursuant to the credit facility on March 18, 2004. Each drawdown was evidenced by a promissory note. On May 30, 2006, the Company entered into an Amended and Restated Subordinated Promissory Note with the shareholder in the amount of $21,400,958 that restated and superseded in full the prior promissory notes, and represented the entire principal and interest accrued under the credit facility as of December 31, 2005. In January, 2007, the Company entered into an Amended and Restated Subordinated Promissory Note with the shareholder in the amount of $23,301,099 that restated and superseded in full the prior promissory notes, and represented the entire principal and interest accrued

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

7. Long-Term Debt (Continued)

under the credit facility as of December 31, 2006. The credit facility matures on November 13, 2007, and all principal and accrued interest outstanding is payable on that date. The interest rate on the credit facility is equal to the prime rate as published in The Wall Street Journal plus 1%.

        The Credit Agreement is secured by substantially all of the Company's assets and requires the Company to comply with various financial covenants. In August, 2007 the Company repaid the entire note payable to shareholder including accrued interest.

  Bridge Financing

        On May 1, 2006 and August 29, 2006, the Company entered into bridge financing transactions and issued $3,170,192 and $73,653, respectively, of Subordinated Convertible Promissory Notes (the "2006 Notes") and concurrently issued detachable warrants for the purchase of the Company's Series D-1 Preferred Stock to certain existing investors. The 2006 Notes matured on the first occurrence of certain events as defined in the agreements. The Company was required to repay all principal and interest outstanding pursuant to the 2006 Notes on the maturity date. The relative fair value of the warrants was recorded as a discount to the 2006 Notes. As a result of recording the fair value of the warrants as a debt discount, a beneficial conversion feature was created as the effective conversion rate at the time the notes were issued, which was less than the fair market value of the MRCPS into which the stock was converted. When the Company completed its February 2007 equity financing before the maturity date, holders of the 2006 Notes elected to convert the 2006 Notes into shares of the Company's preferred stock subject to terms described in the agreements. Concurrent with the closing of the Company's private placement of Mandatorily Redeemable Convertible Preferred Stock (see Note 8) on March 7, 2007, the holders of the 2006 Notes converted the 2006 Notes into shares of mandatorily redeemable convertible preferred stock. For the year ended December 31, 2007, the Company recorded $327,000 of interest expense related to the beneficial conversion feature, which was considered contingent at the time the notes were issued.

        The 2006 Notes were secured by substantially all of the assets of the Company and required the Company to comply with various financial covenants.

  Revolving Bank Line of Credit and Term Loan

        On July 3, 2006, the Company entered into a loan and security agreement with a bank that provides for a revolving line of credit and a term loan. The revolving line of credit is available in an amount up to $2,000,000 less the amount of any letters of credit issued by the bank on the Company's behalf. The Company may receive advances under the revolving line of credit through the maturity date of July 1, 2008. At the maturity date, all principal and interest accrued under the revolving line of credit becomes due and payable. The interest rate on amounts outstanding on the revolving line of credit is equal to the bank's prime rate plus 0.5%. As of September 30, 2007, there was no amount outstanding on the revolving line of credit as it was paid concurrent with the closing of the Company's private placement of Mandatorily Redeemable Convertible Preferred Stock.

        On July 3, 2006, the Company borrowed $3,000,000 under a term loan with the same bank. Interest-only payments are required through July 2007. Beginning August 2007, the term loan is

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

7. Long-Term Debt (Continued)

repayable in thirty-six equal installments of principal, plus monthly payments of accrued interest. The interest rate on the term loan is fixed at 8.63%.

        The revolving line of credit and the term loan are secured by substantially all of the Company's assets and require the Company to comply with various financial covenants. At March 31, 2008, the Company is in compliance with such covenants.

        In April, 2008 the Company repaid the entire term loan including accrued interest.

8. Mandatorily Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit)

  Mandatorily Redeemable Convertible Preferred Stock

        In March 2007, the Company sold 110,000 shares of its mandatorily redeemable convertible preferred stock, or MRCPS, which generated net proceeds to the Company of $102,119,142 ($110,000,000 less offering costs of $7,880,858). The Company also issued 3,383 shares of MRCPS upon conversion of an outstanding bridge loan and 1,456 shares as consideration to a major shareholder of PDSHeart as consideration in the PDSHeart acquisition. Accrued dividends were $6.1 million at March 25, 2008. The MRCPS original purchase price plus accrued dividends were converted to common shares on March 25, 2008 in connection with the Company's initial public offering.

  Series A, B, C and D Convertible Preferred Stock

        From 1999 to 2004, the Company issued convertible preferred stock which generated net proceeds to the company of $53.5 million. All Series A, B, C and D preferred stock converted to common stock on March 25, 2008 in connection with the Company's initial public offering.

  Preferred Stock Warrants

        In connection with a borrowing arrangement provided by a bank, the Company issued a warrant in August of 2000 to purchase 12,500 shares of Series B preferred stock at a price of $1.47 per share. The warrant may be exercised at any time on or before August 9, 2010.

        In 2005 and 2006, the Company issued 964,189 warrants to purchase shares of its preferred stock at a price of $3.50 per share to the participants in certain bridge financing transactions and to a stockholder in connection with entering into the Amended and Restated Subordinated Promissory Note with a stockholder. As a result of the MRCPS financing the warrants became exercisable for shares of the Company's Series D-1 preferred stock. The warrants were automatically net exercised for common stock on March 25, 2008 in connection with the Company's initial public offering.

  Common Stock Issued for Services

        During the year ended December 31, 2005, the Company issued common stock to non-employees for services. The estimated fair value of the shares issued of $30,000 was recognized as expense in the accompanying statements of operations for the year ended December 31, 2005. No common stock was issued to non-employees for services during the year ended December 31, 2006. During the year ended December 31, 2007, the Company issued common stock to non employees for services. The estimated fair value of the shares issued of $153,150 was recognized as an expense in the accompanying

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

8. Mandatorily Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) (Continued)

statements of operation for the year ended December 31, 2007. No common stock was issued for non-employees for services during the three-month period ended March 31, 2008.

        The Company has estimated the fair value of its common stock during 2007 by using the probability weighted expected returns method (the "PWER Method") described in the AICPA Technical Practice Aid, Valuation of Privately-Held-Company Securities Issued as Compensation ("Practice Aid"). Under the PWER method, the value of the Company's common stock was estimated based upon an analysis of future values for the Company assuming various future outcomes. In the Company's situation, the future outcomes included three alternatives: (1) the Company becomes a public company ("public company" alternative), (2) the Company is acquired ("M&A" alternative) and (3) the Company remains a private company ("remains private" alternative).

        Valuation models require the input of highly subjective assumptions. Prior to the Company's initial public offering, its common stock had characteristics significantly different from that of publicly traded common stock. Because changes in the subjective input assumptions could have materially affected the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our common stock.

        As of December 31, 2006, 2007, and March 31, 2008, the Company has reserved shares of common stock for issuance as follows:

	December 31,
			March 31, 2008
	2006	2007
Conversion of outstanding preferred stock	8,835,042	8,835,042	—
Exercise of options available and grants of awards under equity plans	1,800,000	3,550,000	2,618,367
Conversion of preferred stock issuable under outstanding preferred stock warrant	6,250	488,340	6,250

Conversion of mandatorily redeemable convertible preferred stock	—	4,784,958	—

	10,641,292	17,658,340	2,624,617

  Stock Based Compensation

        Under the Company's 2003 Equity Incentive Plan (the Option Plan), as of March 31, 2008 the Company was no longer entitled to grant options to purchase shares of common stock to employees, executives, directors and consultants. Options granted under the Option Plan have exercise prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for nonstatutory options. These options generally expire ten years from the date of grant and generally vest 25% twelve months from the date of grant, and ratably over the next 36 months thereafter.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

8. Mandatorily Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) (Continued)

        The Option Plan allows for employees to early exercise options on the first anniversary date of employment, regardless of the vested status of granted options. If an employee terminates prior to fully vesting in options that have been early exercised, the Company repurchases the common stock associated with unvested options at the original exercise price.

        The Company's income before income taxes for the year ended December 31, 2007 and the period ended March 31, 2008 was $778,508 and $360,000 lower, respectively, and the Company's after-tax net income for year ended December 31, 2007 and the period ended March 31, 2008 was $778,508 and $211,000 lower, respectively, as a result of stock-based compensation expense incurred, which included charges resulting from the adoption of SFAS 123R on January 1, 2006. The impact of stock-based compensation expense was $(0.26) and $(0.04) on the basic or diluted earnings per share for the year ended December 31, 2007 and the period ended March 31, 2008, respectively.

        The Company utilized the Black-Scholes valuation model for estimating the fair value of the stock options granted after the adoption of SFAS 123R with the following weighted average assumptions.

	Year ended December 31, 2007	Three months ended March 31, 2008
		(unaudited)
Expected dividend yield	0%	0
Expected volatility	50%	50%
Risk-free interest rates	5%	2.71%
Expected life	6.25 years	6.25 years

        The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Since the Company's stock was not publicly traded prior to the closing of its initial public offering, the expected volatility was calculated for each date of grant based on an alternative method. The Company identified similar public entities for which share price information is available and have considered the historical volatility of these entities' share price in estimated expected volatility. The risk-free interest rate is derived from the U.S. Federal Reserve rate in effect at the time of grant. The expected life calculation is based on the observed and expected time to the exercise of options by our employees based on historical exercise patterns for similar options. Based on the Company's historical experience of options that cancel before becoming fully vested, the Company has assumed an annualized forfeiture rate of 15% for all options. Under the true-up provision of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture rate is higher than estimated.

        Based on the above assumptions, the per share weighted average fair value of the options granted under the stock option plan for the year ended December 31, 2007 and the period ended March 31, 2008 was $4.00 and $8.59, respectively.

        During the years ended December 31, 2005, and December 31, 2006 the per share weighted-average fair value of the options granted under the stock option plan were $0.52 and $0.88,

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

8. Mandatorily Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) (Continued)

respectively. The Company utilized the minimum value valuation model for estimating these fair values with the following weighted-average assumptions:

	Year ended December 31, 2005	Year ended December 31, 2006
Expected dividend yield	0%	0%
Expected volatility	0%	0%
Risk-free interest rates	4.43%	4.57-4.92%
Expected life	10 years	10 years

        Total compensation cost of options granted but not yet vested, as of December 31, 2007 and March 31, 2008, was approximately $3,614,000 and $4,632,152, respectively, which is expected to be recognized over the weighted average period of 3.75 years and 3.50 years, respectively. At December 31, 2006, December 31, 2007 and March 31, 2008, approximately 3,679, 617,518 and 533,063 shares, respectively, remained available for future grant under the Plan.

        Option activity under the Option Plan is summarized as follows for the years ended December 31, 2005, 2006, 2007 and for the three-month period ended March 31, 2008:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance—December 31, 2004	280,889	628,143	$1.14
Granted	(354,800)	354,800	$1.50
Canceled	102,425	(102,425)	$1.08
Repurchased	178,263	—	$1.14
Exercised	—	(202,750)	$1.14

Balance—December 31, 2005	206,777	677,768	$1.34
Additional shares authorized for grant	—	—	—
Granted	(451,325)	451,325	$1.62
Canceled	229,239	(229,239)	$1.46
Repurchased	18,988	—	$0.70
Exercised	—	(135,026)	$1.24

Balance—December 31, 2006	3,679	764,828	$1.48
Additional shares authorized for grant	1,750,000	—	—
Granted	(1,756,914)	1,756,914	$6.58
Canceled	620,753	(620,753)	$2.48
Exercised/Rounding	—	(259,375)	$1.84

Balance—December 31, 2007	617,518	1,641,614	$6.38
Granted	(307,875)	307,875	12.19
Canceled	223,404	(223,404)	$5.74
Exercised/Rounding	16	(21,281)	1.26

Balance—March 31, 2008	533,063	1,704,804	$7.58

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

8. Mandatorily Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) (Continued)

        Additional information regarding options outstanding is as follows:

	December 31,
			March 31, 2008
	2006	2007
			(unaudited)
Range of exercise price (per option)	$0.30-$1.96	$0.70-$9.50	$0.70-$18.30
Weighted average remaining contractual life (years)	8.94	9.28	9.22

  Common Stock Reacquisition Rights

        As of March 31, 2008, the Company has the right to repurchase 79,866 shares of its outstanding common stock. The number of shares subject to repurchase is subject to reduction over a four-year vesting period ending during 2009. The Company has the right to repurchase these unvested shares at the original issuance price when certain conditions are met.

  Notes Receivable from Shareholders

        During 2003, certain officers of the Company exercised outstanding options to purchase 1,600,000 shares of the Company's common stock. The $560,000 purchase price of the stock was financed by the Company under note receivable arrangements which bear interest at a rate of 3.65%. Principal and interest payments on the notes are due annually through February 28, 2007. The notes are secured by the Company's common stock issued under the arrangements. During 2004 and 2005, additional individuals exercised outstanding options under the notes receivable arrangement. Upon termination of individuals with outstanding notes receivable balances under this arrangement, the Company repurchased unvested options, and those individuals repaid outstanding balances. As of December 31, 2006, the principal balance on the notes was $224,250 which represents exercised options for 390,000 shares of the Company's common stock.

        In February 2007 certain officers of the Company exercised outstanding options to purchase 360,000 shares of the Company's common stock.

        The notes were paid off in August 2007 in their entirety prior to the initial filing of the registration statement for an initial public offering, as required by the provisions of the Sarbanes-Oxley Act of 2002.

9. Income Taxes

        The Company's effective tax rate of 41.4% for 2008 is based on our estimated fiscal 2008 pretax income and does not take into account the utilization of the Company's net operating loss, credit carryforwards or other deferred income tax assets because the Company is still in the process of determining the timing and manner in which it can utilize such carryforwards and deductions due to limitations in the Internal Revenue Code applicable to changes in ownership of corporations. The Company is currently conducting an analysis to determine the timing and manner of the utilization of the net operating loss carryforwards. Following the completion of our analysis of the availability of such carryforwards and future income tax deductions we will adjust our tax rate accordingly in future quarters.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

9. Income Taxes (Continued)

        The Company has net deferred income tax assets totaling approximately $31.2 million at the end of 2007, consisting primarily of federal and state net operating loss and credit carryforwards. The federal and state net operating loss carryforwards, if unused, will begin to expire in 2010. The federal and state credit carryforwards, if unused, will expire in 2026. Due to uncertainty regarding the ultimate realization of these net operating loss and credit carryforwards and other deferred income tax assets, we have established a valuation allowance for most of these assets and will recognize the benefits only as reassessment indicates the benefits are realizable.

        Deferred taxes result from temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2006	2007
Deferred tax assets
Net operating loss carryforwards	$23,723,805	$24,381,504
Research and development credit carryforwards	1,798,617	1,990,245
Inventory reserve	175,134	147,270
Allowance for doubtful accounts	2,457,497	3,099,312
Property, plant and equipment	1,275,143	602,334
Other, net	530,122	998,410

Total deferred tax assets	29,960,318	31,219,075
Less valuation allowance	(29,960,318)	(31,164,919)

Net deferred tax assets	$—	$54,156
Deferred tax liabilities
Goodwill and acquired intangibles	—	(49,768)
Prepaid insurance	—	(4,388)

Total deferred tax liabilities	—	$(54,156)

Net deferred tax asset (liability)	—	—

        The Company has reported net losses since inception. This loss has not resulted in a reported tax benefit because of an increase in the valuation allowance for deferred tax assets that results from the inability to determine the realizability of those assets.

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

9. Income Taxes (Continued)

        Reconciliations between expected income taxes computed at the federal rate of 34% for the years ended December 31, 2005, 2006 and 2007, respectively, and the provision for income taxes are as follows:

	Years ended December 31,
	2005	2006	2007
Income tax benefit at statutory rate	$(3,786,693)	$(2,282,866)	$(120,826)
State income tax, net of federal benefit	(442,317)	(124,893)	(7,898)
Nondeductible expenses	66,003	74,471	167,684
Research tax credit	(590,752)	(169,094)	(191,628)
Other	(634,452)	63,151	15,103
Increase in valuation allowance	5,388,211	2,439,231	137,565

Income tax provision	$—	$—	$—

        At December 31, 2005, 2006 and 2007, the Company had federal net operating loss carryforwards of approximately $57,000,000 and $60,000,000 and $62,000,000, respectively, to offset future federal taxable income expiring in various years through 2026.

        At December 31, 2005, 2006 and 2007, the Company had state net operating losses of $50,000,000, $53,000,000 and $52,500,000, respectively, which expire in various years starting in 2010.

        The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The timing and manner in which the Company can utilize its net operating loss carryforward and future income tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding the change in ownership of corporations. Such limitation may have an impact on the ultimate realization of the Company's carry forwards and future tax deductions.

        The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Prior to the adoption of FIN 48, the Company did not have a tax reserve recorded for tax contingencies. As a result of adopting FIN 48, the Company has not identified any uncertain tax positions and no tax reserve was recorded as of January 1, 2007. Further, no tax reserve for uncertain tax positions was recognized for the year ended December 31, 2007. At December 31, 2007, the Company has not identified any uncertain tax positions and therefore, it has no tax reserve recorded as of December 31, 2007.

        At December 31, 2007, the Company's federal and state income tax returns for the tax years ended December 31, 2004, 2005 and 2006 remain subject to examination by the taxing authorities.

10. Commitments and Contingencies

  Operating Leases

        The Company leases its principal administrative and service facilities as well as office equipment under noncancelable operating leases expiring at various dates through 2013. Payments made under operating leases are charged to operations on a straight-line basis over the period of the lease. Rent

CARDIONET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2005, 2006, 2007 and March 31, 2008

10. Commitments and Contingencies (Continued)

expense was $1,038,298, $1,918,984, and $499,023 for the years ended December 31, 2006, 2007 and for the three-month period ended March 31, 2008, respectively.

        Future minimum lease payments under noncancelable operating leases are summarized as follows at December 31, 2007:

2008	$2,065,966
2009	1,753,606
2010	1,668,549
2011	1,507,095
2012	1,121,042
Thereafter	1,065,537

$9,181,795

        In 2004, the Company changed its geographic strategy, and exited leased office space in the Midwest. The Company applied the principles of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in accounting for costs that will continue to be incurred under an operating lease for this office space, expiring on December 31, 2008. At December 31, 2007, $189,189 is included in accrued expenses and $0 is included in other noncurrent liabilities, which represents the recorded liability for the present value of remaining lease payments, reduced by estimated sublease rentals.

        For the years ended December 31, 2006 and 2007, approximately $89,000 and $13,000, respectively, is included in general and administrative expenses in the accompanying statements of operations related to exit costs associated with this lease.

        The Company has an agreement with QUALCOMM Incorporated (QUALCOMM) whereby the Company has no fixed or minimum financial commitment, however, in the event the Company fails to maintain an agreed upon number of active cardiac monitoring devices on the QUALCOMM network, QUALCOMM has the right to terminate this agreement.

        In the normal course of business, the Company is subject to various legal claims and complaints. The Company does not believe any of these proceedings will have a material adverse effect on its financial position or results of operations.

11. Employee Benefit Plan

        The Company sponsors a 401(k) Retirement Savings Plan (the Plan) for all eligible employees who meet certain requirements. Participants may contribute, on a pretax basis, up to the maximum allowable amount pursuant to Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for the years ended December 31, 2005, 2006 and 2007 and the three-month period ended March 31, 2008.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
PDSHeart, Inc.

        We have audited the accompanying consolidated balance sheets of PDSHeart, Inc. (the Company) as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PDSHeart, Inc. at December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
West Palm Beach, Florida March 2, 2007

PDSHEART, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$1,154,656	$898,499
Accounts receivable, net	3,152,896	4,376,502
Other current assets	236,363	213,648

Total current assets	4,543,915	5,488,649
Property and equipment, net	4,514,522	4,045,998
Other assets:
Goodwill, net	2,861,797	2,867,216
Identifiable intangibles, net	1,033,820	858,618
Other	375,537	462,560

Total other assets	4,271,154	4,188,394

Total assets	$13,329,591	$13,723,041

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$3,162,045	$3,028,409
Due to third party payor, current	93,350	80,535
Current portion of long-term debt	222,765	500,000

Total current liabilities	3,478,160	3,608,944
Long-term liabilities:
Due to third party payor	844,096	160,643
Long-term debt, less current portion	8,748,043	9,027,953

Total long-term liabilities	9,592,139	9,188,596
Commitments and contingencies
Redeemable, convertible preferred stock—5,000,000 shares authorized, series A, $0.01 par value, 2,160,642 shares issued and outstanding at December 31, 2005 and 2006	4,793,443	4,836,439
Stockholders' deficit
Common stock, $0.01 par value, 30,000,000 shares authorized, 10,308,400 shares issued at December 31, 2005 and 2006, respectively	105,650	105,650
Less treasury stock, 256,600 shares at December 31, 2005, and 2006, respectively	(290,250)	(290,250)
Additional paid-in capital	187,350	187,350
Accumulated deficit	(4,536,901)	(3,913,688)

Total stockholders' deficit	(4,534,151)	(3,910,938)

Total liabilities and stockholders' deficit	$13,329,591	$13,723,041

See accompanying notes.

PDSHEART, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2005	2006
Net revenue:
Net service revenue	$15,081,157	$18,495,692	$20,681,228
Other revenue	68,650	236,428	170,581

Total net revenues	15,149,807	18,732,120	20,851,809
Operating costs and expenses:
Cost of services	6,132,283	6,727,090	7,492,831
General and administrative	5,118,895	5,732,200	6,003,964
Sales and marketing	2,949,425	3,797,573	4,968,931
Provision for doubtful accounts	1,082,576	1,168,690	755,871
Amortization of intangibles	154,215	185,152	183,022

Total operating costs and expenses	15,437,394	17,610,705	19,404,619
Income (loss) from operations	(287,587)	1,121,415	1,447,190
Other income (expense):
Interest expense	(614,332)	(546,226)	(817,290)
Other, net	58,939	36,488	39,654

Total other expense, net	(555,393)	(509,738)	(777,636)

Income before income taxes	(842,980)	611,677	669,554
Income taxes	—	—	3,345

Net income (loss)	(842,980)	611,677	666,209
Accretion of redeemable preferred stock	—	(42,738)	(42,996)

Net income (loss) available to common stockholders	$(842,980)	$568,939	$623,213

See accompanying notes.

PDSHEART, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
			Additional Paid-in Capital	Treasury Stock	Accumulated Deficit
	Shares	Amount				Total
Balance, December 31, 2003, restated	10,565,000	$105,650	$187,350	$—	$(4,262,860)	$(3,969,860)
Purchase of 204,400 common shares for treasury	—	—	—	(225,000)	—	(225,000)
Net loss, restated	—	—	—	—	(842,980)	(842,980)

Balance, December 31, 2004, restated	10,565,000	105,650	187,350	(225,000)	(5,105,840)	(5,037,840)
Purchase of 52,200 common shares for treasury	—	—	—	(65,250)	—	(65,250)
Preferred stock accretion	—	—	—	—	(42,738)	(42,738)
Net income	—	—	—	—	611,677	611,677

Balance, December 31, 2005	10,565,000	105,650	187,350	(290,250)	(4,536,901)	(4,534,151)
Preferred stock accretion	—	—	—	—	(42,996)	(42,996)
Net income	—	—	—	—	666,209	666,209

Balance, December 31, 2006	10,565,000	$105,650	$187,350	$(290,250)	$(3,913,688)	$(3,910,938)

See accompanying notes.

PDSHEART, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2005	2006
Operating activities
Net income (loss)	$(842,980)	$611,677	$666,209
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,151,542	2,240,787	2,080,783
Provision for doubtful accounts	1,082,576	1,168,690	755,871
Provision for settlement with third party payor	337,200	—	—
Changes in assets and liabilities (net of effects of acquisitions):	—	—	—
Increase in accounts receivable	(1,077,059)	(3,670,406)	(1,979,477)
(Increase) decrease in other current assets	(501,277)	329,725	22,717
(Increase) decrease in other assets	30,307	—	(61,438)
Increase in accounts payable and accrued expenses	375,636	297,717	581,149
Decrease in amount due to third party payor	—	—	(611,000)

Net cash provided by operating activities	1,555,945	978,190	1,454,814
Investing activities
Acquisition of property and equipment	(1,436,952)	(1,391,969)	(2,210,642)
Cash paid for acquisitions and acquisition costs, net of cash acquired	(401,500)	(480,000)	(5,420)

Net cash used in investing activities	(1,838,452)	(1,871,969)	(2,216,062)
Financing activities
Proceeds from new borrowings	—	133,750	863,768
Principal payments on long-term debt and capital leases	(1,186,896)	(942,045)	(358,677)
Purchase of treasury stock	(225,000)	(65,250)	—
Advances on officer loan	(384,480)	—	—
Proceeds from sale of stock	200,000	—	—

Net cash used in financing activities	(1,596,376)	(873,545)	505,091

Decrease in cash and cash equivalents	(1,878,883)	(1,767,324)	(256,157)
Cash and cash equivalents, beginning of period	4,800,863	2,921,980	1,154,656

Cash and cash equivalents, end of period	$2,921,980	$1,154,656	$898,499

Supplemental Disclosure of cash flow information
Cash paid during the period for:
Interest	$630,934	$540,874	$788,344

See accompanying notes.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

1. Business and Organization

        PDSHeart, Inc. (the Company) was incorporated October 1, 2003 in the state of Delaware. Prior to September 30, 2003, the Company was Physician Diagnostic Services, LLC (the LLC), a partnership formed in February 2000. On September 30, 2003, the members of the LLC entered into a contribution agreement, which provided for all of their interests in the LLC to be contributed to the Company in exchange for proportionate shares of the Company. These financial statements include the balance sheet, results of operations, cash flows and changes in stockholders' equity (deficit) for the years ended December 31, 2004, 2005 and 2006 of both the LLC and the Company. All significant intercompany transactions and accounts have been eliminated in consolidation.

        The Company provides three primary services throughout the United States. The majority of the Company's revenue is from cardiac event-monitoring services, which generally is prescribed for patients who are experiencing some type of heart related symptoms which a referring physician believes should be monitored over time. The monitoring is typically provided over a 30-day period. The Company also provides 24 hour monitoring using a Holter device and pacemaker testing for patients with implanted pacemakers.

2. Summary of Significant Accounting Policies

  Third Party Settlement

        During 2006, the Company settled a billing dispute with a third party payor and the Department of Justice. The settlement totaling $2,927,000 related to the Company's billing practices for cardiac event monitoring services during 2001 through 2004. This settlement was comprised of a $300,000 note payable to the third party payor (to be paid out over a thirty six month period), a $611,000 cash payment to the Department of Justice (DOJ) and the write-off of claims held (unadjudicated by the payor) by the Company (approximately $1,662,000) and the write-off of accounts billed prior to October 29, 2004 (approximately $354,000). For the year ended December 31, 2004, the Company recorded a provision for a settlement with a third party payor of $337,200 as a reduction in net service revenue. In addition, during 2005 the Company accrued $26,446 of interest expense related to the DOJ settlement and in June 2006, paid $637,446 to settle the DOJ liability.

  Cash and Cash Equivalents

        Cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

  Property and Equipment, net

        Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized. The majority of the Company's property and equipment is medical equipment, primarily heart monitoring devices, the use of which is prescribed by a referring physician for their patients. These monitoring devices are being depreciated over a five-year life.

        Depreciation and amortization are calculated on a straight-line basis, over the estimated useful lives of the respective assets which lives range from three to five years. Leasehold improvements are

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

amortized over the shorter of the term of the related lease, including renewal options, or the useful life of the asset.

  Intangible Assets

        Identifiable intangible assets with finite lives primarily relate to non-compete agreements entered into in connection with acquisitions, and acquired customer lists. Such assets are recorded at fair value as determined by management on the date of acquisition and are being amortized over the estimated period to be benefited of 5-10 years.

        Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142) requires that goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed annually for impairment. These impairment tests required by SFAS 142 are impacted by determination of the appropriate levels of cash flows and future cash flow assumptions of the related assets. The Company will continue to review its goodwill annually for impairment, or more frequently if indicators of impairment are present.

  Revenue Recognition

        The Company recognizes net revenue from its event monitoring services over the 30-day testing period, normally based on contractually determined reimbursement rates or historical reimbursement rates. All other net revenue is recognized at the time services are performed. At December 31, 2005 and 2006, there was approximately $513,000 and $547,000, respectively, of deferred revenue recorded related to billings for monitoring services for which the 30 day testing period had not been completed. Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Unbilled receivables, net of allowances, as of December 31, 2005 and 2006 amounted to approximately $853,000 and $1.4 million, respectively. Net revenue is reported at the estimated realizable amounts due from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third party payor adjustments are estimated in the period the related services are rendered and adjusted in future periods to the extent that actual results differ from original estimates. The provision for contractual allowances and bad debt and the related allowances are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors. Changes in these factors in future periods could result in increases or decreases in net services revenue, provision for doubtful accounts and the results of operations and financial position.

  Stock Based Compensation

        During 2003, the Company adopted a stock option plan (the Option Plan) that provides for the granting of options to purchase shares of common stock to key employees, directors and others. The plan provides that the option price shall not be less than the fair market value of the shares on the date of the grant.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

        Prior to January 1, 2006, the Company elected to follow Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related Interpretations in accounting for employee stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) as amended by Statements of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transitional Disclosure, an Amendment to SFAS No. 123, (SFAS 148) for option grants to employees.

        Under APB 25, because the exercise prices of the Company's employee stock options were at or above the fair value of the underlying stock on the grant date, no compensation expense is recognized.

        Effective January 1, 2006, the Company adopted, the Financial Accounting Standards Board's SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such awards over the period during which the employee is required to provide service in exchange for the award (the vesting period). SFAS No. 123(R) requires that an entity measure the cost of liability-based service awards based on current fair value that is remeasured subsequently at each reporting date through the settlement date. The Company adopted this new standard effective January 1, 2006, under the prospective transition method which requires the Company to recognize share-based compensation expense in the statement of operations for grants and modifications made after the date of adoption. No stock option grants or modifications were made for the year ended December 31, 2006.

  Income Taxes

        The Company's provision for income taxes includes federal and state income taxes currently payable, the deferred tax impact of converting to a C corporation effective September 30, 2003, and changes in deferred tax assets and liabilities for the Company. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109) and represent the estimated future tax effects resulting from temporary differences between financial statement carrying values and tax reporting bases of assets and liabilities. In accordance with SFAS 109, the initial recording of deferred income taxes of $56,276 was recorded in the Company's results of operations upon its conversion to a "C Corporation" on September 30, 2003.

  Comprehensive Income

        The Company has adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), which requires the Company to report and display certain information related to comprehensive income. For the years ended December 31, 2004, 2005 and 2006, net income equaled comprehensive income.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

  Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and outstanding debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

        As of December 31, 2005 and 2006, approximately $6.8 million and $8.4 million, respectively, of the Company's outstanding debt bears interest at a variable market rate and thus has a carrying amount that approximates fair value. The remaining $1.3 million of outstanding debt as of December 31, 2006 (approximate fair value of $1.0 million), bears interest at fixed rates ranging from 5.5% to 9.5%. As of December 31, 2005, the carry amount of the remaining $2.1 million of outstanding debt, approximates its fair value, and bears interest at fixed rates ranging from 5.5% to 6.375%.

  Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States (generally accepted accounting principles) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Because of the inherent uncertainties in this process, actual results could differ from those estimates. Such estimates include the recoverability of intangible assets and the collectibility of accounts receivable.

  Recent Accounting Pronouncements

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, or January 1, 2007 for the Company, and the provisions of FIN 48 will be applied to all tax positions accounted for under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company does not expect FIN 48 to have a material impact on its financial statements.

        In September 2006, FASB issued SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. generally accepted accounting principles and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on the Company's financial reporting and disclosures.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

  Reclassifications

        Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to current year classifications.

3. Accounts Receivable

        Accounts receivable are recorded at net realizable value. The allowance for uncollectible accounts is $1,822,326 and $2,249,831 at December 31, 2005 and 2006, respectively, and is based on historical collection experience, aging of accounts and payor class (i.e. third party payor, Medicare, private payor). Accordingly, the actual amounts of uncollectible accounts experienced could vary significantly from the estimated allowance for uncollectible accounts.

        The Company grants credit without collateral to individual patients and/or referring physicians. The majority of patients are insured under third-party payor agreements. The estimated mix of receivables from government programs, patients, third-party payors and others at December 31, are as follows:

	2004	2005	2006
Government programs	10%	9%	10%
Third-party payors	73	70	74
Private pay patients	10	8	7
Physicians	7	13	9

	100%	100%	100%

        A significant portion of the Company's net revenue is generated from government sources and certain third party payors. Any significant changes in reimbursement by the government or a major payor could have a material impact on the Company's future results of operations and financial condition.

4. Property and Equipment

        Property and equipment at December 31, consists of the following:

  Estimated

	Estimated Useful Life (Years)	2005	2006
Medical equipment	5	$11,368,603	$12,581,632
Computer equipment	3-5	1,122,906	1,278,599
Leasehold improvements	5	156,958	173,339
Furniture and fixtures	3	173,685	217,819
Less accumulated depreciation		(8,307,630)	(10,205,391)

Net property, plant, and equipment		$4,514,522	$4,045,998

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

4. Property and Equipment (Continued)

        Depreciation expense, which includes depreciation of assets under capital lease, was $1,997,327, $2,057,435 and $1,915,874 for the years ended December 31, 2004, 2005 and 2006, respectively. The classification of depreciation expense for the years ended December 31, are set forth below:

	2004	2005	2006
Cost of services	$1,179,718	$1,765,834	$1,626,945
General and administrative	277,609	291,601	288,929

	$1,457,327	$2,057,435	$1,915,874

5. Intangible Assets

        Intangible assets and the related accumulated amortization at December 31, are set forth below:

	2005	2006
Non-compete agreements	$775,719	$775,719
Customer lists	880,000	880,000
Accumulated amortization	(621,899)	(797,101)

Identifiable intangibles, net	$1,033,820	$858,618

        Non-compete agreements and customer lists are amortized over their estimated useful lives of 8 to 10 years. The aggregate amount of amortization expense during each of the next five years and thereafter on all intangible assets subject to amortization as of December 31, 2006, is as follows: 2007—$168,473; 2008—$114,000; 2009—$114,000; 2010—$114,000; 2011—$114,000; thereafter $234,145.

6. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses at December 31 consists of the following:

	2005	2006
Accounts payable	$1,322,705	$850,936
Accrued compensation	815,274	1,239,309
Deferred revenue	541,438	547,464
Other accrued expenses	482,628	390,700

	$3,162,045	$3,028,409

7. Long-term Debt

        As of December 31 2006, the Company had notes payable of $9,769,130. The notes payable consisted of approximately $8.4 million due to a principal shareholder and Chairman of the Company (Shareholder Note), $1.1 million related to various term notes payable to a bank and a note payable of approximately $260,000 relating to a settlement of a billing dispute with a third party payor. As of December 31, 2006, the Company also had a $500,000 working capital line of credit with no outstanding borrowings.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

7. Long-term Debt (Continued)

        Long-term debt at December 31, consists of the following:

	2005	2006
Notes payable	$8,823,756	$9,527,953
Due to Third Party Payer	937,446	241,178
Capital leases	147,052	—

Total debt	9,908,254	9,769,131
Less: current portion	(316,115)	(580,535)

Long-term debt, net of current portion	$9,592,139	$9,188,596

        In January 2007, the Company refinanced all of its term notes payable to the bank with a $6.0 million revolving line of credit with a bank (the Bank Facility) and terminated its $500,000 working capital line of credit. The Bank Facility has a five year term, with interest only payable monthly at a rate equal to the London Interbank Offering Rate (LIBOR) plus 2.5%. The Bank Facility is secured by virtually all of the Company's assets. The proceeds of the Bank Facility were also used to make a $500,000 payment on the Shareholder Note and to pay expenses related to the origination of the Bank Facility.

        In January 2007, the Company converted $5.0 million of the remaining Shareholder Note into 50,000 shares of Series B preferred stock with a $100 liquidation preference per share plus dividends at an annual rate of 5%. Following the $500,000 payment noted above and the $5.0 million conversion, the remaining Shareholder Note is approximately $2.9 million. The remaining $2.9 million Shareholder Note is fully subordinated to the Bank Facility, bears interest at a fixed rate of 9%, and has a maturity date of April 2012, at which time the entire principal balance becomes due and payable.

        At December 31, 2006, maturities of long-term debt, after giving effect to the Bank Facility and conversion of $5.0 million of the Shareholder Note to Series B Preferred Stock, are as follows:

Notes Payable
2007	$580,535
2008	88,528
2009	72,115
2010	—
2011 and thereafter	4,027,953

Total	$4,769,131

        As of December 31, 2006, the capital lease assets consist of $3,848,375 for medical devices placed in service and $246,663 of computers, less accumulated depreciation and amortization of $3,939,160 for a net book value of $155,878.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

8. Lease Commitments

2007	$232,520
2008	187,856
2009	142,642
2010	36,353
2011	36,353
Thereafter	9,088

Total	$644,812

        Rent expense relating to non-cancelable operating leases was $271,141, $287,277 and $345,624 for 2004, 2005 and 2006, respectively.

9. Option Plan

        During 2006, the Company increased the total shares available under the Option Plan from 776,655 to 1,376,655. All options granted under the Option Plan have a 10-year term and vest over 3 to 5 years, an option price of $1.60 and become exercisable ratably over the vesting period following the date of grant. At December 31, 2006, there were approximately 322,506 exercisable options outstanding. The following table summarizes the information regarding this option plan.

Options outstanding, December 31, 2003	354,999
Granted	73,000
Canceled	(20,000)

Options outstanding, December 31, 2004	407,999
Granted	265,500
Canceled	(6,800)

Options outstanding, December 31, 2005	666,699
Canceled	(12,700)

Options outstanding, December 31, 2006	653,999

        Effective January 1, 2006, the Company adopted, the Financial Accounting Standards Board's SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such awards over the period during which the employee is required to provide service in exchange for the award (the vesting period). SFAS No. 123(R) requires that an entity measure the cost of liability-based service awards based on current fair value that is remeasured subsequently at each reporting date through the settlement date. The Company adopted this new standard effective January 1, 2006, under the prospective transition method, which requires the Company to recognize share-based compensation expense in the statement of operations for all grants and modifications made after the date of adoption.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

10. Redeemable, Convertible Preferred Stock

        Prior to 2006, the Company continued to account for its stock option plan in accordance with APB Opinion No. 25, Accounting for Stock Options Issued to Employees, as permitted under SFAS No. 123. Under APB Opinion No. 25, the Company was only required to recognize compensation expenses for options granted to employees for the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant. As all option grants prior to 2006 were at the grant date fair value, no compensation expense related to options granted to employees was recognized for the years ended December 31, 2004 and 2005.

        On September 30, 2003, the Company authorized 5.0 million shares of Series A redeemable preferred stock, par value $0.01 per share (the Preferred Stock). In addition, on October 1, 2003, the Company sold an initial 2.0 million shares of the Preferred Stock resulting in proceeds, net of transaction expenses, of $4,750,705. Subsequent to December 31, 2003, based on finalized 2003 operating results, the Company and the holders of the Preferred Stock agreed to the issuance of an additional 160,642 shares of the Preferred Stock to the holders related to this offering. The Preferred Stock ranks senior to the Company's common stock. The Preferred Stock is not entitled to dividends and it contains a liquidation preference and a participating liquidation return. The Preferred Stock becomes redeemable beginning in 2008. The majority holders of the Preferred Stock may require the Company to redeem up to one-third of the shares of such stock held after September 30, 2008, one-half of the shares held after September 30, 2009 and all remaining shares after September 30, 2010. Each share of the Preferred Stock was initially convertible into shares of common stock at the option of the holder at any time, by dividing $2.50 by the conversion price in effect on the conversion date. Subsequently, the conversion price was adjusted to $2.31 therefore each such share of the Preferred Stock is convertible into one share of common stock. The Preferred Stock contains a mandatory conversion in the event the Company completes an initial public offering meeting certain specified criteria. As these shares become redeemable at the higher of fair value or cost, periodic accretion is recorded such that upon redemption, the carrying value will approximate the redemption value. The redemption price of the Preferred Stock will be the higher of the fair market value of the redeemed shares on the redemption date or the actual amount paid upon initial issuance of the redeemed shares ($5 million). Periodic accretion of the difference between the carrying and redemption value (amount paid) is recorded as a direct charge to accumulated deficit.

11. Employee Benefit Plans

        The Company has a qualified 401(k) retirement plan (the 401(k) Plan) covering substantially all eligible employees as defined in the 401(k) plan document. The 401(k) Plan has discretionary employer matching of the employees' contributions. For the years ended December 31, 2004 and 2005, there were no Company matching contributions. For the year ended December 31, 2006, the Company's matching contributions was $34,051.

12. Commitments and Contingencies

        During the ordinary course of business, the Company has become and may in the future become subject to pending and threatened legal actions and proceedings. These claims are generally covered by insurance. Based upon current information, the Company believes the outcome of such pending legal

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

12. Commitments and Contingencies (Continued)

actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

        The Company's operations are insured for medical, professional and general liabilities on a claims-made basis. The Company evaluates the liability related to asserted and unasserted claims for reported and unreported incidents based on facts and circumstances surrounding such claims and the applicable policy deductible amounts and records the necessary reserve as deemed appropriate in accordance with generally accepted accounting standards.

        The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored health care programs, principally Medicare, and is subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of increased regulatory audits and adjustments, or changes in the interpretation of the coding of services or the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position and results of operations. The Company's operations are continuously subject to review and inspection by regulatory authorities.

        The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary continuation benefits.

13. Related Party Transactions

        As described in Note 7, the Company had a Shareholder Note payable to the Company's Chairman of approximately $8.4 million as of December 31, 2006.

        Included in other long term assets are $326,664 of loans receivable plus accrued interest from an officer and shareholder and a former officer and shareholder. The loans accrue interest at an adjustable rate (8.77% at December 31, 2006) and are payable in full on or before April 13, 2009. These loans are secured by such individuals' shares of the Company's stock. Repayment of these notes will be made from future bonus payments or a liquidation event which results in the sale or substantial change in ownership of the Company.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

14. Income Taxes

        The statutory federal income tax is reconciled to the effective tax on income (loss) before income taxes for the years ended December 31 as follows:

	2004	2005	2006
Statutory federal tax	$(286,613)	$207,970	$227,648
State income taxes, net of federal income tax benefit	(33,382)	24,222	26,514
Effect of permanent income tax differences	5,620	26,518	50,350
Insurance Settlement	—	(414,106)	—
Valuation allowance	314,375	155,396	(301,167)

	$—	$—	$3,345

        There was no provision for income taxes for the year ended December 31, 2005.

        The following is a summary of the deferred income tax assets and deferred tax liabilities as of December 31:

	2005	2006
Deferred tax assets:
Allowance for doubtful accounts	$691,755	$854,036
Reserve for insurance claim	355,853	—
Accrued liabilities	89,260	111,050
Net operating loss	662,620	547,488

Deferred tax assets—current	1,799,488	1,512,574
Deferred tax liabilities:
Goodwill and identifiable intangible assets	(197,895)	(246,192)
Fixed assets	(226,083)	(192,039)

Deferred tax liabilities	(423,978)	(438,231)
Less: valuation allowance	(1,375,510)	(1,074,343)

Net deferred tax asset	$—	$—

        Prior to October 1, 2003, the Company was a limited liability company (LLC) that was treated as a partnership for federal income tax purposes. As an LLC, the Company was not responsible for the payment of federal and state income taxes. The taxable income or loss of the Company was reported on each member's personal tax return. The members were responsible for any tax liability or benefit received due to the Company's operations.

        As a result of the conversion to a C corporation, the Company recorded a deferred tax asset and a reduction in the provision for income taxes of $454,000. This represents the tax effect of temporary differences of approximately $1.0 million related to the allowance for doubtful accounts, bonus accrual, goodwill and other identifiable intangible assets.

PDSHEART, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2006

14. Income Taxes (Continued)

        In addition, future tax benefits, such as from net operating losses (NOLs), are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria.

        A valuation allowance has been established for $1,375,510 and $1,074,343 of net deferred tax assets at December 31, 2005 and 2006, respectively due to the uncertainty regarding the Company's ability to utilize the NOLs and other deferred tax assets due to lack of historical taxable income.

        At December 31, 2006, the Company has available net operating loss carryforwards of approximately $1.4 million, which begin to expire in 2023.

15. Supplemental Cash Flow Information

        The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in connection with acquisitions consummated during the year ended December 31:

2004
Assets acquired	$1,075,000
Liabilities assumed	(675,000)
Costs related to completed and pending acquisitions	1,500

Cash paid for acquisitions and acquisition costs, net of cash acquired	$401,500

        During 2004, the Company acquired certain assets, primarily customer lists related to a heart monitoring business. The total maximum purchase price was $1.3 million, of which $900,000 was placed in escrow pending the resolution of specific contingencies. During 2004, the Company paid $400,000 in connection with the acquisition. In addition, as of December 31, 2004, the Company recorded a liability of $675,000 representing the estimated payment to be made in future years related to the resolution of the contingencies. In May 2005, the Company settled the contingent obligation for $480,000, resulting in a final aggregate purchase price of $880,000. The resolution of this contingency in 2005 resulted in a reduction in the value of intangible assets acquired of $195,000.

16. Subsequent Events

        On February 5, 2007, the Company signed a definitive agreement to be acquired for an aggregate purchase price of $50 million plus the assumption of up to $5 million of the Company's debt. The proposed transaction is subject to, among other conditions, the acquirers' ability to obtain financing. The proposed transaction is expected to close on or before March 31, 2007.

4,664,102 Shares

PROSPECTUS SUPPLEMENT

                       , 2008

Citi

Banc of America Securities LLC

Leerink Swann

Cowen and Company

Thomas Weisel Partners LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee and FINRA filing fee	$44,588
Legal fees and expenses	350,000
Accounting fees and expenses	100,000
Printing and engraving and miscellaneous expenses	5,412

Total	$500,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of CardioNet or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        In connection with our initial public offering, we entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation.	3.1
Amended and Restated Bylaws.	3.2
Form of Indemnity Agreement.	10.1
Second Amended and Restated Investors Rights Agreement dated March 18, 2004 among the Registrant and certain of its stockholders, as amended.	10.10
Registration Rights Agreement dated March 8, 2007 among the Registrant and certain of its stockholders.	10.11

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        The following list sets forth information regarding all securities sold by us since January 2005. All share amounts have been retroactively adjusted to give effect to a 1-for-2 reverse stock split of our common stock which occurred in March 2008.

  (1)
  In August 2005, we issued subordinated convertible promissory notes in an aggregate amount of $3.0 million to a group of investors, each with a maturity date of the first to occur of February 15, 2006 or certain events as set forth in the promissory notes. In connection therewith, we also issued warrants to purchase an aggregate of 257,140 shares of our Series D-1 preferred stock to a group of investors, each with an exercise price of $3.50 per share. These promissory notes and warrants were amended and restated in connection with a subsequent bridge financing in May 2006. These warrants were deemed automatically net exercised pursuant to the terms thereof immediately prior to the closing of our initial public offering.

  (2)
  In May 2006, we issued amended and restated subordinated convertible promissory notes in an aggregate amount of approximately $3.2 million to the same group of investors that participated in our August 2005 bridge financing. The principal amount of these promissory notes includes the $3.0 million raised in the August 2005 bridge financing. Each of the promissory notes, as amended and restated, had a maturity date of the first to occur of August 15, 2006 or certain events as set forth in the promissory notes. These promissory notes were amended in connection with a subsequent bridge financing in August 2006 to extend the maturity date to the first to occur of February 15, 2007 or certain events as set forth in the promissory notes. These promissory notes were converted into shares of mandatorily redeemable convertible preferred stock in connection with our mandatorily redeemable convertible preferred stock financing in March 2007. In connection therewith, we also issued warrants to purchase an aggregate of 271,729 additional shares of our Series D-1 preferred stock to the group of investors, each with an exercise price of $3.50 per share. These warrants were deemed automatically net exercised pursuant to the terms thereof immediately prior to the closing of our initial public offering.

  (3)
  In May 2006, we issued a warrant to purchase an aggregate of 200,136 shares of our Series D-1 preferred stock, with an exercise price of $3.50 per share, to a lender. This warrant was deemed automatically net exercised pursuant to the terms thereof immediately prior to the closing of our initial public offering.

  (4)
  In August 2006, we issued subordinated convertible promissory notes in an aggregate amount of $73,653 to a group of investors, each with a maturity date of the first to occur of February 15, 2007 or certain events as set forth in the promissory notes. These promissory notes were converted into shares of mandatorily redeemable convertible preferred stock in connection with our mandatorily redeemable convertible preferred stock financing in March 2007. In connection therewith, we also issued warrants to purchase an aggregate of 20,899 shares of our Series D-1 preferred stock to the group of investors, each with an exercise price of $3.50 per share. These warrants were deemed automatically net exercised pursuant to the terms thereof immediately prior to the closing of our initial public offering.

  (5)
  In March 2007, we issued and sold an aggregate of 114,839 shares of our mandatorily redeemable convertible preferred stock to a group of investors at a price of $1,000 per share for aggregate gross proceeds of approximately $114.8 million. Upon completion of our initial public offering, these shares converted into 7,680,902 shares of our common stock.

  (6)
  In August 2007, we issued a warrant to purchase an aggregate of 214,285 shares of our Series D-1 preferred stock, with an exercise price of $3.50 per share, to a lender. This warrant was deemed automatically net exercised pursuant to the terms thereof immediately prior to the closing of our initial public offering.

  (7)
  In October 2007, we issued 2,917 shares of our common stock at an aggregate value of $21,002 to a consultant for services rendered.

  (8)
  From January 1, 2005 to March 31, 2008, we granted stock options under our 2003 equity incentive plan to purchase 1,906,809 shares of our common stock (net of expirations and cancellations) to our employees, directors and consultants, having exercise prices ranging from $1.50 to $18.30 per share. Of these, options to purchase 265,201 shares of common stock have been exercised through March 31, 2008 for aggregate consideration of $508,306, at exercise prices ranging from $1.50 to $7.20 per share.

        The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), (4), (6) and (7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

        The offer, sale and issuance of the securities described in paragraph (5) was deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in this transaction. Each of the recipients of securities in this transaction was an accredited investor under Rule 501 of Regulation D.

        The offers, sales and issuances of the securities described in paragraph (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2003 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits.

Exhibit Number	Description of Document
1.1‡	Form of Underwriting Agreement
3.1(1)	Amended and Restated Certificate of Incorporation.
3.2(1)	Amended and Restated Bylaws.
4.1(1)	Form of Common Stock Certificate.
4.2(1)	Warrant issued by Registrant on August 9, 2000 to Silicon Valley Bank.
5.1	Opinion of Cooley Godward Kronish LLP.
10.1+(1)	Form of Indemnity Agreement.

10.2+(1)	2003 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.3+(1)	2008 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.4+(1)	2008 Non-Employee Directors' Stock Option Plan and Form of Stock Option Agreement thereunder.
10.5+(1)	2008 Employee Stock Purchase Plan and Form of Offering Document thereunder.
10.6+(1)	Amended and Restated Employment Agreement dated November 1, 2005 between the Registrant and James M. Sweeney, as amended.
10.7+(1)	Employment and Non-Competition Agreement dated January 1, 2007 between the Registrant's wholly-owned subsidiary, PDSHeart, Inc., and Gregory A. Marsh, as amended.
10.8+(1)	Separation and Release Agreement dated June 10, 2007 between the Registrant and David S. Wood.
10.9+(1)	Forms of Employee Innovations and Proprietary Rights Assignment Agreement.
10.10(1)	Second Amended and Restated Investors Rights Agreement dated March 18, 2004 among the Registrant and certain of its stockholders, as amended on March 8, 2007.
10.11(1)	Registration Rights Agreement dated March 8, 2007 among the Registrant and certain of its stockholders.
10.12(1)	Office Lease dated February 6, 2004 between the Registrant and Executive One Associates, as amended.
10.13(1)	Office Space Lease dated May 30, 2003 between the Registrant and Washington Street Associates II, L.P., as amended.
10.14(1)	Lease Agreement dated September 21, 2006 between the Registrant's wholly-owned subsidiary, PDSHeart, Inc. and HI/OCC, Inc.
10.15(1)
Lease Agreement dated November 14, 2001 between the Registrant's indirect wholly-owned subsidiary, Physician Diagnostic Services, LLC, and Navarro Lowrey, L.P.—Centrepark Plaza I Partners Series, as amended.
10.16(1)
Lease Agreement dated November 18, 2002 between the Registrant's indirect wholly-owned subsidiary, Physician Diagnostic Services, LLC, and Navarro Lowrey, L.P.—Centrepark Plaza I Partners Series, as amended.
10.17(1)	Standard Commercial Lease Agreement dated April 13, 2002 among the Registrant's wholly-owned subsidiary, PDSHeart, Inc., Travis Collins, David Wiedman and La Vista Associates, Inc., as amended.
10.18*(1)	Communications Voice and Data Services Provider Agreement dated May 12, 2003 between the Registrant and QUALCOMM, Incorporated, as amended.
10.19*(1)	Purchase Agreement dated September 14, 2001 between the Registrant and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.).
10.20*(1)	Consignment Inventory Agreement dated September 13, 2004 between the Registrant and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.).
10.21+(1)	Loan Agreement dated September 25, 2006 between the Registrant and David S. Wood.

10.22(1)	Building Lease Agreement dated November 2, 2007 between the Registrant and Columbus Park Properties, LP.
10.23+(1)	Separation Agreement dated September 28, 2007 between the Registrant and Gregory A. Marsh.
10.24+(1)	Employment Agreement dated November 24, 2007 between the Registrant and Arie Cohen.
10.25(1)	Form of Letter Agreement between the Registrant and the selling stockholder in the Registrant's initial public offering.
10.26(2)	Letter Agreement dated July 7, 2008 between the Registrant and Randy H. Thurman.
10.27(3)	Letter Agreement dated July 14, 2008 between the Registrant and James M. Sweeney.
10.28†	Amendment No. 6 dated June 26, 2008 to Communications Voice and Data Services Provider Agreement dated May 12, 2003 between the Registrant and QUALCOMM, Incorporated, as amended.
21.1(1)	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent certified public accountants.
23.3	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.

‡
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)
Incorporated by reference to the registrant's registration statement on Form S-1 and amendments thereto (File No. 33-145547).

(2)
Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

(3)
Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2008.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 21st day of July, 2008.

CARDIONET, INC.
By:	/s/ ARIE COHEN Arie Cohen President, CEO and Director

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arie Cohen and Martin P. Galvan, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ARIE COHEN Arie Cohen	President, CEO and Director (Principal Executive Officer)	July 21, 2008
/s/ MARTIN P. GALVAN Martin P. Galvan, CPA	CFO (Principal Financial and Accounting Officer)	July 21, 2008
/s/ RANDY H. THURMAN Randy H. Thurman	Executive Chairman and Director	July 21, 2008
/s/ FRED MIDDLETON Fred Middleton	Director	July 21, 2008

/s/ WOODROW MYERS JR. Woodrow Myers Jr., M.D.	Director	July 21, 2008
/s/ ERIC N. PRYSTOWSKY Eric N. Prystowsky, M.D.	Director	July 21, 2008
/s/ HARRY T. REIN Harry T. Rein	Director	July 21, 2008
/s/ ROBERT J. RUBIN Robert J. Rubin, M.D.	Director	July 21, 2008
/s/ JAMES M. SWEENEY James M. Sweeney	Director	July 21, 2008

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1‡	Form of Underwriting Agreement
3.1(1)	Amended and Restated Certificate of Incorporation.
3.2(1)	Amended and Restated Bylaws.
4.1(1)	Form of Common Stock Certificate.
4.2(1)	Warrant issued by Registrant on August 9, 2000 to Silicon Valley Bank.
5.1	Opinion of Cooley Godward Kronish LLP.
10.1+(1)	Form of Indemnity Agreement.
10.2+(1)	2003 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.3+(1)	2008 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.4+(1)	2008 Non-Employee Directors' Stock Option Plan and Form of Stock Option Agreement thereunder.
10.5+(1)	2008 Employee Stock Purchase Plan and Form of Offering Document thereunder.
10.6+(1)	Amended and Restated Employment Agreement dated November 1, 2005 between the Registrant and James M. Sweeney, as amended.
10.7+(1)	Employment and Non-Competition Agreement dated January 1, 2007 between the Registrant's wholly-owned subsidiary, PDSHeart, Inc., and Gregory A. Marsh, as amended.
10.8+(1)	Separation and Release Agreement dated June 10, 2007 between the Registrant and David S. Wood.
10.9+(1)	Forms of Employee Innovations and Proprietary Rights Assignment Agreement.
10.10(1)	Second Amended and Restated Investors Rights Agreement dated March 18, 2004 among the Registrant and certain of its stockholders, as amended on March 8, 2007.
10.11(1)	Registration Rights Agreement dated March 8, 2007 among the Registrant and certain of its stockholders.
10.12(1)	Office Lease dated February 6, 2004 between the Registrant and Executive One Associates, as amended.
10.13(1)	Office Space Lease dated May 30, 2003 between the Registrant and Washington Street Associates II, L.P., as amended.
10.14(1)	Lease Agreement dated September 21, 2006 between the Registrant's wholly-owned subsidiary, PDSHeart, Inc. and HI/OCC, Inc.
10.15(1)
Lease Agreement dated November 14, 2001 between the Registrant's indirect wholly-owned subsidiary, Physician Diagnostic Services, LLC, and Navarro Lowrey, L.P.—Centrepark Plaza I Partners Series, as amended.
10.16(1)
Lease Agreement dated November 18, 2002 between the Registrant's indirect wholly-owned subsidiary, Physician Diagnostic Services, LLC, and Navarro Lowrey, L.P.—Centrepark Plaza I Partners Series, as amended.
10.17(1)	Standard Commercial Lease Agreement dated April 13, 2002 among the Registrant's wholly-owned subsidiary, PDSHeart, Inc., Travis Collins, David Wiedman and La Vista Associates, Inc., as amended.

10.18*(1)	Communications Voice and Data Services Provider Agreement dated May 12, 2003 between the Registrant and QUALCOMM, Incorporated, as amended.
10.19*(1)	Purchase Agreement dated September 14, 2001 between the Registrant and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.).
10.20*(1)	Consignment Inventory Agreement dated September 13, 2004 between the Registrant and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.).
10.21+(1)	Loan Agreement dated September 25, 2006 between the Registrant and David S. Wood.
10.22(1)	Building Lease Agreement dated November 2, 2007 between the Registrant and Columbus Park Properties, LP.
10.23+(1)	Separation Agreement dated September 28, 2007 between the Registrant and Gregory A. Marsh.
10.24+(1)	Employment Agreement dated November 24, 2007 between the Registrant and Arie Cohen.
10.25(1)	Form of Letter Agreement between the Registrant and the selling stockholder in the Registrant's initial public offering.
10.26(2)	Letter Agreement dated July 7, 2008 between the Registrant and Randy H. Thurman.
10.27(3)	Letter Agreement dated July 14, 2008 between the Registrant and James M. Sweeney.
10.28†	Amendment No. 6 dated June 26, 2008 to Communications Voice and Data Services Provider Agreement dated May 12, 2003 between the Registrant and QUALCOMM, Incorporated, as amended.
21.1(1)	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent certified public accountants.
23.3	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.

‡
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)
Incorporated by reference to the registrant's registration statement on Form S-1 and amendments thereto (File No. 33-145547).

(2)
Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

(3)
Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2008.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

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TABLE OF CONTENTS
Prospectus Supplement Summary
The Company
The Offering
SELLING STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
TABLE OF CONTENTS
Prospectus Summary
Summary Consolidated Financial Information
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
CardioNet, Inc. Unaudited Pro Forma Consolidated Statement of Operations Year ended December 31, 2007 (in thousands, except share and per share data)
CardioNet, Inc. Notes to Unaudited Pro Forma Consolidated Statements of Operations
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
CARDIONET, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CARDIONET, INC. CONSOLIDATED BALANCE SHEETS
CARDIONET, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
CARDIONET, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
CARDIONET, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
CARDIONET, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2005, 2006, 2007 and March 31, 2008
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PDSHEART, INC. CONSOLIDATED BALANCE SHEETS
PDSHEART, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
PDSHEART, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
PDSHEART, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
PDSHEART, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2006
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX